EXHIBIT 10-C

UNILEVER N.V.

UNILEVER PLC

and

COLGATE-PALMOLIVE EUROPE SÀRL

AND

COLGATE-PALMOLIVE COMPANY
_______________________________________________________________________

BUSINESS AND SHARE SALE AND PURCHASE AGREEMENT
_______________________________________________________________________

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(GNE/SMZE)
507306496

CONTENTS

1.	INTERPRETATION	1

2.	SALE AND PURCHASE OF THE SHARES	26

3.	SALE AND PURCHASE OF THE BUSINESS ASSETS	26

4.	CONDITIONS	28

5.	CONDUCT OF BUSINESS BEFORE COMPLETION	29

6.	CONSIDERATION	32

7.	CASH AND THIRD PARTY DEBT IN THE COMPANIES	33

8.	INTRA-GROUP DEBTS	34

9.	COMPLETION STOCK AMOUNT STATEMENT	36

10.	COMPLETION	36

11.	ACTION AFTER COMPLETION	37

12.	THIRD PARTY CONSENTS FOR THE SALE OF THE BUSINESS ASSETS	38

13.	ASSUMED BUSINESS CONTRACTS	38

14.	ASSUMED BUSINESS LIABILITIES	40

15.	BUSINESS RECEIVABLES AND APPORTIONMENT	42

16.	LIABILITIES OF THE COMPANIES AND THE BUSINESS	44

17.	COMPANY RECEIVABLES AND PAYABLES	45

18.	GUARANTEES AND OTHER AGREEMENTS	46

19.	VALUE ADDED TAX	47

20.	EMPLOYEES	47

21.	PENSIONS	52

22.	CONTINUING ARRANGEMENTS BETWEEN UNILEVER GROUP AND THE SANEX PERIMETER	52

23.	SELLERS' WARRANTIES AND PURCHASER'S REMEDIES	52

24.	PURCHASER'S WARRANTIES	54

25.	PURCHASER'S UNDERTAKINGS	55

26.	UNILEVER PARENTS' UNDERTAKINGS	56

27.	RESTRICTIONS ON PURCHASER	56

28.	PROVISION RELATING TO RESTRICTIONS	57

29.	INTELLECTUAL PROPERTY	57

30.	BOOKS AND RECORDS AND BUSINESS MOULDS	60

31.	MANUFACTURE AND SUPPLY	62

32.	PURCHASER'S GUARANTEE	64

33.	PAYMENTS	65

34.	EFFECT OF COMPLETION	65

35.	JOINT AND SEVERAL LIABILITY AND CAPACITY OF THE UNILEVER PARENTS AND THE PURCHASER	66

36.	REMEDIES, WAIVERS AND INDEMNIFICATION	67

37.	NO ASSIGNMENT	69

38.	FURTHER ASSURANCE	69

39.	ENTIRE AGREEMENT	70

40.	NOTICES	72

41.	ANNOUNCEMENTS	74

42.	CONFIDENTIALITY	74

43.	COSTS AND EXPENSES	75

44.	COUNTERPARTS	76

45.	INVALIDITY	76

46.	THIRD PARTY RIGHTS	76

47.	GROUP COMPANY OBLIGATIONS	76

48.	GOVERNING LAW	77

LIST OF ATTACHMENTS

1.	Accounting Policies

Part 1:	Extracts from Unilever Accounting Policy Manual

Part 2:	Sara Lee Accounting Policies

2.	Data Room List

3.	Unilever Marks:

Part 1:	Unilever logo

Part 2:	Other Unilever Marks

4.	Employees

5.	Press Announcements

6.	Zetra Sanex Marks

7.	Intellectual Property

8.	Accounts

9.	Half Year Accounts

10.	Specified IP

11.	French Company Accounts

12.	Product Lines

13.	Business Moulds

LIST OF AGREED FORM DOCUMENTS

Tax Covenant

Transitional Services Agreement

Sale of Products Agreements

Business Intellectual Property Assignments

Supply Agreement

BUSINESS AND SHARE SALE AND PURCHASE AGREEMENT

DATED 22 MARCH 2011

BETWEEN:

UNILEVER N.V., a company incorporated in the Netherlands whose corporate seat is in Rotterdam and whose registered office is at Weena 455, 3013 AL Rotterdam, The Netherlands and UNILEVER PLC, a company incorporated in England and Wales (registered number 41424) whose registered office is at Port Sunlight, Wirral, Merseyside CH62 4UJ, United Kingdom (together, the "Unilever Parents" and each a "Unilever Parent");

AND

Colgate-Palmolive Europe Sàrl, a company registered in Switzerland under number CH-660-0983004-4 and whose registered office is at 13-15 Cours de Rive, Geneva, 1204, Switzerland (the "Purchaser");

AND

Colgate-Palmolive Company, a Delaware Corporation (the "Purchaser's Guarantor").

WHEREAS:

The Unilever Parents have agreed to sell or procure the sale of and the Purchaser has agreed to purchase or procure the purchase of and pay or procure payment for the Business Assets (as defined in this Agreement) as a going concern and the Shares (as defined in this Agreement) for the consideration and on the terms set out in this Agreement.

WHEREBY IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement and the Schedules to it, unless otherwise specified:

"Accounts"
means the Net Sales and Contribution Margin for the Sanex Perimeter, in respect of the financial periods ended on 3 July 2010, 27 June 2009 and 28 June 2008 as set out in Attachment 8 and the balance sheets of the French Company in respect of the financial periods ended on 10 June 2010, 10 June 2009 and 10 June 2008 as set out in Attachment 11;

"Accounts Date"	means 31 December 2010;

“Action”
means (i) any action, pending cause of action, claim, suit, arbitration, alternative dispute resolution proceeding, litigation or proceeding (judicial, administrative or arbitral) and (ii) any formal inquiry or investigation by a Governmental Entity;

"Agreed Form"	means, in relation to any document, such document in the form initialled for the purposes of identification only by or on behalf of the Purchaser and the Unilever Parents;

"Agreed Rate"	means the interest rate per annum for 3 month Euro interbank term deposits displayed on the Reuters "EURIBOR RATES – EURIBORO1" screen at 4:30pm on the Business Day prior to the Completion Date;

"AIP (2011)"
means the Grade 26 and above annual incentive plan in respect of the 2011 calendar year but excluding the enhanced element of that plan referred to as the "Higher Tiered Bonus Scheme" and, for the avoidance of doubt, excluding the Sanex Incentives Scheme;

"AIP (Pre Closing Proportion)"	means a pro rata amount equal to the proportion of the AIP (2011) that relates to the period prior to Completion;

"Assumed Business Contracts"
means all the contracts, arrangements, engagements, guarantees, customer orders, co-packing contracts and other commitments relating either exclusively to the Business or relating in part to the Business (but then only to the extent that the same do so relate) to which any of the Business Sellers is (itself or through an agent) a party or the benefit of which is held on trust for or has been assigned to any of the Business Sellers as at Completion and which are current or unperformed as at Completion or in respect of which any of the Business Sellers has any liability or obligation as at Completion, but excluding in all cases the Excluded Business Contracts and any employee benefit plan or agreement;

"Assumed Business Liabilities"	has the meaning given in Clause 14.2;

“Assumed Business Marketing Contracts”
means all (i) advertising, communication, promotional or public relations agency agreements, (ii) all talent agreements including with respect to voice over, actors, models, endorsers, spokespersons and bloggers, (iii) artistic and creative agreements including with respect to music rights and image ownership, (iv) design and packaging agency agreements, (v) agreements for purchase of market share data, and (vi) contracts or agreements with external consultants regarding marketing, innovation research or communication, in each case to the extent relating to the Business and excluding any agreement which is not material (as materiality is defined in paragraph 5 of Schedule 2, provided that, for purposes of this definition the reference to €500,000 in paragraph 5 of Schedule 2 shall be replaced with €100,000) and excluding contracts or agreements for market research and new product development and testing, advertising and media tracking and social media initiatives and excluding contracts with Nielsen, Europanel and IRI;

"Assurance"	means any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity, guarantee or other assurance or commitment of any nature whatsoever;

“Bath and Shower Product Line”	means the product line described in Clause 31.5 comprising the assets listed in Part 2 of Attachment 12;

"Books and Records"
means all books and records of any Business Sellers excluding the VAT Records, containing any Information relating to the Business or on which any Information relating to the Business is recorded including, without limitation, all documents and other material (including all forms of computer or machine readable material);

"Business"	means the business of marketing, distributing and/or selling the Products carried on by the Business Sellers but excluding the Excluded Business Assets;

"Business Assets"	has the meaning given in Clause 3.1;

"Business Day"	means a day (other than a Saturday or a Sunday) on which banks are open for business in London, the United States and the Netherlands;

"Business Employees"
means all or any of the employees of the Business Sellers or other members of the Unilever Group who are listed as "Business Employees" on Attachment 4 (which Attachment 4 shall be updated and finalised no later than five Business Days prior to the Completion Date to reflect those on that list who leave employment and new hires into the Business, provided that any such update shall be made in accordance with Clause 5.3(M) of this Agreement);

"Business Goodwill"
means all the goodwill of the Business Sellers in relation to the Business together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Business Sellers;

"Business Information"	means all Information owned by any Business Seller which is used in or relates to the Business;

"Business Information Technology"	means Information Technology owned by any Business Seller which is used exclusively in the Business;

"Business IPR"
means all Intellectual Property owned by any member of the Unilever Group (except the Companies) which is used in or relates to the Business, excluding the Excluded IPR and the Dutch Transfer IPR except as otherwise set forth herein;

"Business Intellectual Property Assignments"
means the assignments in respect of (i) Business IPR which is registered or in respect of which there is an application for registration to the Purchaser in the Agreed Form and (ii) the Dutch Transfer IPR to the Dutch Company in the Agreed Form;

“Business Marketing Materials”	means all Marketing Materials owned by any of the Business Sellers to the extent relating to the Business;

"Business Moulds"	means the manufacturing moulds specified in Attachment 13 which are used in the production of the Products;

"Business Payables"
means, in respect of each Business Seller, creditors/accounts payable of a trading nature arising in the ordinary course of business of that Business Seller for the purposes of the Business each as detailed in Topic Area 7400, section 030 of the Unilever Accounting Policy Manual, in each case at Completion and including such part of such amounts as relates to VAT;

"Business Receivables"
means, in respect of each Business Seller, debtors/accounts receivable of a trading nature arising in the ordinary course of business for the purposes of the Business each as detailed in Topic Area 7600, section 030 of the Unilever Accounting Policy Manual in each case at Completion and including such part of such amounts as relates to VAT;

"Business Sellers"
means the relevant members of the Unilever Group who carry on part of the business of marketing, distributing, and/or selling the Products or hold Business Asset(s) (other than the Companies), and "Business Seller" shall be construed accordingly;

"Business Stocks"
means finished inventories (wherever located) relating exclusively to the Business and either:

(i)            held by Unilever Supply Chain Company AG; or

(ii)           beneficially owned by or on behalf of the Business Sellers (other than in respect of Unilever Supply Chain Company AG which is referred to above);

"Claim"
means any claim for breach of the Warranties and, for the purposes of Clause 16.2, any claim by the Purchaser under the indemnity in 16.1 (other than with respect to sub-clause (x) of Section 16.1 save to the extent that sub-clause relates to Excluded Business Contracts), but not, for the avoidance of doubt, any claim made under the Tax Covenant;

"Commission"	means the European Commission;

"Commitments"	means the Commitments dated 17 November 2010 to the Commission given by Unilever plc in connection with its acquisition of Sara Lee's Body Care business;

"Companies"	the French Company, the Dutch Company and the Danish Company and "Company" shall be construed accordingly;

"Company Employees"
means the employees of each of the Companies, all of whom are listed as "Company Employees" on Attachment 4 (which Attachment 4 shall be updated and finalised no later than five Business Days prior to the Completion Date, to reflect those on that list who leave employment and new hires into the Companies provided that any such update shall be made in accordance with Clause 5.3(M) of this Agreement);

“Company IP”	means all Intellectual Property that is owned by any of the Companies;

"Company Payables"
means trade and other creditors/account payable by any Company as detailed in Topic Area 7400, section 030 of the Unilever Accounting Policy Manual in each case at Completion (including accrued advertising, accrued freight, accrued restructuring and goods received and not invoiced) and including such part of such amounts as comprise input VAT but excluding, for the avoidance of doubt, (a) creditors of a financial nature (together with accrued interest thereon) and (b) any of the foregoing to the extent they comprise a Tax Liability (not including, for the avoidance of doubt, such input VAT);

"Company Receivables"
means debtors/accounts receivables due to any Company as detailed in Topic Area 7600, section 030 of the Unilever Accounting Policy Manual in each case at Completion including such part of such amounts as relate to VAT (together with accrued interest thereon);

“Competition Law Liabilities”
means any and all fines imposed by a Governmental Entity, damages awarded to claimants through private enforcement or costs associated with administering any investigation or action, in each case suffered or incurred by any member of the Purchaser’s Group arising out of or in connection with any infringements of Article 81 or Article 82 of the EC Treaty or Section 2 or Section 18 of the Competition Act 1998 or any other anti-trust or similar legislation in any jurisdiction by any Company or Business Seller (in the case of any Business Seller, insofar as it relates to the Sanex Perimeter), but only to the extent that such infringements took place prior to Completion;

"Completion"	means completion of the sale and purchase of the Business Assets and the Shares under this Agreement;

"Completion Date"
means either (i) the first Business Day of the calendar month (the “Second Month”) immediately following the calendar month (the “First Month”) in which the Conditions referred to in sub-Clause 4.1 shall have been satisfied or waived in accordance with this Agreement, or (ii) if the day on which the last of such Conditions is so satisfied or waived in accordance with this Agreement is more than fifteen Business Days after the first day of the First Month, the “Completion Date” shall be the first Business Day of the calendar month immediately following the Second Month, or (iii) if after the last of such Conditions has been satisfied or waived the Completion Date would fall on a Business Day after the Termination Date pursuant to (i) or (ii) (as applicable), the parties agree to bring forward the Completion Date so that it falls on or before the Termination Date;

"Completion Time"	means 23:59 (applicable local time) on the Completion Date;

"Completion Stock Amount"	means the amount of the Stocks expressed in Euros (to be shown in the Completion Stock Amount Statement) calculated in accordance with Schedule 4 as at immediately prior to the Completion Time;

"Completion Stock Amount Statement"	means the completion stock amount statement prepared in accordance with Clause 9 and Part A of Schedule 4 and in the format set out in Part B of Schedule 4;

"Contribution Margin"	means Market Contribution less distribution expenditure;

"Conditions"	means the conditions set out in Clause 4.1 and “Condition” shall be construed accordingly;

"Danish Company"	means Sanex Danmark ApS;

"Danish Shares"	means the issued shares in the capital of the Danish Company;

"Data Room"	means those documents referred to in the list in the Agreed Form in Attachment 2;

“Deodorant Product Line”	means the product line described in Clause 31.4(B)(ii) comprising the assets listed in Part 1 of Attachment 12;

"Designated Purchasers"
means the companies in the Purchaser's Group designated by the Purchaser as the purchasers of Business Assets and/or the Shares designated in writing as such by the Purchaser at any time after the date hereof and at least 7 Business Days prior to the Completion Date, and "Designated Purchaser" shall be construed accordingly;

"Disclosure Letter"	means the letter of the same date as this Agreement written by the Unilever Parents to the Purchaser for the purposes of paragraph 6 of Schedule 3;

"Dutch Company"	means Sanex Nederland B.V.;

"Dutch Notary"	means civil law notary Jean Schoonbrood, or any other civil law notary of De Brauw Blackstone Westbroek N.V., or such notary's substitute;

"Dutch Shares"	means the issued shares in the capital of the Dutch Company;

“Dutch Transfer IPR”
means (i) the legal title owned by Unilever NV in the Intellectual Property assigned pursuant to the Sanex IP Deed and (ii) the community trade marks and community designs set out in Annex 2 of the Sanex IP Deed;

"Employees"	means the Business Employees and the Company Employees, and "Employee" shall be construed accordingly;

“Environmental Liabilities”
means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety, relating to or arising from the presence of pollution, contamination or hazardous substances in soil, surface water or groundwater at, from or under any property owned, used or occupied by any member of the Unilever Group in connection with the Sanex Perimeter at any time prior to Completion to the extent such pollution, contamination or hazardous substance was first present in soil or groundwater at or under such properties prior to Completion, provided that for the purposes of this definition the word “used” shall mean in relation to a property that at such property processing, disposal, treatment or other activities involving or resulting in releases have been carried on in connection with the Sanex Perimeter by (i) any member of the Unilever Group or (ii) by another person under a contract or other arrangement made with any member of the Unilever Group or involving materials generated by a member of the Unilever Group;

"European Jurisdiction"	means any of the United Kingdom, Ireland, Belgium, the Netherlands, Denmark, Spain, Greece, Italy, Hungary, and France;

"Exchange Rate"
means, in relation to any currency to be converted into or from Euros for the purposes of this Agreement, the spot rate of exchange (closing mid-point) for that currency into or, as the case may be, from Euros, as published in the London edition of The Financial Times first published after the relevant date or, where no such rate of exchange is published in respect of that date, at the rate quoted by Citibank N.A. as at the close of business in London on that date;

"Excluded Business Assets"	has the meaning given in Clause 3.2;

"Excluded Business Contracts"	means:

(i) all contracts with Business Employees (save that any loans from members of the Unilever Group to Employees shall be Assumed Business Contracts);

(ii) all contracts pursuant to which products manufactured in, for or on behalf of the Business are distributed and/or stored;

(iii)          all contracts pursuant to which any member of the Unilever Group supplies goods or services (including, without limitation, centralised purchasing of raw materials and packaging) to any Business Seller;

(iv) all contracts pursuant to which any third party supplies raw materials and packaging to any Business Seller;

(v)           all indirect procurement contracts (including market research and media buying agreements but excluding the Assumed Business Marketing Contracts) which do not relate exclusively to the Business, other than car leasing agreements to the extent that they relate to cars used by Employees;

(vi) all logistics agreements (including, for the avoidance of doubt, transport and warehousing agreements) which do not relate exclusively to the Business;

(vii) all customer contracts which do not relate exclusively to the Business;

(viii) all contracts to the extent that they relate to the Excluded Business Assets;

(ix)           any contract the benefit of which is to be used by any member of the Unilever Group to provide transitional services pursuant to the Transitional Services Agreement or to perform its obligations under the Supply Agreement or Sale of Products Agreements;

(x)            any contract for the provision of transitional services (including any manufacturing and supply agreements) by Sara Lee (or any member of the Sara Lee Group) to the Unilever Parents (or any member of the Unilever Group) which was entered into in connection with the acquisition by the Unilever Parents of Sara Lee's Body Care business; and

(xi) all contracts in respect of Information Technology which do not relate exclusively to the Business.

"Excluded Information Technology"	means Information Technology owned by any member of the Unilever Group which is not used exclusively in the Business;

"Excluded IPR"	means the Unilever Marks and all copyright in software owned by any member of the Unilever Group which is not used exclusively in the Business;

"Excluded Facilities"	means all manufacturing, research and development facilities or office facilities located anywhere in the world that are owned, leased, used or occupied by any member of the Unilever Group;

“Excluded Taxes”
means any liability for Taxes (i) arising out of, relating to, or in respect of the Business, the Business Assets or the Assumed Business Liabilities for any Pre-Completion Tax Period or the portion of any Straddle Period falling on or before Completion or (ii) resulting to any member of Purchaser’s Group as a transferee or successor or otherwise attaching to the Business Assets, including, for the avoidance of doubt, any Taxes arising out of, relating to, or in respect of the failure of the Unilever Parents to deliver to Purchaser (X) any Tax Certificates required to be delivered by the Unilever Parents pursuant to Schedule 1 or (Y) the application by the relevant Taxing Authority of the statutory provisions pursuant to which such Tax Certificates may be issued, in each case excluding (A) any Transfer Taxes payable or assessed in connection with, or as a result of, the sale or purchase of the Business, the Business Assets or the Assumed Business Liabilities and (B) any liability for Taxes to be borne or discharged by the Purchaser pursuant to clause 20.13. For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes and annual franchise Taxes based on authorized shares or similar Taxes for the portion of such Straddle Period falling on or before Completion shall be equal to the amount of such Property Taxes and annual franchise Taxes based on authorised shares or similar taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the portion of such Straddle Period falling on or before Completion and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes and annual franchise Taxes based on authorized shares or similar Taxes) for the Pre-Completion Tax Period shall be computed as if such taxable period ended as of the close of business on the Completion Date;

"Expert"
means:

(i)            subject to (ii) below, a partner of at least 10 years' qualified experience at an independent firm of chartered accountants of international standing agreed by the parties or, in default of agreement within 10 Business Days of one of the parties seeking the appointment of an Expert under the terms of this Agreement, selected by the President for the time being of the Institute of Chartered Accountants in England and Wales; and

(ii)            in the case of any matter relating to Taxation, a leading tax counsel in the jurisdiction to which the Taxation matter relates of at least 10 years' qualified experience agreed between the parties or, in default of agreement within 10 Business Days of one of the parties seeking the appointment of an Expert under the terms of this Agreement, selected by the President of the Law Society of England and Wales;

“Fairly Disclosed”	means accurately disclosed in all material respects and disclosed in sufficient detail to enable a reasonably advised purchaser to determine the nature and scope of such disclosure;

"Final Cash Amount"
means the aggregate of all the Final Cash Balances for each Company, expressed in Euros provided, that, in no event shall the Final Cash Amount exceed €60,000,000 for purposes of any payments and adjustments set forth in this Agreement, irrespective of the actual amount of the Final Cash Balances;

"Final Cash Balances"
means, in relation to each Company and within the categorisations detailed in Topic Areas 1600 (Cash and Cash Equivalents) of the Unilever Accounting Policy Manual, the aggregate as at the Completion Time of cash and cash equivalents of each Company (expressed in Euros) in each case as reflected in the books of each Company;

"Final Cash Consideration"	has the meaning given in Clause 6.2;

"Final Intra-Group Debt"
means, in relation to each Company, the following amounts (expressed in Euros) owed by each Company to any member of the Unilever Group or owed by any member of the Unilever Group to each Company, in each case, as shown in the books of each Company as at the Completion Time:

(i)            financial liabilities and indebtedness in the nature of financial liabilities as defined in Topic Area 6600, section 080 of the Unilever Accounting Policy Manual (together with accrued interest thereon and any uncleared items);

(ii)           amounts which are reported as group indebtedness as defined in Topic Areas 6600, section 080, 7400 and 7600, section 30 of the Unilever Accounting Policy Manual;

(iii)           Intra-Group Service Fees;

(iv)          amounts classified as payables of a financial nature for the purposes of Topic Areas 7400, section 110 of the Unilever Accounting Policy Manual;

(v)           amounts owed in respect of current account and cash pooling balance; and

(vi)          any declared but unpaid dividends,

including, for the avoidance of doubt, any amount in respect of Taxation, but excluding Intra-Group Trading Amounts and any assets or liabilities which relate to any matter contemplated by Schedule 7 (Pensions) and any provisions and accruals relating thereto;

"Final Third Party Debt"
means, in relation to each Company, the following amounts (expressed in Euros) as shown in the books of each Company as at the Completion Time:

(i)            borrowings and indebtedness of each Company in the nature of borrowings as defined in Topic Area 3400 (Financial Instruments) of the Unilever Accounting Policy Manual (together with accrued interest thereon and any uncleared items), including any borrowings in the nature of finance or capital leases of the type detailed in Topic Area 4400 (Leases) of the Unilever Accounting Policy Manual and any penalties, premiums or the like associated with such borrowings and indebtedness; and

(ii)           amounts classified as payables of each Company of a financial nature for the purposes of Topic Areas 7400, section 110 of the Unilever Accounting Policy Manual;

including, for the avoidance of doubt, any amount in respect of Taxation but excluding Company Payables, any Final Intra-Group Debts and any assets or liabilities which relate to any matter contemplated by Schedule 7 (Pensions) and any provisions and accruals relating thereto;

"Final Third Party Debt Amount"	means the aggregate of all the Final Third Party Debts for the Companies, expressed in Euros;

"French Company"	Sara Lee Household and Body Care France SAS, details of which are set out in Schedule 5;

"French Shares"	means the issued shares in the capital of the French Company;

“GAAP”	means generally accepted accounting principles in the United States, consistently applied during the periods presented;

“Governmental Entity”	has the meaning given in Part A of Schedule 2;

"Gross Profit"	means Net Sales less cost of goods sold as arrived at using the Sara Lee Accounting Principles;

"Half Year Accounts"
means the unaudited financial information for the Sanex Perimeter, comprising amounts of the Net Sales and Contribution Margin in respect of the six month period ended on 31 December 2010, as set out in Attachment 9;

“Higher Tiered Bonus Scheme”	has the meaning set out in the defined term “AIP (2011)”;

“IFRS”	means the International Financial Reporting Standards as adopted by the European Union and as in effect at the time any applicable financial statements were prepared;

"Including"	means including but not limited to;

"Indemnified Material Adverse Effect"
means a Material Adverse Effect which occurs after the date of this Agreement and before Completion and:

(a)           which is such that the fair value of the Sanex Perimeter has been reduced by 25 per cent. or more of the Initial Cash Consideration (which the Purchaser and the Unilever Parents agree shall be fair value for the purposes of this section) after taking account (by adding to the diminished value) of any payments which any third party, including any insurance provider, is liable to pay to any member of the Purchaser’s Group as a result of the Material Adverse Effect; and

(b)           the cause of which was not Fairly Disclosed in either the Disclosure Letter or the Data Room; and

(c)           which is not caused by any informed act or omission of any member of the Purchaser’s Group.

"Indemnified Person"	has the meaning given in Clause 36.4;

"Indemnifying Party"	has the meaning given in Clause 36.4;

"Information"
means information and know-how (whether or not confidential and in whatever form held), including any product information files, proof of claims (including (in each case where available) technical tests and ingredient compositions that substantiate claims made on pack and in advertising and communications), customer databases (both internal and external), terms and conditions of sale with customers, list prices of Products and/or joint business plans with customers, formulae, pipeline innovations, trade secrets, designs, inventions, specifications, bills of materials, projects and developments on ingredients, packaging and processes, drawings, data, process descriptions, manuals and instructions, production records, product files and technical information, and all customer lists and files, sales information, price lists, trade terms, business plans, studies, market research and other research information, market test results, concept tests results, advertising film and other advertising and promotional materials and forecasts and technical or other expertise;

"Information Memorandum"	means the information memorandum dated December 2010 relating to the Sanex Perimeter;

"Information Technology"	means hardware, software, networks and peripherals;

"Initial Cash Consideration"	means €672,000,000 (six hundred and seventy-two million);

"Intellectual Property"
means patents, trademarks (together with the goodwill associated therewith), trade names, internet domain names and service marks, rights in designs, copyrights (including copyrights in Marketing Materials, graphics, packaging design, websites and computer software), database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

"Intra-Group Payables"
means all money owed by any Company to any member of the Unilever Group of a trading nature arising in the ordinary course of business, but excluding any amounts due in respect of Taxation except any such amounts as relate to VAT items;

"Intra-Group Receivables"
means all money owed to any Company by any member of the Unilever Group of a trading nature arising in the ordinary course of business, but excluding any amounts due in respect of Taxation except any such amounts as relate to VAT items;

"Intra-Group Service Fees"
means, in relation to each Company, each amount (expressed in Euros) owed by that Company to any member of the Unilever Group or owed by any member of the Unilever Group to that Company, in each case, as at the Completion Time in respect of royalties, management services and research (including, in each case, such part of such amount as relates to VAT);

"Intra-Group Trading Amounts"	means Intra-Group Payables and Intra-Group Receivables;

"Key Personnel"	means all personnel described in Schedule 13;

“Liens”
means liens, security interests, pledges, charges, title defects, options, title retention agreements, rights of first refusal, rights of first option or similar restrictions, including any restrictions on use, voting (in the case of any security or equity interest) or transfer, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, conditional sale agreements, equitable interests, servitudes or any other legal or equitable encumbrances and other restrictions or limitations on the use of real or personal property or irregularities in title thereto but excluding any immaterial licences of Intellectual Property, material licences of Intellectual Property that have been Fairly Disclosed in the Data Room or licences of Information;

"Market Contribution"	means Gross Profit less media, advertising and promotion spending;

“Marketing Materials”
means (i) all advertising and communication material, including all communication master material in market as at Completion, all existing un-aired footage, offline footage and images available in all mediums, including but not limited to film (television), digital, radio, magazine, outdoor advertising, in-store and point of purchase material, promotional material, direct mail material, sampling material and communication material to professionals, and (ii) all packaging design and artwork, including all master artwork and production files for label graphics design and production, all packaging structures and technical and design files;

“Material Adverse Effect”
means any circumstance, change, development, condition or event that has a material adverse effect on the financial condition, business or continuing results of operations of the Sanex Perimeter; provided, however, that “Material Adverse Effect” shall not include any circumstance, change, development, condition or event arising out of or related to (i) the industry in which the Sanex Perimeter operates (provided that the Sanex Perimeter is not disproportionately affected as compared to the comparable business of other participants in the same industry), (ii) general economic or financial market conditions affecting any national or regional economy or the global economy generally (provided that the Sanex Perimeter is not disproportionately affected as compared to other participants in the same industry), (iii) political conditions (or changes in such conditions) in any country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of such acts of war, sabotage or terrorism) in any country or region of the world occurring after the date hereof, (iv) changes in the financing, banking or securities markets in any country or region in the world (including, without limitation, any disruption thereof and any decline in the price of any security or any market index), (v) changes in GAAP, IFRS or any other accounting standards, (vi) the announcement of this Agreement and the transactions contemplated hereby, (vii) the completion of the transactions contemplated by this Agreement or any action taken or not taken by any member of the Unilever Group or its affiliates with the written consent or agreement of, or at the direction of, any member of the Purchaser’s Group or (viii) any changes in applicable law or any binding directives issued by any Governmental Entity.

"Monitoring Trustee"	means the person appointed pursuant to the Commitments who has the duty to monitor the compliance of the Unilever Parents with the conditions and obligations set out therein;

"Net Sales"	means net outside sales (i.e. gross outside sales less net trade spend plus outside royalty income) as arrived at using the Sara Lee Accounting Principles;

“Non-Assignable Items”	has the meaning given in Clause 12.1;

"Non-Tax Claim"	means a Claim other than a Tax Claim;

“Notice of Non-Compliance”	has the meaning given in Part A of Schedule 2;

“Order”	means any judgement, decision, consent decree, stipulation, determination, award, injunction, ruling, writ or order of or entered by any Governmental Entity;

“Partly Retained Business Documents”	has the meaning given in Clause 11.2;

“Partly Retained Documents”	has the meaning given in Clause 11.3;

"Payer"	has the meaning given in Clause 33.1;

"Permitted Encumbrances"
means security interests arising in the ordinary course of business or by operation of law, security interests arising under sales contracts with title retention provisions, equipment leases with third parties entered into in the ordinary course of business, security interests for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty, mortgage, charges, pledges, liens or other forms of security or encumbrance or equity which secure debt and other imperfections in title and encumbrances, if any, which do not individually or in the aggregate materially impair the continued use and operation of the assets to which they relate in the context of the Sanex Perimeter;

“Post-Completion Tax Period”	has the meaning given in the Tax Covenant;

“Pre-Completion Tax Period”	has the meaning given in the Tax Covenant;

"Pre-Sale Reorganisation"	means the pre-sale reorganisation described in Schedule 14 and any modifications thereto made in accordance with Schedule 14;

"Press Announcements"	means the press announcements to be issued by each Unilever Parent and the Purchaser upon signature of this Agreement each as set out in Attachment 5;

"Principal Transaction Documents"
means the following agreements:

(i)             this Agreement;

(ii)            the Tax Covenant;

(iii)           the Transitional Services Agreement;

(iv)           the Sale of Products Agreements;

(v)            the Supply Agreement; and

(vi)           the Business Intellectual Property Assignments,

and "Principal Transaction Document" shall be construed accordingly;

"Proceedings"	means any proceeding, suit or action arising out of or in connection with this Agreement or any transaction contemplated hereby;

"Process Agent"	has the meaning given in Clause 50;

“Products”	means skin care, bath and shower, deodorant, toiletries, body lotion and other personal care products under the brand name Sanex;

“Property Taxes”	means real, personal, and intangible property Taxes based on the value of property;

“Purchase Order”	means a commitment or order (subject to the terms and conditions of such commitment or order) for the purchase of Products from any member of the Unilever Group;

"Purchaser's Accountants"	means PricewaterhouseCoopers;

"Purchaser's Bank Account"	means the Euro account designated in writing by the Purchaser to the Unilever Parents not less than five Business Days before Completion;

"Purchaser's Completion Documents"	has the meaning given in Clause 24.1(A);

"Purchaser's Group"
means the Purchaser and its subsidiaries from time to time and any holding company of the Purchaser and the subsidiaries from time to time of that holding company (including, following Completion, the Companies and the Designated Purchasers), and references to a "member" or "members" of the Purchaser's Group shall be construed accordingly;

“Relevant Plan”	has the meaning given in Schedule 7 (Pensions);

“Relief”	has the meaning given in the Tax Covenant;

"Resigning Directors"	means those directors and officers of the Companies who are not Company Employees;

"Retained Business"	means the business of the Unilever Parents and the Unilever Group other than the Sanex Perimeter including, for the avoidance of doubt, the Excluded Business Assets;

"Retirement Benefits"	has the meaning given in Schedule 7 (Pensions);

"Sale of Products Agreements"	means the agreements (based upon the pro forma agreement in the Agreed Form) to be entered into by certain Business Sellers and members of the Purchaser's Group relating to the sale of products;

“SA Manufacturing Agreement”
means the agreement governing the manufacture, packaging and supply of products under the Sanex mark in South Africa between a member of the Unilever Group and either a member of the Sara Lee Group or an affiliate of S.C. Johnson & Son, Inc.;

“Sanex Incentives Scheme”	means the Sanex special incentive bonus scheme together with any additional individual retention awards;

“Sanex IP Deed”	means the Deed of Transfer beneficial ownership of Sanex IP rights and associated goodwill between Unilever Nederland BV, Unilever NV and Sanex Nederland BV dated 11 March 2011;

"Sanex Perimeter"	means the Share Sale Perimeter and the Business;

"Sara Lee"	means the Sara Lee Corporation, a company incorporated in the United States of America whose registered office is at 3500 Lacey Road, Downers Grove, IL 60515 United States of America;

“Sara Lee Accounting Principles”	means the Sara Lee accounting policies as set out in Part 2 of Attachment 1;

"Sara Lee Group"	means Sara Lee and its subsidiaries from time to time;

"Sara Lee SPA"
means the sale and purchase agreement dated 27 September 2010 (as amended on 5 December 2010) between the Unilever Parents and Sara Lee concerning the sale of certain shares, assets and businesses (including those relating to the Sanex Perimeter);

“Senior Purchaser Group Employee”
means any employee of any member of the Purchaser’s Group (other than any Employee) who:

(i)             is, or has been, directly or indirectly involved in the Sanex Perimeter or its purchase; or

(ii)            is, or has been, directly or indirectly involved in the Transitional Services Agreement, Sale of Products Agreements or the Supply Agreements;

and in each case who has a gross annual fixed salary of €100,000 or more;

"Senior Unilever Group Employee"
means any employee of any member of the Unilever Group (other than any Employee) who:

(i)             is, or has been, directly or indirectly involved in the Sanex Perimeter or its sale; or

(ii)            is, or has been, directly or indirectly involved in the Transitional Services Agreement, Sale of Products Agreements or the Supply Agreements,

and in each case who has a gross annual fixed salary of €100,000 or more;

"Service Document"	means a claim form, summons, order, judgement or other document issued in connection with any Proceedings;

"Share Sale Perimeter"
means, assuming completion of the Pre-Sale Reorganisation, the business and activities carried out by the French Company, the Dutch Company and the Danish Company, including marketing, distributing and/or selling the Products;

“Share Sale Perimeter Stocks”
means finished inventories (wherever located) which are:

(i)            held by Unilever Supply Chain Company AG for use exclusively by the Dutch Company; or

(ii)           owned by or on behalf of a Company and which have in any case been

(a) physically allocated or separated for use exclusively by a Company; or

(b) to the extent applicable, otherwise clearly identified (whether physically or by written reference agreed by the Unilever Parents and the Purchaser) as forming part or a fixed proportion of one or more sets, stores or consignments of finished inventories as is, in any case, for use exclusively by a Company;

“Share Sellers”	means the companies whose names appear in Column (2) of Schedule 12, which (subject to completion of the Pre-Sale Reorganisation) hold the Shares;

“Shares”	means the French Shares, the Dutch Shares and the Danish Shares;

“so far as the Unilever Parents are aware”
means so far as within the actual knowledge of the persons whose names are set out in Schedule 9 (Awareness) at the time of the execution of the Disclosure Letter by the Unilever Parents and all other phrases in this Agreement relating to the knowledge, information or belief of the Unilever Parents shall be construed as a reference to “so far as the Unilever Parents are aware” as so defined;

“Specifications”	means the specifications relating to the manufacturing mould for liquid hand soap that is marketed and sold under the Sanex mark;

“Specified IP”
means:

(i)            those registered designs (and applications for registrations) details of which are set out in Part A of Attachment 10 (and any unregistered design rights that correspond to those designs and are owned by members of the Purchaser's Group following Completion); and

(ii)           the patents and patent applications which are set out in Part B of Attachment 10 and any continuation applications, divisional applications or continuation-in-part applications relating to any of the foregoing, any national or international patent applications claiming priority from any of the foregoing, any patents granted or issued in respect of any of the foregoing, any re-issues, renewals or re-examinations of any of the foregoing and any Information owned by members of the Purchaser's Group following Completion relating to any of the foregoing;

“Stocks”	means the Share Sale Perimeter Stocks and the Business Stocks;

“Straddle Period”	has the meaning given in the Tax Covenant;

“Supply Agreement”	means the supply agreement in the Agreed Form;

“Target Completion Stock Amount”	means €11,620,000;

“Tax” or “Taxation”	has the meaning given in the Tax Covenant;

“Tax Authority”
means any taxing or other governmental authority (anywhere in the world) competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Tax Claim”	means a claim for breach of the Tax Warranties (but not, for the avoidance of doubt, any claim under the Tax Covenant);

“Tax Certificate”
means (i) a Tax certificate issued by a Tax Authority in a jurisdiction of which a Business Seller is a resident for Tax purposes, stating that no income Taxes are due from such Business Seller (including, without limitation, a certificate issued pursuant to article 442bis of the Belgian Income Tax Code), (ii) a value-added Tax certificate issued by the value-added Tax collector’s office having authority over a Business Seller (including, without limitation, a certificate issued pursuant to article 93undecies B of the Belgian VAT Code), stating that no VAT is due from such Business Seller (iii) a Tax certificate issued by a Tax Authority in a jurisdiction of which a Business Seller is a resident for Tax purposes, stating that no social security contributions are due from such Business Seller (including, without limitation, a certificate issued pursuant to article 16ter of Royal Decree 38 and article 41 quinquies of the Law of 27 June 1969), and (iv) a Tax certificate issued at the request of the contractors and subcontractors of a Business Seller (including, without limitation, a certificate issued pursuant to article 43.1.f) of the General Tax Law (“Ley 58/2003, de 17 de diciembre, General Tributaria”)) stating that no withholding Taxes or VAT arising from or with respect to the works and services performed by such contractors or subcontractors for or pursuant to the direction of such Business Seller are due by them to the relevant Tax Authority;

“Tax Covenant”	means the tax covenant in the Agreed Form;

“Tax Credit”	has the meaning given in Clause 33.3;

“Tax Filing Group”	means any consolidated, combined, unitary, profit and/or loss sharing, affiliated relief, payment or similar group or fiscal unit for Tax purposes;

“Tax Liability”	has the meaning given in the Tax Covenant;

"Tax Payment"	has the meaning given in Clause 33.3;

“Tax Return”	has the meaning given in the Tax Covenant;

"Tax Warranties"	means the Warranties set out in Part E of Schedule 2;

“Termination Date"	means the date falling 3 months after the date of this Agreement unless otherwise agreed by the parties;

"Third Party Claim"	has the meaning given in Clause 36.4;

"Third Party Right"	means any interest or equity of any person (including any right to acquire, option or right of pre emption or conversion) or any Lien or any agreement to create any of the above;

"Transaction Documents"	has the meaning given in Clause 39.1;

“Transfer Taxes”	has the meaning given in Clause 43.2;

"Transitional Services Agreement"	means the transitional services agreement in the Agreed Form;

"Unilever Accounting Policy Manual"	means the Unilever Accounting Policy Manual extracts of which are set out in Part 1 of Attachment 1;

"Unilever Confidential Information"	means all information (other than to the extent that it relates exclusively to the Sanex Perimeter) which is not in the public domain in whatever form held:

(i) relating to any member of the Unilever Group or the business of any such member and which is supplied by or on behalf of any member of the Unilever Group to any member of the Purchaser’s Group; or

(ii) supplied by or on behalf of any member of the Unilever Group to any member of the Purchaser's Group.

"Unilever Group"
means the Unilever Parents and their subsidiaries from time to time and any future holding company of the Unilever Parents and the subsidiaries from time to time of that holding company (but excluding the Companies), and references to a "member" or "members" of the Unilever Group shall be construed accordingly;

"Unilever Marks"	means the words, letter combination, marks and devices set out in Attachment 3;

"Unilever Parents' Accountants"	means PricewaterhouseCoopers LLP, of 1 Embankment Place, London WC2N 6NN, United Kingdom;

"Unilever Parents' Bank Account"	means the Euro account designated in writing by the Unilever Parents to the Purchaser not less than five Business Days before Completion;

"Unilever Plans"	means the Relevant Plans, other than the Welfare Plans;

"VAT"
means: (a) within the European Union, any tax imposed by any member state in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and other EC directives relating to Taxation levied by reference to added value and any national legislation implementing that directive together with legislation supplemental thereto; and (b) outside the European Union, any tax corresponding to, or substantially similar to, the common system of value added tax referred to in paragraph (a) of this definition;

"VATA 1994"	means the Value Added Tax Act 1994 of the United Kingdom;

"VAT Legislation"	means VATA 1994 and all regulations and orders made thereunder and any domestic or foreign legislation relating to VAT and all regulations and orders with the force of law made thereunder;

“VAT Payee”	has the meaning given in Schedule 10;

“VAT Payor”	has the meaning given in Schedule 10;

"VAT Records"	means any and all records or documents of the Business which under any relevant VAT Legislation are required to be preserved after Completion;

"Warranties"	means the warranties set out in Schedule 2;

"Working Hours"	means 9.30 a.m. to 5.30 p.m. (local time) on a Business Day; and

"Zetra Sanex Marks"	means the Sanex trade mark registrations and applications for registration set out in Attachment 6.

1.2	In this Agreement and the Schedules to it, unless otherwise specified:

(A)	references to Clauses, sub-Clauses, Schedules and Attachments are to Clauses and sub-Clauses of, and Schedules and Attachments to, this Agreement;

(B)
a reference to a sub-Clause is to a sub-Clause of the Clause in which such reference appears, to a paragraph is to a paragraph of the sub-Clause or Schedule (as the case may be) in which such reference appears and to a sub-paragraph is to a sub-paragraph of the paragraph in which such reference appears;

(C)
a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any such amendment, modification or re-enactment after the date of this Agreement would increase or extend the liability of any person under or pursuant to this Agreement;

(D)	references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(E)
references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association, or partnership (whether or not having separate legal personality);

(F)	a company is a "subsidiary" of another company (its "holding company") if that other company, directly or indirectly, through one or more subsidiaries:

(i)	holds a majority of the voting rights in it; or

(ii)	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or other equivalent managing body; or

(iii)	is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it;

(G)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(H)	references to times of the day are to local time in the relevant jurisdiction;

(I)	headings are for convenience only and do not affect the interpretation of this Agreement;

(J)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(K)
references in any Warranty or in Clause 5 to any monetary sum expressed in Euros shall, where such sum is referable in whole or part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate on the date of this Agreement;

(L)
where it is necessary to determine whether a monetary limit or threshold set out in paragraph 2 of Schedule 3 has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims is expressed in a currency other than Euros, the value of each such claim shall be translated into Euros by reference to the Exchange Rate on the date of receipt by the Unilever Parents of written notification from the Purchaser in accordance with paragraph 1 of Schedule 3 of the existence of such claim or, if such day is not a Business Day, on the Business Day immediately preceding such day;

(M)
where any amount in any local currency is required to be converted into Euros for the purposes of calculating any of the "Final Cash Amount", "Final Third Party Debt Amount" and "Final Intra Group Debt", such amount shall be translated into Euros at the Exchange Rate on the business day immediately prior to the Completion Date;

(N)
where any provision of this Agreement is qualified or phrased by reference to materiality, such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of the Sanex Perimeter taken as a whole and where any provision of any Warranty is qualified by reference to a material adverse effect (excluding, for the avoidance of doubt, a Material Adverse Effect), such reference shall be construed as a reference to a material adverse effect on the financial position of the Sanex Perimeter taken as a whole;

(O)
other than in or with respect to the Tax Covenant, references to "indemnify" and "indemnifying" any person against any circumstances include indemnifying and keeping that person harmless from all actions, claims, demands and proceedings from time to time made against that person and all liabilities, loss, damages and all reasonable payments, costs and expenses made or incurred by that person as a consequence of that circumstance and:

(i)	the provisions of Clause 33.1 shall apply to such indemnification;

(ii)
references to the Purchaser indemnifying each member of the Unilever Group or relevant Business Sellers shall constitute undertakings by the Purchaser to the Unilever Parents for themselves and on behalf of each other member of the Unilever Group; and

(iii)
references to the Unilever Parents indemnifying each member of the Purchaser's Group shall constitute undertakings by the Unilever Parents to the Purchaser for itself and on behalf of each other member of the Purchaser's Group;

(P)	references to the singular shall include the plural and vice versa;

(Q)
references to "Euros", or "€" are to the lawful currency of the member states of the European Union that have adopted the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union;

(R)
references to "costs" and/or "expenses" incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, the representative member of the VAT group to which that person belongs is entitled to credit or repayment as input tax;

(S)	each of the Attachments shall be in an Agreed Form;

(T)
the Schedules and the Attachments form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules and the Attachments; and

(U)	for the avoidance of doubt, Clauses 3 and 12 to 15 (inclusive) of this Agreement shall only apply in relation to the sale and purchase of the Business.

2.	SALE AND PURCHASE OF THE SHARES

2.1
On the terms and subject to the conditions set out in this Agreement, the Unilever Parents shall, with full title guarantee, sell, or procure the sale of, and the Purchaser shall purchase or procure the purchase by the relevant Designated Purchaser of, the full legal and beneficial interest in the Shares free from any Third Party Rights as at and with effect from Completion together with all rights attached or accruing to them at Completion. The relevant Designated Purchaser shall be entitled from Completion to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the French Company, the Dutch Company or the Danish Company on or after the Completion Date but excluding any dividend declared, paid or made by such Companies pursuant to Clause 5.2.

2.2
The Unilever Parents (for themselves and on behalf of the other members of the Unilever Group) waive all rights of pre-emption over any of the Shares conferred upon them in any way and shall procure that no later than Completion all rights of pre-emption and other similar or comparable rights over and in respect of all or any of the Shares conferred upon or held by any other person are waived so as to permit the sale and purchase of the Shares hereunder.

3.	SALE AND PURCHASE OF THE BUSINESS ASSETS

3.1
On the terms, and subject to the conditions, set out in this Agreement, the Unilever Parents shall sell or procure the sale of, and the Purchaser shall purchase, or procure the purchase by the relevant Designated Purchasers or by one or more other Purchaser's Group companies of, the Business as a going concern including the assets listed below (the “Business Assets”) as at and with effect from Completion free from any Liens (save Permitted Encumbrances):

(A)	the Business Goodwill;

(B)	the Business Stocks;

(C)	the benefit (subject to the burden) of the Assumed Business Contracts;

(D)	the Business IPR;

(E)	the Business Information;

(F)	the Business Moulds (subject to third party rights in favour of any person to whom amortisation payments are payable) and the Specifications;

(G)	subject to Clause 30, such of the Books and Records as relate exclusively to the Business;

(H)	the Business Information Technology; and

(I)	the Business Marketing Materials.

3.2
Notwithstanding anything to the contrary contained herein, the Business Assets shall, in each case, exclude those property rights and assets expressly excluded by the definition of any category of Business Assets listed in Clause 3.1 above and the following assets (the "Excluded Business Assets"):

(A)	the Excluded Business Contracts;

(B)	the Business Receivables;

(C)	cash at bank and any current investments used in or held on account of that part of the Business carried on by each Business Seller;

(D)	amounts recoverable in respect of Taxation incurred in relation to the Business prior to Completion or any refunds or credits of Excluded Taxes;

(E)
the benefit of any rights in respect of any insurance policy (whether issued by any third party or any other person) of any Business Seller or any other member of the Unilever Group relating to any Company, the Business or any of the Business Assets;

(F)
any information which relates to the sale or proposed sale of the whole or part of the Business including such information which relates to the negotiation of the transactions contemplated by this Agreement, to the extent such information relates to communications with any third party in any form or with the advisers to the Unilever Parents;

(G)	the Excluded IPR;

(H)	the Excluded Facilities;

(I)	the Excluded Information Technology; and

(J)
any asset (other than the Business Moulds) the benefit of which is to be used by any member of the Unilever Group to provide transitional services pursuant to the Transitional Services Agreement or to perform its obligations under the Supply Agreement or Sale of Products Agreements

Notwithstanding any other provision of this Agreement subject to Clause 29.5 (in respect of which this provision shall not apply), if there are any other assets which the Unilever Parents or any other member of the Unilever Group have an ongoing right to acquire under the Sara Lee SPA and have not acquired on or before the Completion Date, and which would qualify as Business Assets (and not Excluded Assets) if they had been so acquired, they shall use all reasonable endeavours to obtain such assets and to transfer them to the Purchaser.

For the avoidance of doubt, each member of the Unilever Group shall retain its rights, title and interest in and to, and no member of the Purchaser's Group shall obtain any rights, title or interest in or pursuant to this Agreement, the Excluded Business Assets. The Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of this Clause 3.1.

3.3
Clause 3.1 shall operate as an assignment of such of the Business IPR as is not the subject of a registration or an application for registration with effect from Completion. Any Business IPR which is registered or which is the subject of an application for registration shall be assigned to the relevant Purchaser pursuant to the relevant Business Intellectual Property Assignments.

4.	CONDITIONS

4.1
The obligations of the Unilever Parents and the Purchaser under this Agreement (other than those contained in this Clause, Clause 5, Clause 24, Clauses 25.1 to 25.2, Clause 32, Clause 35, Clauses 36.1 to 36.3 (inclusive), Clause 37 and Clauses 39 to 51 (inclusive)) are conditional in all respects upon the following:

(A)
the approval by the Commission of the acquisition under Regulation (EC) 139/2004, of the terms of this Agreement and of the Purchaser as the acquirer of the Sanex Perimeter in accordance with the procedure set out in Section D of the Commitments shall have been obtained; and

(B)
any obligation to provide information to, or consult with or request advice from, any works council, trade union or other body representing employees (including governmental authorities) or the Employees themselves under the laws of France, The Netherlands and Belgium which obligations are described in Schedule 8 or any other jurisdiction in which a failure to fulfil such obligations may render this Agreement in its current form void or inoperable, shall have been fulfilled.

4.2
Each of the Purchaser and the Unilever Parents (so far as within their power to do so) shall use all reasonable endeavours to procure the satisfaction of the Conditions set out in Clause 4.1 and to negotiate in good faith with respect to any modification to the Transaction Documents which is required to be made by the Commission before the Termination Date.

4.3
The Condition referred to in Clause 4.1(A) may not be waived by any party hereto. The Unilever Parents shall be permitted to waive the Condition referred to in Clause 4.1(B) at any time to the extent permitted by law.

4.4
The Purchaser shall provide promptly to the Unilever Parents all reasonable cooperation, assistance and information which the Unilever Parents may reasonably request for the purpose of any necessary submissions to be made to the Commission or the Monitoring Trustee appointed pursuant to the Commitments, in connection with the satisfaction of the Condition referred to in Clause 4.1(A), including, without limitation, attending meetings or calls with and / or supplying information requested by the Commission and / or Monitoring Trustee for this purpose. The Unilever Parents will consult with the Purchaser before offering, accepting or agreeing to any action involving an Undertaking by the Purchaser.

4.5
Without prejudice to Clause 4.4, if it becomes reasonably apparent that the Commission will only give the approvals required in Clause 4.1(A) subject to conditions, obligations, undertakings and/or modifications (each an "Undertaking") excluding any Undertaking that relates in any manner whatsoever to any business, activities or assets of any undertaking of the Purchaser or any member of the Purchaser’s Group, but which may include any Undertaking that relates in any manner whatsoever to any undertaking or business, activities or assets of the Companies or the Sanex Perimeter, the Purchaser shall offer, accept and agree to any such Undertaking as may be necessary to obtain satisfaction or fulfilment of the Condition in Clause 4.1(A) as rapidly as possible, to the extent consistent with the Commission’s decision of 17 November, 2010 in case M 5658, including the Commitments, provided, however, that Purchaser shall not be obligated to agree to any Undertaking under this Clause that would reasonably be expected to result in a Material Adverse Effect.

4.6
In the event that the Conditions in Clause 4.1 are not satisfied or waived in accordance with the provisions of this Clause 4 before the Termination Date, this Agreement shall automatically terminate. At the Purchaser's or the Unilever Parents' request, the Termination Date shall be extended for such reasonable period as the requesting party shall request subject to the other party’s consent, not to be unreasonably withheld; provided that any such withholding of consent shall not be based solely on the non-requesting party’s own interests.

4.7
In the event that this Agreement terminates in accordance with Clause 4.6 then the obligations of each party under this Agreement (except for the provisions of this Clause 4, Clause 24, Clauses 25.1 to 25.2 (inclusive), Clause 32, Clause 35, Clauses 36.1 to 36.3 (inclusive), Clause 37 and Clauses 39 to 51 (inclusive)) shall automatically terminate PROVIDED THAT the rights and liabilities of the parties which have accrued prior to termination shall subsist.

5.	CONDUCT OF BUSINESS BEFORE COMPLETION

5.1
Subject to Clause 5.2, between the date of this Agreement and Completion the Unilever Parents shall exercise all rights available to them to procure that the business of the Sanex Perimeter will be carried on in the ordinary course of business consistent with past practice. Subject to Clause 5.2, between the date of this Agreement and Completion, the Unilever Parents shall exercise all rights available to them to ensure that the acts or matters specified in Clause 5.3 do not occur in relation to the business of the Sanex Perimeter without the prior consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

5.2	Clause 5.1 shall not operate so as to restrict or prevent:

(A)
any action reasonably undertaken in response to events beyond the control of any member of the Unilever Group and any Company, and which would be reasonably expected to have an adverse effect on the Sanex Perimeter, with the intention of minimising any such adverse effect of such events where it is not reasonably practicable in the circumstances for the Unilever Parents to have obtained the consent of the Purchaser before undertaking such matter PROVIDED THAT the Unilever Parents shall promptly inform the Purchaser of the relevant action and circumstances;

(B)	[RESERVED];

(C)	any matter undertaken at the request of the Purchaser;

(D)	any matter contemplated by this Agreement or any action taken by any member of the Unilever Group or any Company pursuant to this Agreement;

(E)	any action or omission which any member of the Unilever Group or any Company is required to take or omit to take by any applicable law or regulation or any Tax Authority;

(F)	any act or omission which any member of the Unilever Group or any Company believes (acting reasonably) that it is required to take in order to comply with the Commitments;

(G)	any disposal of stocks or any payment of cash, in each case in the ordinary course and consistent with past practice in the running of the business of the Sanex Perimeter;

(H)	the payment of one or more cash dividends by any Company;

(I)
any matter reasonably necessary or desirable for the purposes of separating the contracts which relate to both the Business and the Retained Business or ensuring a smooth migration of services from any transitional services arrangements provided by Sara Lee;

(J)
any matter reasonably required to be undertaken or otherwise consented to by the Purchaser in connection with the completion of the Pre-Sale Reorganisation to the extent in accordance with Schedule 14; and

(K)	entering into, terminating, extending or amending any of the following contracts (provided that such actions are not detrimental to the Purchaser):

(i)
the agreement between Cruz-Verde Legrain S.A. and Covenca S.A. governing the distribution of products by Covenca S.A. into the Canary Islands (as disclosed at 7.4.2 of the Data Room and in the Disclosure Letter);

(ii)	the agreement between Unilever Espana S.A. and Vileda Iberica S.A. governing the distribution of products into Portugal (as disclosed at 7.4.5 of the Data Room and in the Disclosure Letter);

(iii)	the SA Manufacturing Agreement referred to in Clause 31.1;

(iv)
any agreement for the manufacture and supply of shower gel units under the Sanex mark in respect of the period after the Unilever Group has ceased to manufacture such units at its production facility in Santiga; and

(v)
any agreement under which the French Company offers transitional sales services to S. C. Johnson & Son as part of the acquisition by S. C. Johnson & Son of the insecticides business from the French Company; and

(L)	the changing of the corporate name of the French Company to a name which does not include the words “SARA LEE”.

5.3	The acts and matters referred to in Clause 5.1 are as follows:

(A)
a disposal of any of the assets of any Company or the Business where in any such case such disposal is of assets of an individual value in excess of €50,000 or an aggregate value in excess of €100,000;

(B)	any declaration, authorisation, making or payment of a dividend in specie or dividend in kind or other distribution (except for cash dividends described in Clause 5.2(H)) by any of the Companies;

(C)
(in relation to any Company) any creation, allotment or issue of or any grant of any option over or other right to subscribe or purchase, or any redemption or purchase of, any share or loan capital or securities of any Company or securities convertible into any of the foregoing;

(D)
any creation or grant of any option, right to acquire, mortgage, charge, pledge, lien, debenture or other encumbrance (other than a Permitted Encumbrance) on or over any of the Business Assets or any of the assets of any Company or any Shares;

(E)
the making of any loan by any Company (other than the granting of trade credit in the ordinary course of business consistent with past practice or other loans in the ordinary course of business consistent with past practice) to any person (other than to another Company);

(F)
the acquisition, whether by merger, consolidation, formation or otherwise, of any body corporate or business or the entering into of any partnership or joint venture arrangement which involves investment and/or the incurring of expenditure by the Business or any Company in excess of €100,000 in aggregate;

(G)	the entry into of any capital commitment or capital commitments having a value or involving expenditure in excess of €100,000 in aggregate;

(H)	terminating (except for good cause) or transferring the employment of any Key Personnel;

(I)	the grant of any licence or sublicense or the assignment, transfer, pledge, lease or disposition of any right (in whole or in part) under or in respect of:

(i)	any Business IPR; or

(ii)	any Intellectual Property owned by any Company;

(J)
a change in the accounting methods or practices with respect to the Sanex Perimeter, except insofar as may be required by a change from GAAP to IFRS or applicable law or which results from migration to Unilever Group accounting systems;

(K)
any modification, waiver, termination, failure to renew, failure to extend or amendment in any material respect of any Assumed Business Contract which is material (as materiality is defined in paragraph 5 of Schedule 2 provided, that, for purposes of this Clause the reference to €500,000 shall be a reference to €200,000);

(L)	entering into any material transaction with any member of the Unilever Group or any other affiliate of the Business Sellers relating to the Business;

(M)
(i) employing or agreeing to employ any new persons on a permanent basis fully or part time, other than as necessary to replace an Employee whose employment terminates (but not with respect to any Company Employee terminated pursuant to Clause 20.1(B)) and on terms reasonably consistent with the terms applicable to the terminated Employee or as required in order to comply with the Commitments, (ii) making changes or any commitment to make changes to terms of employment (including pension fund commitments or any increase to remuneration) or to any employee benefit plan, other than (I) those required by law or in order to comply with the Commitments, or (II) pursuant to normal annual pay reviews in the ordinary course of business consistent with past practice and subject to an aggregate increase of not more than 3% in total staff costs of the Business per annum, or (iii) entering into (where there is no existing agreement) or materially amending any collective bargaining agreement or other contract with a labour organisation, works council or employee organisation in each case in relation to the Business or any Company;

(N)
entering into or accepting any material Purchase Orders or otherwise selling or shipping or committing to sell or ship any material amounts of Products other than in the ordinary course of business consistent with past practice;

(O)	the entry into of any agreement to do any of the acts and matters specified in this Clause 5.3; or

(P)
(i) the making, changing or revoking of any Tax election, or filing of any Tax Return (including any amended Tax Return); (ii) the settling or compromising of any Tax liability or any Tax claim, audit, dispute or other proceeding; (iii) entry into any closing agreement or other agreement with any Tax Authority; (iv) execution of or the giving of consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of Taxes; (v) procurement of any ruling from a Tax Authority; (vi) a change to any method of accounting or entry into any instalment sale by a Company or any transaction between a Company and another member of the Unilever Group (including for this purpose, any other Company pre-Completion), that will result in any Company being required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any Post-Completion Tax Period or the portion of any Straddle Period beginning after the Completion Date or (vii) the entry into any tax sharing or tax indemnification agreement (other than, in relation to the Danish Company, as required by the Danish Company Taxation Act ("Selskabsskatteloven")), PROVIDED THAT nothing in this Clause 5.3(P) or Clause 5.1 shall prevent the Unilever Parents, the Target Companies or any member of the Unilever Group taking any action that (X) is in the ordinary course of business consistent with past practice or (Y) it is required to take to comply with its obligations or, where such enforcement would not have a more than immaterial adverse effect on the Purchaser, enforce its rights under the tax related provisions of the Sara Lee SPA.

6.	CONSIDERATION

6.1	The consideration for the sale to the Purchaser (or the relevant Designated Purchaser) of the Business Assets and the Shares shall be, subject to Clause 6.2:

(A)
the payment by the Purchaser to the Unilever Parents (on behalf of the Business Sellers and Share Sellers) in accordance with the provisions of Clause 10 of an amount equal to the Initial Cash Consideration; and

(B)	the assumption by the Purchaser (on behalf of the relevant Designated Purchasers) of the Assumed Business Liabilities.

6.2
Following determination of the Final Third Party Debt Amount, the Final Intra-Group Debt Amount, the Final Cash Amount and the Completion Stock Amount in accordance with the provisions of this Agreement, the Initial Cash Consideration shall be adjusted in accordance with Clauses 7 to 9 (inclusive), in order to determine the final aggregate cash consideration for the sale of the Business Assets and the Shares (the "Final Cash Consideration").

6.3	The Initial Cash Consideration, the Final Cash Consideration and any payments made pursuant to Clauses 7 to 9 (inclusive) shall be exclusive of any amounts in respect of VAT.

6.4	[RESERVED]

6.5	[RESERVED]

6.6
Except as otherwise required by law, all payments made pursuant to Clauses 17.1 and 17.3 or in respect of any claim under the Warranties or any indemnity or covenant to pay given under this Agreement or under the Tax Covenant shall be treated, for all Taxation purposes, by the Unilever Parents, the Purchaser, the Companies and their respective affiliates as an adjustment to consideration paid or payable for the Shares or the Business Assets under this Agreement (in accordance with Clauses 17.1, 17.3 or 23.4, as applicable), and neither the Unilever Parents, the Purchaser, the Companies nor any of their respective affiliates shall file any Tax Return or otherwise take, or agree to take, any position on any Tax Return or in any Tax audit or proceeding that is inconsistent therewith, except as otherwise required pursuant to a final and conclusive determination by any Tax Authority or other governmental authority (and for this purpose, a determination shall be deemed to be final and conclusive when a legally binding agreement with any Tax Authority is made in respect of it, or a decision of a court or tribunal is given or any binding agreement or determination is made, from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit).

6.7	The consideration amounts initially set out in part B of Schedule 6 (as adjusted in accordance with Schedule 6) shall be adopted by the Purchaser and the Unilever Parents for all purposes.

7.	CASH AND THIRD PARTY DEBT IN THE COMPANIES

7.1	It is agreed that:

(A)	the Purchaser shall (on behalf the Designated Purchasers (as applicable)) pay to the Unilever Parents (to hold on behalf of the Share Sellers) an amount (if any) equal to the Final Cash Amount; and

(B)
the Unilever Parents shall (on behalf of the Share Sellers) pay to the Purchaser (to hold on behalf of itself and/or the Designated Purchasers (as applicable)) an amount (if any) equal to the Final Third Party Debt Amount, provided that the above payments shall be netted-off against each other and, within five Business Days of the agreement or determination of the Final Cash Amount and the Final Third Party Debt Amount in accordance with this Agreement, the Unilever Parents shall be obliged to pay (on behalf of the relevant Share Sellers) to the Purchaser (to hold on behalf of the relevant Designated Purchasers) the net balance or the Purchaser (on behalf of the relevant Designated Purchasers) shall be obliged to pay the Unilever Parents (to hold on behalf of the relevant Share Sellers) the net balance (as the case may be) together with an amount equal to the amount of interest which would have been chargeable on such net balance on the assumptions that the rate of interest applied to such net balance was the Agreed Rate (accrued daily) and such net balance had been outstanding for the period from (and including) the Completion Date to (but excluding) the date of payment. Any payment under this Clause 7.1 shall constitute an adjustment to the Initial Cash Consideration and shall be made in immediately available funds in Euros to the Unilever Parent's Bank Account or the Purchaser's Bank Account (as the case may be).

7.2
Within 15 Business Days of Completion, the Unilever Parents shall notify the Purchaser of their calculation of each Final Cash Balance and each Final Third Party Debt for each Company in each relevant currency together with reasonably detailed supporting figures. The Purchaser shall notify the Unilever Parents of any dispute in relation to any such amount within 30 Business Days of Completion and shall provide reasonable details of the grounds for disputing such amount and of the amount which the Purchaser believes in good faith to be the correct amount for such Final Cash Balance or Final Third Party Debt. The Purchaser shall be deemed to have agreed to all Final Cash Balances and Final Third Party Debts which it does not so dispute within 30 Business Days of Completion.

7.3
If the Unilever Parents and the Purchaser are unable to agree any Final Cash Balance or Final Third Party Debt within 45 Business Days of Completion, then the determination of such Final Cash Balance or Final Third Party Debt shall be referred for determination to the Expert who shall be instructed to notify both the Unilever Parents and the Purchaser of his determination and of the reasons for it within 10 Business Days of such referral. In making his determination the Expert shall act as expert and not arbitrator and his determination shall, in the absence of manifest error, be final and binding and deemed to have been accepted and approved by the Unilever Parents and the Purchaser and shall be deemed to constitute the relevant Final Cash Balance or Final Third Party Debt (as the case may be) for all purposes of this Agreement provided that the amount determined by the Expert for any Final Cash Balance or Final Third Party Debt shall be within the range of the amount calculated by the Unilever Parents and the amount stated by the Purchaser under Clause 7.2. The fees and costs of the Expert incurred under this Clause shall be paid as to one-half by the Unilever Parents and one-half by the Purchaser unless otherwise directed by the Expert (who shall have the authority to make such direction if he deems it equitable).

7.4
For the purposes of determining and agreeing upon any Final Cash Balance or Final Third Party Debt the Purchaser and the Unilever Parents shall, and the Purchaser shall procure that each Company shall and the Unilever Parents shall procure that each member of the Unilever Group shall, give the Unilever Parents or the Purchaser (as the case may be) and the Expert reasonable access at all reasonable times to all books and records relating to such Final Cash Balance or Final Third Party Debt in their respective possession or control.

7.5
In determining each Final Cash Balance and the Final Third Party Debt (save in respect of debts and creditors of a financial nature as defined in the relevant Topic Area), the definitions, principles, policies, procedures and methods and practices of accounting set out in of the Unilever Accounting Policy Manual shall be applied. In respect of debts and creditors of a financial nature as defined in the relevant Topic Area, the provisions of paragraphs 2 to 5 of Part A of Schedule 4 (where relevant) shall apply mutatis mutandis.

8.	INTRA-GROUP DEBTS

The Unilever Parents shall use their best endeavours to procure that the Final Intra-Group Debt is settled immediately prior to Completion. In the event that, notwithstanding such best endeavours, any Final Intra-Group Debt amounts are outstanding at Completion, the following provisions shall apply. In relation to each Final Intra-Group Debt:

(A)
owed by a Company, the Purchaser shall procure that the amount of such Final Intra Group Debt, together with an amount equal to the amount of interest which would have been chargeable thereon on the assumptions that the rate of interest applied thereto was the Agreed Rate (accrued daily) and that the amount of such Final Intra-Group Debt had been outstanding for the period from (and including) the Completion Date to (but excluding) the date of payment, shall be paid by the Purchaser (on behalf of the relevant Company) to the Unilever Parents (as trustees for the members of the Unilever Group to which such amounts are owed) within five Business Days of the agreement or determination of such Final Intra-Group Debt against payment by the Unilever Parents (on behalf of the Share Sellers) to the Purchaser (to hold on behalf of the Designated Purchasers) of an amount equal thereto in the same currency and releases from all relevant members of the Unilever Group of all sums so due; and

(B)
in the case of any Final Intra-Group Debt owed by a member of the Unilever Group, the Unilever Parents shall procure that such Final Intra Group Debt, together with an amount equal to the amount of interest which would have been chargeable thereon on the assumptions that the rate of interest applied thereto was the Agreed Rate (accrued daily) and that the amount of such Final Intra-Group Debt had been outstanding for the period from (and including) the Completion Date to (but excluding) the date of payment, shall be paid by the Unilever Parents (on behalf of the relevant member of the Unilever Group) or the relevant member of the Unilever Group to the Purchaser (as trustee for the relevant Company to which such amount is owed) within five Business Days of the agreement or determination of such Final Intra-Group Debt against payment by the Purchaser (on behalf of the Designated Purchasers) to the Unilever Parents (to hold on behalf of the Share Sellers) of an amount equal thereto in the same currency and releases from the Companies of all sums so due,

PROVIDED THAT the above payments shall be made when the amounts of all of the Final Intra-Group Debts have been agreed or determined in accordance with this Clause 8, and all such payments shall be netted off against each other.

Any payment from the Purchaser to the Unilever Parents or vice versa (but not payment to the Purchaser or the Unilever Parents where expressly stated in this Clause 8.1 to be acting as a trustee) shall constitute an adjustment to the Initial Cash Consideration.

8.2
Within 15 Business Days of Completion, the Unilever Parents shall notify the Purchaser of the calculation of each Final Intra-Group Debt owed by or to each Company in each relevant currency together with reasonably detailed supporting figures. The Purchaser shall notify the Unilever Parents of any dispute in relation to any such amount within 30 Business Days of Completion and shall provide reasonable details of the grounds for disputing such amount and of the amount which the Purchaser believes in good faith to be the correct amount for such Final Intra-Group Debt. The Purchaser shall be deemed to have agreed to all Final Intra-Group Debts which it does not so dispute within 30 Business Days of Completion.

8.3
If the Unilever Parents and the Purchaser are unable to agree any Final Intra-Group Debt within 35 Business Days of Completion, then the determination of such Final Intra-Group Debt shall be referred for determination by any party to the Expert who shall be instructed to notify both the Unilever Parents and the Purchaser of his determination and of the reasons for it within 10 Business Days of such referral. In making his determination the Expert shall act as expert and not arbitrator and his determination shall, in the absence of manifest error, be final and binding and be deemed to have been accepted and approved by the Unilever Parents and the Purchaser and shall be deemed to constitute the relevant Final Intra-Group Debt for all purposes of this Agreement provided that the amount determined by the Expert for any Final Intra-Group Debt shall be within the range of the amount calculated by the Unilever Parents and the amount stated by the Purchaser under Clause 8.2. The fees and costs of the Expert incurred under this Clause shall be paid as to one half by the Unilever Parents and one half by the Purchaser unless otherwise directed by the Expert (who shall have the authority to make such direction if he deems it equitable).

8.4
For the purposes of determining and agreeing any Final Intra-Group Debt the Purchaser shall, and shall procure that each Company shall, give the Unilever Parents and the Expert reasonable access at all reasonable times to all books and records relating to such Final Intra-Group Debt in their respective possession or control and the Unilever Parents shall procure that each member of the Unilever Group shall give the Purchaser and the Expert reasonable access at all reasonable times to the books and records of each member of the Unilever Group relating to such Final Intra-Group Debt.

8.5
In determining any Final Intra-Group Debt (save in respect of debts and creditors of a financial nature as defined in the relevant Topic Area), the definitions, principles, policies, procedures and methods and practices of accounting set out in the Unilever Accounting Policy Manual shall be applied. In respect of debts and creditors of a financial nature as defined in the relevant Topic Area, the provisions of paragraphs 2 to 5 of Part A of Schedule 4 (where relevant) shall apply mutatis mutandis.

9.	COMPLETION STOCK AMOUNT STATEMENT

9.1	The Purchaser and the Unilever Parents shall each comply with their respective obligations in Schedule 4 in relation to the Completion Stock Amount Statement.

9.2
Subject to Clause 9.3, in the event that the value of the Completion Stock Amount is less than the value of the Target Completion Stock Amount, then the amount of the difference, together with an amount equal to the amount of interest which would have been chargeable thereon on the assumptions that the rate of interest applied thereto was the Agreed Rate (accrued daily) and that such difference had been outstanding for the period from (and including) the Completion Date to (but excluding) the date of payment, shall be paid to the Purchaser (to hold on behalf of itself and/or the Designated Purchasers (as appropriate)) by the Unilever Parents (on behalf of the Business Sellers and/or the Share Sellers (as appropriate)) within five Business Days of finalisation of the Completion Stock Amount Statement in accordance with Schedule 4. Subject to Clause 9.3, in the event that the value of the Completion Stock Amount is greater than the value of the Target Completion Stock Amount, then the amount of the difference, together with an amount equal to the amount of interest which would have been chargeable thereon on the assumptions that the rate of interest applied thereto was the Agreed Rate (accrued daily) and that such difference had been outstanding for the period from (and including) the Completion Date to (but excluding) the date of payment, shall be paid to the Unilever Parents (to hold on behalf of the Business Sellers and/or the Share Sellers (as appropriate)) by the Purchaser (on behalf of the Designated Purchasers) within five Business Days of the finalisation of the Completion Stock Amount Statement in accordance with Schedule 4.

9.3
All payments contemplated by this Clause shall constitute an adjustment to the Initial Cash Consideration and shall be made in immediately available funds in Euros to the Purchaser's Bank Account or (as the case may be) the Unilever Parents' Bank Account.

10.	COMPLETION

10.1
Completion of the sale and purchase of the Business Assets and the Shares shall take place at 10.00 a.m. on the Completion Date at the offices of Slaughter and May, One Bunhill Row, London EC1Y 8YY and at such other places as are specified in, or agreed in accordance with, Schedule 1.

10.2
Each of the Unilever Parents and the Purchaser shall do, or procure the doing of, all those things respectively listed in relation to them in Schedule 1 at Completion or at such other time as is specified in Schedule 1, PROVIDED THAT the Business Assets and the Assumed Business Contracts referred to in Clauses 12.1 and 13.1, respectively, shall be deemed to have been acquired by the Purchaser (on behalf of the relevant Designated Purchaser) for the purposes of determining whether the Unilever Parents have complied with Schedule 1. Without prejudice to the provisions of Schedule 1, the Purchaser shall deliver to the Unilever Parents the names of all individuals to be elected directors of the Companies at least five Business Days prior to Completion.

10.3
The Initial Cash Consideration shall be paid in Euros and shall be payable by or on behalf of the Purchaser (on behalf of itself and the Designated Purchasers) in immediately available funds at Completion.

10.4
Receipt of funds in accordance with Clause 10.3 shall constitute a good discharge of the Purchaser in respect of the payment of the Initial Cash Consideration but not, for the avoidance of doubt, any other amount contemplated in Clauses 7 and 9. The Purchaser shall not be concerned to see that the moneys transferred are applied in paying the Share Sellers or the Business Sellers in accordance with their respective entitlements.

10.5
The Purchaser shall not be obligated to complete the purchase of any Shares or the Business Assets unless the Unilever Parents procure the sale of the Shares and Business Assets simultaneously (other than as referred to in Clauses 12 and 13).

11.	ACTION AFTER COMPLETION

11.1
At the request of the Purchaser, the Unilever Parents shall procure that the Business Sellers shall, for a period of three months following Completion, join with the Purchaser (or the relevant Designated Purchaser) in sending out notices and letters in such form as the Purchaser may reasonably require to all of those suppliers and customers of the Sanex Perimeter and other business contacts of the Sanex Perimeter informing them of the transfer of the Sanex Perimeter.

11.2
Subject to the provisions of paragraphs (C) and (D) of Schedule 10 (VAT) to this Agreement, the Unilever Parents shall procure that originals of all notices, correspondence, information, orders or enquiries relating solely to the Sanex Perimeter and copies of the relevant parts of notices, correspondence, information, orders or enquiries relating partly to the Sanex Perimeter and partly to the Retained Business (the “Partly Retained Business Documents”) which are received by any member of the Unilever Group on or after Completion shall be passed as soon as practicable and, in any event, within 10 Business Days of such receipt to the relevant members of the Purchaser's Group or as the Purchaser may from time to time designate, PROVIDED THAT the Unilever Parents shall be entitled to redact and keep confidential the Partly Retained Business Documents in their reasonable discretion.

11.3
The Purchaser shall procure that originals of all notices, correspondence, information, orders or enquiries relating solely to the Retained Business and copies of the relevant parts of notices, correspondence, information, orders or enquiries relating partly to the Retained Business and partly to the Sanex Perimeter (the “Partly Retained Documents”) which are received by the Purchaser's Group on or after Completion shall be passed as soon as practicable and, in any event, within 10 Business Days of such receipt to the relevant member of the Unilever Group as the Unilever Parents may from time to time designate, PROVIDED THAT the Purchaser shall be entitled to redact and keep confidential the Partly Retained Documents in its reasonable discretion.

12.	THIRD PARTY CONSENTS FOR THE SALE OF THE BUSINESS ASSETS

12.1
Where any consent, approval or agreement of any third party is required for the transfer of any of the Business Assets or where any governmental or regulatory procedure, application or other requirement must be complied with to enable such transfer lawfully to take place, other than, in either case, in relation to the transfer of any Assumed Business Contract or the performance of any Assumed Business Contract by any Designated Purchaser, (“Nonassignable Items”) and such consent, approval or agreement has not been obtained or such procedure, application or other requirement has not been complied with (as the case may be) at or before Completion, then the following provisions shall apply:

(A)
the sale of the relevant Business Assets shall not take effect, notwithstanding Completion, until such consent, approval or agreement has been obtained or such procedure, application or other requirement has been complied with (as the case may be); and

(B)
the relevant Business Seller(s) (at the expense of the Purchaser including in relation to any fees which are paid or payable to third parties) and the relevant Designated Purchaser(s) shall each use their reasonable endeavours after Completion to obtain the consent, approval or agreement or to ensure that the relevant procedure, application or other requirement is complied with (as the case may be) as soon as possible.

12.2
After Completion, and until such time as any consent, approval or agreement referred to in Clause 12.1 is obtained (the "Consent Date"), the relevant Business Seller(s) shall hold the benefit of the relevant Business Asset referred to in Clause 12.1 on trust for the relevant Designated Purchaser and the relevant Designated Purchaser shall, unless it is prohibited from doing so, perform all the covenants and obligations thereunder (at the Purchaser’s expense) and indemnify the Unilever Parents (on behalf of the relevant Business Seller) against any cost, loss or expense incurred by any member of the Unilever Group in respect of such performance or, if the relevant Designated Purchaser is prohibited from performing the covenants and obligations under the relevant Business Asset, the relevant Business Seller or other member of the Unilever Group shall, at the expense of the Purchaser and to the extent that such Business Seller or other member of the Unilever Group is able and the relevant Business Asset permits, do all such acts and things as the relevant Designated Purchaser may reasonably require to enable due performance of such covenants and obligations and to provide for the relevant Designated Purchaser the benefits, subject to the burdens, of the relevant Business Asset and the relevant Designated Purchaser shall indemnify the Unilever Parents (on behalf of the relevant Business Seller) against any cost, loss or expense incurred by any member of the Unilever Group in respect of all such Business Asset.

12.3
At Completion, the Unilever Parents shall deliver to the Purchaser a schedule setting forth all material Nonassignable Items existing, so far as the Unilever Parents are aware, as at Completion. For the avoidance of doubt Nonassignable Items shall not include the Zetra Sanex Marks.

13.	ASSUMED BUSINESS CONTRACTS

13.1
Subject to Clause 13.2, the Designated Purchasers shall become entitled to the benefits under the Assumed Business Contracts and this Agreement shall constitute an assignment of the benefit of the Assumed Business Contracts to the relevant Designated Purchaser with effect from Completion.

13.2
This Agreement shall not constitute an assignment or an attempted assignment of the relevant Assumed Business Contract if or to the extent that such an assignment or attempted assignment is not possible or would constitute a breach of such Assumed Business Contract.

13.3
Where any consent, approval or agreement of any third party is required to enable a Designated Purchaser to perform any Assumed Business Contract after Completion or to enable the benefit or burden of any Assumed Business Contract to be transferred to or assumed by a Designated Purchaser (including any assignment, novation or other arrangement required to be put in place in respect of those Assumed Business Contracts which relate in part only to the Business whereby the relevant part is separated and transferred), then the following provisions shall apply:

(A)
after Completion each Business Seller or other relevant member of the Unilever Group (at the expense of the Purchaser including in relation to any fees which are paid or payable to any third party) and the relevant Designated Purchaser shall use their respective reasonable endeavours (including, in the case of the relevant Designated Purchaser, the provision of a guarantor or guarantors of the obligations under the relevant Assumed Business Contract) to obtain the consent, approval or agreement of the other party to whatever assignment, separation and/or transfer or novation is necessary to enable the relevant Designated Purchaser to perform any such Assumed Business Contract after Completion or, as the case may be, to transfer the benefit of any such Assumed Business Contract to the relevant Designated Purchaser or for the relevant Designated Purchaser to assume the burden of any such Assumed Business Contract; and

(B)	after Completion, until the consent, approval or agreement is obtained:

(i)
the relevant Business Seller or other member of the Unilever Group shall be deemed to hold the benefit of the relevant Assumed Business Contract, to the extent permitted under the relevant Assumed Business Contract, on trust for the relevant Designated Purchaser; and

(ii)
the relevant Designated Purchaser shall, unless the relevant Assumed Business Contract prohibits it, perform all the obligations of such Business Seller or other member of the Unilever Group (at the Purchaser's expense) under such Assumed Business Contract as agent for or sub contractor to such Business Seller or other member of the Unilever Group and indemnify the Unilever Parents (on behalf of the relevant Business Seller) against any cost, loss or expense incurred by any member of the Unilever Group in respect of such performance or, if the relevant Assumed Business Contract prohibits the relevant Designated Purchaser from so acting as agent or sub contractor, such Business Seller or other member of the Unilever Group shall, at the expense of the Purchaser and to the extent that such Business Seller or other member of the Unilever Group is able and the relevant Assumed Business Contract permits, do all such acts and things as the relevant Designated Purchaser may reasonably require to enable due performance of such Assumed Business Contract and to provide for the relevant Designated Purchaser the benefits, subject to the burdens, of the Assumed Business Contract, and the relevant Designated Purchaser shall indemnify the Unilever Parents (on behalf of the relevant Business Seller) against any cost, loss or expense incurred by any member of the Unilever Group in respect of all such acts and things. For this purpose, it shall not be reasonable to require any Business Seller or other relevant member of the Unilever Group to make any payment unless the relevant Designated Purchaser has first paid such Business Seller or other member of the Unilever Group sufficient cleared funds to make such payment.

For the avoidance of doubt, the obligations imposed on members of the Unilever Group in this Clause shall not include:

(a)
the payment of any compensatory payment to any third party in connection with the assignment or transfer of an Assumed Business Contract (in whole or in part), including in connection with a minimum purchase obligation;

(b)	the provision or assumption of any representation, warranty, covenant, undertaking, indemnity or guarantee for the benefit of any third party or any member of the Purchaser's Group; or

(c)	an obligation to undertake or threaten litigation or legal action.

13.4	If:

(A)	the terms of any particular Assumed Business Contract do not permit the relevant Designated Purchaser to perform the Business Seller's obligations as sub contractor or as agent; or

(B)	any required consent, approval or agreement:

(i)	is not obtained within 12 months after the Completion Date; or

(ii)	is refused,

and the procedure set out in this Clause does not enable the benefit of any Assumed Business Contract to be enjoyed in all material respects by the Purchaser or another member of the Purchaser's Group after the Completion Date, then the Business Seller and the Purchaser shall use all reasonable efforts to achieve an alternative solution by which the relevant Designated Purchaser shall receive the benefit of the relevant Assumed Business Contract and assume the associated obligations (provided that no member of the Unilever Group shall be obliged to make any commitment, incur any liability or make any payment for that purpose).

14.	ASSUMED BUSINESS LIABILITIES

14.1
The Purchaser (on behalf of the relevant Designated Purchasers) hereby agrees with the Unilever Parents (for themselves and as trustees for each other member of the Unilever Group) that it will (or will procure that a member of the Purchaser's Group will) (a) duly and properly perform, assume and pay and discharge when due the Assumed Business Liabilities, and (b) indemnify the Unilever Parents (on behalf of the relevant Business Seller) against any cost, loss or expense incurred by any member of the Unilever Group against, all liabilities, claims, judgements, costs and expenses suffered by any member of the Unilever Group arising in connection with the Assumed Business Liabilities. In the absence of fraud or wilful concealment, the liabilities of the members of the Purchaser’s Group under or in relation to the indemnity in this Clause 14.1 shall be limited as set out in paragraphs 1, 2(a), 4, 7, 9, 10, 11, 12, 13, 14, 16, 17 and 18 of Schedule 3 save that the reference to “12 months” in paragraph 1(a) shall be deemed to be a reference to “five years” and the provisions and paragraphs of Schedule 3 shall apply mutatis mutandis.

14.2	In this Agreement "Assumed Business Liabilities" means:

(A)
all obligations and liabilities under the Assumed Business Contracts which are incurred or fall due to be performed from, or arise in respect of the period, immediately after the Completion Time and thereafter excluding, for the avoidance of any doubt, the Business Payables;

(B)
all other liabilities and obligations which are incurred or fall due to be performed from, or arise in respect of the period, immediately after the Completion Time and thereafter in respect of the Business as such Business is actually transferred to the Purchaser (or the Designated Purchasers) by the Business Sellers pursuant to the terms of this Agreement excluding, for the avoidance of any doubt, the Business Payables;

(C)	all liabilities and obligations with respect to Retirement Benefits required to be provided by the Purchaser contemplated by Schedule 7 (Pensions); and

(D)	all liabilities arising in connection with the condition of, or any defect in, any Business Stocks.

The Purchaser, for itself and its successors and assigns, covenants that, at any time and from time to time on or after the Completion Time, it will execute and deliver all such further instruments of assumption and acknowledgements as any member of the Unilever Group may reasonably request in order to effect the release and discharge in full of the relevant member of the Unilever Group in respect of any Assumed Business Liability and the Purchaser's assumption of the Assumed Business Liabilities and the substitution of the Purchaser as the primary obligor in respect of the Assumed Business Liabilities in each case on a non recourse basis to the Unilever Group.

14.3
Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not assume liability, pursuant to this Agreement or any Transaction Documents, or be or become liable, as a result of entering into this Agreement for the payment, performance or discharge of any of the following liabilities, obligations or commitments of any member of the Unilever Group:

(A)	all liabilities expressly retained by any member of the Unilever Group under the terms of the Transaction Documents;

(B)	all Business Payables;

(C)
all obligations and liabilities under the Assumed Business Contracts other than those which are incurred or fall due to be performed from, or arise in respect of the period, immediately after the Completion Time and thereafter in respect of the Business;

(D)
all liabilities under the Excluded Business Contracts without prejudice to (1) any obligation of Purchaser pursuant to this Agreement with respect to contracts with Business Employees and (2) any assumption of liability by the Purchaser pursuant to the terms of the Transitional Services Agreement, the Supply Agreement or the Sale of Products Agreements;

(E)
all liabilities and obligations incurred or which fall due to be performed from, or arise in respect of the period prior to, the Completion Time, except for those liabilities and obligations expressly assumed or undertaken by the Purchaser pursuant to this Agreement or any of the Transaction Documents including those set forth in Clauses 14.2(C) or 14.2(D), any liabilities or obligations in relation to Tax and any liabilities and obligations (in each case) assumed by Purchaser pursuant to the terms of Clause 18, 20, 25.6 to 25.7, 29.11 or Schedule 7 hereto and except, in relation to Business Information and Business Marketing Materials, for any obligations of confidentiality or restrictions due to applicable law or binding and enforceable contractual provisions on use of that Business Information or Business Marketing Materials which apply to the Purchaser as a transferee of that information or material by contract or as a matter of law;

(F)
all liabilities arising in connection with the condition of, or any defect in, any product sold by the Sanex Perimeter prior to the Completion Date (including for the avoidance of doubt, any products liability claim) other than as set forth in Clause 14.2(D);

(G)	all Excluded Taxes;

(H)	any liability of the Business Sellers in respect of Tax;

(I)	all Environmental Liabilities;

(J)	all Competition Law Liabilities; and

(J)
all other liabilities, obligations or commitments of the Unilever Group, except for the liabilities expressly assumed by Purchaser pursuant to the terms of this Agreement or any of the Transaction Documents and without prejudice to any liabilities, obligations or commitments of the Unilever Group for which the Purchaser is or becomes liable pursuant to the terms of any other contract or applicable law.

15.	BUSINESS RECEIVABLES AND APPORTIONMENT

15.1
The Purchaser shall not acquire or procure the acquisition of the Business Receivables and accordingly the Business Sellers shall be entitled to the Business Receivables in accordance with the terms of this Clause.

15.2	The Purchaser agrees that the Business Sellers alone shall be responsible for the collection of any of the Business Receivables and that:

(A)	the Business Sellers shall be entitled to take such steps as they may think fit to recover any outstanding Business Receivables;

(B)
the Purchaser shall not take, and shall procure that no other member of the Purchaser's Group takes, any step to collect the Business Receivables, and shall not do anything to hinder their collection by any Business Seller; and

(C)
if the Purchaser or any other member of the Purchaser's Group should receive any communication or payment in respect of any Business Receivables, the Purchaser shall give written details of any such communication or payment (or shall procure that these are given) to the Unilever Parents as soon as reasonably practicable following receipt thereof.

15.3
Where anything (including any service) is to be provided by a member of the Purchaser's Group under any of the Assumed Business Contracts after Completion, but any payment (whether by way of deposit, prepayment or otherwise) in respect of the price or cost of it has been received by a member of the Unilever Group before Completion, the Unilever Parents shall procure that the relevant member of the Unilever Group pays a sum equal to the amount of that payment (excluding any such part of that payment as comprises an amount in respect of output VAT for which that or any other member of the Unilever Group is required to account) to the relevant member of the Purchaser's Group immediately following Completion (and shall hold such sum in trust for that member of the Purchaser’s Group until it is paid over), following receipt of which the member of the Purchaser's Group shall provide such thing or service.

15.4
Where anything (including any service) is to be provided to a member of the Purchaser's Group under any of the Assumed Business Contracts after Completion, but any payment (by way of deposit, prepayment or otherwise) has been made by a member of the Unilever Group in respect of the price or cost of it before Completion, the Purchaser shall procure that that member of the Purchaser's Group pays a sum equal to the amount of that payment (excluding any such part of that payment as comprises an amount in respect of VAT for which any member of the Unilever Group is entitled to credit as input tax) to the relevant member of the Unilever Group as soon as reasonably practicable following the member of the Purchaser's Group becoming aware of such thing or service and shall hold such sum in trust for that member of the Unilever Group until it is paid over.

15.5
Save as contemplated by the Transitional Services Agreement and/or the Sale of Products Agreements, if, on or following Completion, the Purchaser or any other member of the Purchaser's Group receives any moneys or other items that relate to the Sanex Perimeter that belong to the Unilever Parents or any other member of the Unilever Group, the Purchaser shall, or shall procure that such other member of the Purchaser's Group shall, hold such moneys or other items on trust for the Unilever Parents or such other member of the Unilever Group (as the case may be) and shall pay or transfer such moneys or other items (less an amount equal to any Tax chargeable thereon, or which would have been so chargeable but for the use or set off of any Relief) to the Unilever Parents or such other member of the Unilever Group (as the case may be) as soon as practicable following receipt thereof.

15.6
Save as contemplated by the Transitional Services Agreement and/or the Sale of Products Agreements, if, on or following Completion, the Unilever Parents or any other member of the Unilever Group receives any money or other items that relate to the Sanex Perimeter that belong to the Company, the Unilever Parents shall, or shall procure that the other relevant member of the Unilever Group shall, hold such moneys or other items on trust for the Purchaser (as trustee for the Company) and shall pay or transfer such moneys or other items (less an amount equal to any Tax chargeable thereon, or which would have been so chargeable but for the use or set off of any Relief) to the Purchaser (as trustee for the Company) as soon as reasonably practicable following receipt thereof.

15.7
The Purchaser shall procure that all moneys or other items belonging to any member of the Unilever Group which are received by any member of the Purchaser's Group on or after Completion in connection with the Business or any of the Business Assets shall be held on trust by that member of the Purchaser's Group for that member of the Unilever Group and that such moneys or other items (less an amount equal to any Tax chargeable thereon, or which would have been so chargeable but for the use or set off of any Relief) are promptly paid over to that member of the Unilever Group.

15.8
The Unilever Parents shall procure that all moneys or other items belonging to any member of the Purchaser’s Group which are received by any member of the Unilever Group on or after Completion in connection with the Business or any of the Business Assets shall be held on trust by that member of the Unilever Group for that member of the Purchaser’s Group and that such moneys or other items (less an amount equal to any Tax chargeable thereon, or which would have been so chargeable but for the use or set off of any Relief) are promptly paid over to that member of the Purchaser’s Group.

15.9	All payments referred to under this Clause 15 shall be made in immediately available funds in Euros to the Unilever Parents' Bank Account or the Purchaser's Bank Account (as the case may be).

16.	LIABILITIES OF THE COMPANIES AND THE BUSINESS

16.1
With effect from Completion, the Unilever Parents (on behalf of themselves and on behalf of any other relevant member of the Unilever Group) shall indemnify the Purchaser (on behalf of each Company or other member of the Purchaser’s Group) against any cost, loss or expense incurred by or liabilities suffered by (excluding any cost, loss, expense or liability in relation to Tax) (i) any Company, or (ii) any member of the Purchaser’s Group in relation to (x) the Excluded Business Assets, (except for contracts with Business Employees), or (y) the Business, and which in each case were incurred or which arise in respect of an event which occurred prior to the Completion Time (including liabilities in relation to the Pre-Sale Reorganisation, Environmental Liabilities, Competition Law Liabilities and, save as provided in Clause 14.2(D), products) provided that, in the case of liabilities of the Purchaser’s Group in relation to the Business, such liabilities would not have been suffered or incurred by the Company or member of the Purchaser’s Group but for the acquisition of the Business and/or any Business Assets and further provided that the following liabilities shall be excluded (but in any case without prejudice to Purchaser’s rights with respect to breaches of Warranties or other rights contained herein):

(A)	the Company Payables;

(B)
any liabilities with respect to Retirement Benefits required to be provided by the Purchaser contemplated by Schedule 7 (Pensions) or any liabilities or obligations which are covered by the indemnities or obligations in Clauses 20.13, 20.14 or 20.15;

(C)	any Tax Liabilities (which, for the avoidance of doubt, shall be the subject of the Tax Covenant, to the extent provided therein);

(D)
any payments or other liabilities under any contracts, arrangements or other commitments (including under any licence or permit) which are incurred, or are connected with obligations that fall due to be performed from, or arise in respect of the period after, the Completion Time;

(E)	any amounts included within the meaning of Final Third Party Debt or Final Intra Group Debt;

(F)	any liabilities arising in connection with the condition of, or any defect in, any Share Sale Perimeter Stocks;

(G)	any liabilities which the Purchaser or any member of the Purchaser’s Group has assumed responsibility for, or agreed to discharge, under the terms of any Transaction Document; and

(H)	any liabilities which relate to IPR Matters to the extent related to the operation of the Sanex Perimeter following Completion.

16.2
In the absence of fraud or wilful concealment, the liability of the Unilever Parents under or in relation to the indemnity in Clause 16.1 (other than with respect to sub-clause (x) of Clause 16,1 save to the extent that such clause relates to Excluded Business Contracts) shall be limited as set out in paragraphs 1, 2(a), 4, 7, 9, 10, 11, 12, 13, 14, 16, 17, and 18 of Schedule 3 save that the reference to "12 months" in paragraph 1(a) shall be deemed to be a reference to "five years".

16.3
For the avoidance of doubt, whether or not an amount equal to a liability to tax of the Companies or any member of the Purchaser’s Group shall be paid by the Unilever Parents to the Purchaser shall be governed by the Tax Covenant.

17.	COMPANY RECEIVABLES AND PAYABLES

17.1	The Purchaser shall (on behalf of the relevant Designated Purchasers):

(A)
subject to Clause 17.2(B) pay promptly to the Unilever Parents (to hold on behalf of the relevant Share Sellers) an amount equal to all Company Receivables actually received by the Dutch Company or actually collected (or the collection of which is procured) by the Unilever Parents on behalf of the Dutch Company as an adjustment to the consideration paid for the shares in the Dutch Company; and

(B)
pay to the Unilever Parents (to hold on behalf of the relevant Share Sellers) on the first Business Day of each calendar month an amount equal to all Company Receivables actually received during the preceding calendar month by the French Company and the Danish Company as an adjustment to the consideration paid for the shares in the Company to which the relevant Company Receivables relate.

17.2	The Purchaser and the Unilever Parents:

(A)	agree that the Unilever Parents alone shall be responsible for the collection (or procuring the collection) of any of the Company Receivables of the Dutch Company and that:

(i)	the Unilever Parents shall be entitled to take such steps as they may think fit to recover such outstanding Company Receivables;

(ii)
the Purchaser shall not take, and shall procure that no other member of the Purchaser's Group takes, any step to collect such Company Receivables (save where requested to do so by the Unilever Parents pursuant to Clause 17.2(B)), and shall not do anything to hinder their collection by the Unilever Parents; and

(iii)
if the Purchaser or any other member of the Purchaser's Group should receive any communication or payment in respect of such Company Receivables, the Purchaser shall, as soon as reasonably practicable following receipt thereof, give written details of any such communication or payment (or shall procure that the same are given), and shall transfer the full amount of any such payment, to the Unilever Parents; and

(B)
agree that the Purchaser shall, if the Company Receivable is a right to receive any amount by way of repayment of Tax or interest on overpaid Tax or repayment supplement and if indemnified and secured by the Unilever Parents to its reasonable satisfaction, take (or shall procure that the Company concerned takes) such action as the Unilever Parents may reasonably request to obtain such Tax refund (keeping the Unilever Parents fully informed of the progress of any action taken and providing them with copies of all relevant correspondence and documentation), including, if a Tax Authority disputes such right, making all such appeals as the Unilever Parents shall request from time to time in such manner as the Unilever Parents shall request from time to time and providing the such information, assistance and access to records and personnel as they reasonably require, in each case on a timely basis.

17.3
Any Company Receivables of the Dutch Company that are collected (or the collection of which is procured) by the Unilever Parents shall be retained by the Unilever Parents (on behalf of the relevant Share Sellers) and shall, to the extent of such Company Receivables, satisfy the Purchaser's obligation to pay an amount equal to the same to the Unilever Parents under Clause 17.1 (and the Purchaser shall procure that any transactions that need to occur between members of the Purchaser's Group in order to effect that satisfaction by way of set-off shall occur and that such transactions do not provide for any unlawful transfer of value from the Dutch Company).

17.4
The Unilever Parents shall (on behalf of the relevant Share Seller) pay when due an amount equal to all Company Payables and if, following Completion, the Purchaser or any member of the Purchaser's Group (including the Companies) should receive any invoice or other communication in respect of any Company Payables, the Purchaser shall send a copy of such invoice or written details of such other communication (or shall procure that the same is sent) to the Unilever Parents as soon as reasonably practicable following receipt thereof. Any payment made pursuant to the first sentence of this Clause shall be treated as an adjustment to the consideration paid for the shares in the Company to which the Company Payable relates. In addition, if Purchaser or any member of the Purchaser’s Group (including the Companies) incurs any loss, expense or cost in connection with any such Company Payables, then the Unilever Parents shall promptly pay to the Purchaser an amount equal to such loss, expense and/or cost.

18.	GUARANTEES AND OTHER AGREEMENTS

18.1
The Purchaser, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it will execute and deliver all such instruments of assumption and acknowledgements as the Unilever Parents may reasonably request in order to effect the release and discharge in full of any Assurance with respect to guarantees howsoever structured given at any time by any member of the Unilever Group to any person in respect of any obligation or liability of any Company (including any given in connection with the Sara Lee SPA) or in respect of any Assumed Business Liability and the Purchaser's assumption of, and the substitution of the Purchaser as the primary obligor in respect of, each such Assurance, in each case on a non-recourse basis to the members of the Unilever Group. Pending such release and discharge, the Purchaser hereby agrees with the Unilever Parents (on behalf of itself and each other member of the Unilever Group) that it will assume and pay and discharge when due, and (on behalf of itself and/or the relevant Designated Purchaser) indemnify the Unilever Parents against any cost, loss or expense incurred by any member of the Unilever Group in respect of, all such Assurances with respect to guarantees.

18.2	[RESERVED]

18.3
Each of the Unilever Parents, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it will execute and deliver all such instruments of assumption and acknowledgements or take such other action as the Purchaser may reasonably request in order to effect the release and discharge in full of any Assurance with respect to guarantees given by any Company to any person in respect of any obligation or liability of any member of the Unilever Group (other than a liability of a Business Seller in respect of the Business), and shall procure the assumption of, and the substitution of an appropriate member of the Unilever Group as the primary obligor in respect of, each such Assurance with respect to guarantees on a non-recourse basis to the Purchaser's Group. Pending such release and discharge, the Unilever Parents hereby agree with the Purchaser (on behalf of themselves and the relevant Company) that they will assume and pay and discharge when due, and (on behalf of the relevant Share Seller) indemnify the relevant Designated Purchaser against any cost, loss or expense incurred by the relevant Company in respect of, all such Assurances with respect to guarantees.

19.	VALUE ADDED TAX

Without prejudice to Clause 6.3, each of the parties shall comply with the requirements relating to that party set out in Schedule 10.

20.	EMPLOYEES

20.1

(A)
The parties intend that the contracts of employment of the Business Employees will have effect from (and including) the Completion Date, as if originally made between each Business Employee and the relevant member of the Purchaser’s Group.

(B)
Prior to Completion, the Unilever Parents shall, or shall cause the applicable member of the Unilever Group to, terminate the employment of six Company Employees (who are not temporary employees) from the French Company and prior to Completion such six individuals shall be removed from the list of Company Employees on Attachment 4.

20.2
This Clause 20.2 does not apply in circumstances where Clause 20.12 applies. If the contract of employment of any Business Employee terminates or is found or alleged not to have effect after Completion as if originally made with the Purchaser or another member of the Purchaser's Group as a consequence of the sale and purchase of the Business Assets other than by virtue of mandatory provisions of applicable legislation relating to the transfer of undertakings, the Purchaser (on behalf of the relevant member of the Purchaser's Group) agrees that:

(A)
in consultation with the Unilever Parents, it will, within five Business Days of being so requested (as long as the request is made no later than 10 Business Days after the Unilever Parents become aware of such finding or allegation and, in any event, within the period of three months after Completion), make to that Business Employee an offer in writing to employ him under a new contract of employment subject to, and to take effect upon, the termination referred to below; and

(B)	the offer to be made will be on such terms and conditions as are consistent with the Purchaser's undertakings in Clauses 20.7 and 20.8.

Upon such offer being made (or at any time after the expiry of the five Business Days if the offer is not made as requested), the relevant member of the Unilever Group shall, where legally possible, terminate the employment of the Business Employee concerned (save where already terminated). The Purchaser shall (on behalf of itself and/or the relevant Designated Purchaser) indemnify the Unilever Parents (on behalf of the relevant members of the Unilever Group) against all liabilities arising from the employment of that employee after Completion until such termination (up to a maximum period of three months), and against all liabilities arising from the termination of employment of that employee.

20.3
This Clause 20.3 does not apply in circumstances where Clause 20.12 applies. If the contract of employment of any person who is immediately prior to Completion employed by a member of the Unilever Group (other than a Business Employee and a Company Employee) is found or alleged to have effect after Completion as if originally made with the Purchaser or another member of the Purchaser's Group as a consequence of the sale and purchase of the Business Assets, the Unilever Parents (on behalf of the relevant member of the Unilever Group) agree that:

(A)
in consultation with the Purchaser, they will, within five Business Days of being so requested (as long as the request is made no later than ten Business Days after the Purchaser (or such member of the Purchaser's Group) becomes aware of such finding or allegation and, in any event, within the period of three months after Completion), procure that a member of the Unilever Group makes to that employee an offer in writing to employ him under a new contract of employment subject to, and to take effect upon, the termination referred to below; and

(B)	the offer to be made will be on the same terms and conditions as were provided to that employee immediately before Completion.

Upon such offer being made (or at any time after the expiry of the five Business Days if the offer is not made as requested), the relevant member of the Purchaser's Group shall, where legally possible, terminate the employment of the employee concerned. The Unilever Parents (on behalf of the relevant member of the Unilever Group) shall indemnify each member of the Purchaser's Group against all liabilities arising from the employment of that employee after Completion until such termination (up to a maximum period of three months), and against all liabilities arising from the termination of employment of that employee.

20.4
The Purchaser has provided or will provide (as the case may be) the Unilever Parents with such information reasonably requested in writing by the Unilever Parents to enable them to comply with any obligations to inform, consult or notify any person about the matters contemplated by this Agreement in so far as it relates to any Employee to the extent required by local law and within the relevant time limits imposed by local law. The obligations of this Clause 20.4 shall apply mutatis mutandis to the Unilever Parents.

20.5
The Purchaser shall (on behalf of itself and the relevant Designated Purchaser) indemnify the Unilever Parents (on behalf of the relevant members of the Unilever Group) against any claim in respect of any resignation by an Employee, or individual who would have been an Employee but for the termination of his employment before Completion, in circumstances where an action by the Purchaser or a member of the Purchaser's Group directly gives rise to a claim of constructive dismissal or anticipatory constructive dismissal.

20.6
The provisions of Clauses 20.7 and 20.8 are to apply to the Employees only for so long as the Employees continue in the employment of any member of the Purchaser's Group. This undertaking does not constitute a guarantee that the Employees will continue to be employed following Completion and any obligations under this Clause 20.6 immediately shall cease with respect to an Employee upon the termination of such Employee’s employment.

20.7

(A)
If the employment of any Employee is terminated within 3 years of the Completion Date, the Purchaser shall procure that there shall be provided in respect of such Employee redundancy and severance policies and benefits (whether contractual or otherwise and giving due credit to the Employees for any additional service or earnings from the Completion Date onwards) in such a manner as to be no less favourable, taken as a whole, than those applicable in respect of the particular Employee immediately prior to the Completion Date, to the extent such policies and benefits are comprised in the Data Room and/or described in the Disclosure Letter. For the avoidance of doubt, nothing in this Clause 20.7(A) shall be construed as requiring the Purchaser or any member of the Purchaser’s Group to continue to employ any Employee during such period from the Completion Date or thereafter.

(B)	This Clause 20.7 does not apply to rights to Retirement Benefits which are dealt with under Schedule 7 (Pensions).

(C)
The Unilever Parents shall provide or shall cause to be provided to any member of the Purchaser’s Group such information reasonably requested in writing by any member of the Purchaser’s Group to enable the Purchaser to comply with its obligations in this Clause 20.7.

20.8
Without prejudice to Clause 20.7, the Purchaser shall procure that for a period of 3 years following the Completion Date, Employees who continue to be employed shall be employed on terms and conditions (whether contractual or otherwise and including, without limitation, any related to length of service) which are no less favourable taken as a whole in respect of each Employee than those which apply in respect of each Employee immediately prior to the Completion Date, to the extent such terms and conditions are comprised in the Data Room and/or described in the Disclosure Letter. This undertaking does not constitute a guarantee that the Employees will continue to be employed following Completion and any obligations under this Clause 20.8 immediately shall cease with respect to an Employee upon the termination of such Employee’s employment. This Clause 20.8 does not apply to rights to Retirement Benefits which are dealt with under Schedule 7 (Pensions). The Unilever Parents shall provide or shall cause to be provided to any member of the Purchaser’s Group such information reasonably requested in writing by any member of the Purchaser’s Group to enable Purchaser to comply with its obligations in this Clause 20.8.

20.9
The Purchaser's agreement to the provisions of Clauses 20.7 and 20.8 is given by the Purchaser on the express understanding that, if the Purchaser is in breach of any such provisions, the Unilever Parents may, at their absolute discretion, and without limitation, seek to procure compliance with such provisions by the Purchaser by applying to the court for damages and/or specific performance.

20.10
For the avoidance of doubt, the provisions of this Clause 20 are without prejudice to the operation of any rule of law in relation to, or contractual term of, the terms and conditions of employment of the Employees.

20.11
If any Business Employee or Company Employee requires a work permit or employment pass or other approval (in this Clause "Permits") for his employment to continue after Completion, the Purchaser undertakes to use its reasonable endeavours to procure that any necessary applications are promptly made and to use its reasonable efforts to secure the necessary Permits and the provisions of Clause 38 (Further Assurance) shall apply in relation to the continued employment of Employees and (if they are Business Employees or otherwise as necessary) their transfer to another employer after Completion.

20.12
The Unilever Parents shall procure that, upon and from the termination of the Supply Agreements (whether absolutely or in part), the relevant Unilever Supplier (as defined therein) shall, where such termination has the effect of transferring the employment of any employee of that Unilever Supplier (or its holding company, subsidiary or subsidiary of its holding company) to any member of the Purchaser's Group (the "Purchaser Recipient"), indemnify the Purchaser Recipient against any liability which results from the termination by the Purchaser Recipient of the employment of any such employee on or immediately after such transfer takes place or the Purchaser Recipient becoming aware that such transfer has taken place.

20.13
All wages, salaries, employer's liabilities in respect of the pay as you earn system (or other similar system) and national insurance contributions (or other similar contributions) and other periodic outgoings in respect of the Employees which relate to a period:

(A)	after the Completion Date shall be borne or discharged by the Purchaser; and

(B)	on or before the Completion Date shall be borne or discharged by the Unilever Parents.

20.14
The Purchaser (or members of the Purchaser’s Group having assumed the relevant contractual obligation to do so in connection with the sale of the Business Assets) undertakes to the Unilever Parents to procure that each relevant member of the Purchaser’s Group shall pay any AIP (2011) entitlements, Sanex Incentives Scheme and Higher Tiered Bonus Scheme entitlements payable or which become payable to any Employees in accordance with their respective terms, as and when they fall due for payment following Completion. In relation to the AIP (Pre Closing Proportion) and the Sanex Incentives Scheme and the Higher Tiered Bonus Scheme entitlements, to the extent any such amount is subject to the discretion of any party or subject to performance criteria, then the Unilever Parents shall notify the Purchaser of the relevant amount to be payable under this Clause. The Unilever Parents shall (on behalf of themselves and on behalf of any other relevant member of the Unilever Group) indemnify the Purchaser (on behalf of the relevant Designated Purchaser or Company) against the AIP (Pre Closing Proportion) and the Sanex Incentives Scheme and the Higher Tiered Bonus Scheme entitlements, in each case when paid to the Employees.

20.15
The Unilever Parents shall (on behalf of themselves and on behalf of any other relevant member of the Unilever Group) indemnify the Purchaser (on behalf of the relevant Designated Purchaser or Company) against all liabilities, obligations, costs, claims and demands in respect of:

(A)
the employment of any of the Employees at any time prior to the Completion Date by the Unilever Parents or any member of the Unilever Group (excluding any liabilities required to be provided by the Purchaser contemplated by Schedule 7 (Pensions));

(B)	any termination of employment of any Employee by the Unilever Parents or any member of the Unilever Group prior to the Completion Date;

(C)
any failure by the Unilever Parents to comply with any obligation to inform or consult with employee representatives in connection with the matters contemplated by this Agreement (other than as a result of any failure by the Purchaser or any other member of the Purchaser’s Group); and

(D)	any breach by the Unilever Parents or any other member of the Unilever Group of sub-clause 20.1(B) or sub-clause 20.13(B),

provided that any liabilities which are covered by the indemnity from the Unilever Parents in Clause 20.14 shall be excluded from the operation of this Clause 20.15 and shall be covered by Clause 20.14.

20.16
The Purchaser shall (on behalf of the relevant Designated Purchaser or Company) indemnify the Unilever Parents (on behalf of the relevant member of the Unilever Group) against all liabilities, obligations, costs, claims and demands in respect of:

(A)
except as otherwise provided in Clause 20.14, the employment of any Employee during the period after the Completion Date including, without limitation, any changes to terms and conditions of employment by the Purchaser;

(B)	any termination of the employment of any Employee by the Purchaser after the Completion Date;

(C)
any failure by the Purchaser to comply with any obligation to inform or consult with employee representatives in connection with the matters contemplated by this Agreement (other than as a result of any failure by the Unilever Parents or any other member of the Unilever Group); and

(D)	any breach by Purchaser or any other member of the Purchaser’s Group of sub-clause 20.13(A).

20.17
Notwithstanding any provision in this Agreement to the contrary, nothing in this Clause 20 shall be deemed or construed to be an amendment or other modification of any employee benefit plan of the Unilever Group or the Purchaser’s Group. The provisions of this Clause 20 are for the sole benefit of the parties to this Agreement and are not for the benefit of any third party.

21.	PENSIONS

Each of the parties shall comply with the requirements relating to that party set out in Schedule 7.

22.	CONTINUING ARRANGEMENTS BETWEEN UNILEVER GROUP AND THE SANEX PERIMETER

22.1
The Unilever Parents and the Purchaser shall enter into the Transitional Services Agreement at Completion and shall procure that the Sale of Products Agreements and the Supply Agreement are entered into by the relevant members of the Unilever Group and the Purchaser's Group at Completion.

22.2	Save as contemplated by this Agreement or in any duly executed and binding agreement referred to in this Clause 22:

(A)	no member of the Unilever Group shall be obliged to supply any services or goods to any member of the Purchaser's Group after Completion; and

(B)	no member of the Purchaser's Group shall be obliged to supply any services or goods to any member of the Unilever Group after Completion.

23.	SELLERS' WARRANTIES AND PURCHASER'S REMEDIES

23.1
Subject as provided in this Agreement, the Unilever Parents (for themselves and on behalf of the Business Sellers and the Share Sellers) warrant to the Purchaser (for itself and on trust for the Designated Purchasers) as at the date of this Agreement in terms of the Warranties set out in Schedule 2. The following Warranties are given on the basis that the Pre-Sale Reorganisation shall be deemed to have been completed as at the date of this Agreement: Schedule 2, Part A, paragraph 1.2, 4, 5.1 and 5.4 and Part B, paragraph 9.

23.2
Subject as provided in this Agreement, the Unilever Parents (for themselves and on behalf of the Business Sellers and the Share Sellers) warrant to the Purchaser (for itself and on trust for the Designated Purchasers) as at the Completion Date in terms of the Warranties set out in paragraphs 1, 4 and 7 of Part A of Schedule 2 and paragraphs 9 and 10 of Part B of Schedule 2 as if such Warranties were repeated immediately before the Completion Date (except to the extent expressly made as of an earlier date, in which case as of such date) by reference to the facts and circumstances subsisting at that date on the basis that any reference in the Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the Completion Date (or such other date, as applicable).

23.3	In the absence of fraud or wilful or fraudulent concealment, the liability of the Unilever Parents under or in relation to the Warranties shall be limited as set out in Schedule 3.

23.4
Any payment made by the Unilever Parents (on behalf of themselves or the Business Sellers or the Share Sellers) in respect of any claim under the Warranties or any indemnity or covenant to pay given under this Agreement or under the Tax Covenant shall, if it is specifically attributable to a Company or Business Asset, be treated as a repayment of and adjustment to that part of the Final Cash Consideration that is attributable to that Company or that Business Asset, and, otherwise, shall be treated as an adjustment to that part of the Final Cash Consideration that the Unilever Parents and the Purchaser shall reasonably agree is appropriate.

23.5
Subject and without prejudice to Clause 39, the Purchaser acknowledges and agrees that it has not relied upon any representations, warranties or statements made by any member of the Unilever Group or any of their affiliates or representatives that are not set forth in the Principal Transaction Documents.

23.6
Without prejudice to any other remedy available to the Purchaser for breach of the Warranties, the only remedies not available to the Purchaser shall be rescission or termination of this Agreement for any such breach of Warranty.

23.7
The Unilever Parents undertake that, if any claim is made against any of them by the Purchaser in connection with the sale of the Shares and the Business Assets to the Purchaser, they shall not make any claim against any Company Employee on whom they may have relied before agreeing to any terms of this Agreement or the Tax Covenant or authorising any statement in the Disclosure Letter.

23.8
Each of the Warranties shall be construed as a separate and independent warranty and, except where expressly provided to the contrary, shall not be limited or restricted, or widened or extended by reference to or inference from the terms of any other Warranty or any other provision of this Agreement.

23.9
If an Indemnified Material Adverse Effect occurs prior to Completion, the Purchaser may on or before Completion give a notice to the Unilever Parents that it believes that such an Indemnified Material Adverse Effect has occurred. Completion shall take place at the time specified in this Agreement notwithstanding the giving of such a notice and notwithstanding the alleged occurrence of an Indemnified Material Adverse Effect. The Purchaser shall have no right of rescission or termination in respect of the alleged Indemnified Material Adverse Effect. Upon receipt of such a notice, the Unilever Parents shall have a period of 30 days to remedy the Indemnified Material Adverse Effect. In exercising their right to remedy, the Unilever Parents shall ensure that they do not interfere with the actions taken by the Purchaser in response to the Indemnified Material Adverse Effect or otherwise affect the Purchaser’s ability to mitigate or exacerbate the effect of the Indemnified Material Adverse Effect. If the Unilever Parents fail to fully remedy such Indemnified Material Adverse Effect (and otherwise make the Purchaser whole for all losses, liabilities and expenses in relation to the Indemnified Material Adverse Effect) during such 30 day period then the Unilever Parents shall be liable to pay to the Purchaser and shall indemnify the Purchaser for all losses, liabilities and expenses arising out of, resulting from or attributable to the Indemnified Material Adverse Effect (or the failure fully to remedy), including the diminution in value of the Sanex Perimeter which shall be the amount by which the value of the Sanex Perimeter has been reduced as referred to in paragraph (a) of the definition of “Indemnified Material Adverse Effect” and after taking account of any remedial actions. The Purchaser expressly reserves the right to bring an Action in respect of an Indemnified Material Adverse Effect. Any claim for indemnification in respect of an Indemnified Material Adverse Effect shall not be a Claim for the purposes of this Agreement and it is agreed that the limitations, obligations and restrictions in Schedule 3 applicable to other indemnified matters shall not apply to any claim for indemnification in respect of an Indemnified Material Adverse Effect other than paragraph 13 of Schedule 3 which shall be applicable and Clause 36 shall not apply to any claim for indemnification in respect of an Indemnified Material Adverse Effect. The Purchaser shall use reasonable efforts to mitigate the Indemnified Material Adverse Effect provided that the cost of taking such steps shall be taken into account in determining the quantum of any diminution in value.

24.	PURCHASER'S WARRANTIES

24.1
The Purchaser (on behalf of itself and the Designated Purchasers) warrants to the Unilever Parents (for themselves and on trust for the Share Sellers and the Business Sellers) as at the date of this Agreement that:

(A)
each of the Purchaser and the Purchaser's Guarantor has the requisite power and authority to enter into and perform this Agreement and the other documents specified in this Agreement which are to be executed by the Purchaser (or any other member of the Purchaser's Group) at Completion (the "Purchaser's Completion Documents");

(B)
this Agreement constitutes and the Purchaser's Completion Documents will, when executed by the Purchaser, the Purchaser's Guarantor or any member of the Purchaser's Group (as the case may be), constitute binding obligations of the Purchaser, the Purchaser's Guarantor or any other member of the Purchaser's Group (as the case may be) in accordance with their respective terms;

(C)
the execution and delivery of, and the performance by the Purchaser, the Purchaser's Guarantor or any member of the Purchaser's Group (as the case may be), of their obligations under, this Agreement and the Purchaser's Completion Documents will not:

(i)
violate, breach, conflict with, constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, payment or acceleration) under (a) any provision of the certificate of incorporation and bylaws of the Purchaser, the Purchaser's Guarantor or member of the Purchaser's Group (as the case may be), or (b) any applicable laws and regulations;

(ii)
violate, breach, conflict with, constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, payment or acceleration) under any material contract, agreement, indenture, franchise, mortgage, deed of trust, lease, license or other instrument to which the Purchaser, the Purchaser's Guarantor or any member of the Purchaser's Group (as the case may be), is a party or by which the Purchaser, the Purchaser's Guarantor or any member of the Purchaser's Group (as the case may be) is bound;

(iii)
result in a breach of any order, judgment or decree of any court, governmental agency or regulatory authority to which the Purchaser, the Purchaser's Guarantor or any member of the Purchaser's Group (as the case may be) is a party or by which the Purchaser, the Purchaser's Guarantor or any member of the Purchaser's Group (as the case may be) is bound; or

(iv)
save as contemplated by this Agreement, require the Purchaser, the Purchaser's Guarantor or any member of the Purchaser's Group (as the case may be) to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity which has not been obtained or made at the date of this Agreement and is in full force and effect;

(D)
the Purchaser at Completion will have immediately available on an unconditional basis the necessary cash resources to pay the Initial Cash Consideration in accordance with this Agreement and meet its other obligations under this Agreement and the Purchaser's Completion Documents; and

(E)	each Designated Purchaser is, and will at and immediately after Completion be, a member of the Purchaser's Group.

25.	PURCHASER'S UNDERTAKINGS

25.1
The Purchaser agrees and undertakes on behalf of itself and each other member of the Purchaser's Group that (in the absence of fraud) it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of any member of the Unilever Group on whom it may have relied before agreeing to any term of this Agreement or any other agreement or document referred to herein or entering into this Agreement or any other agreement or document referred to herein.

25.2
The Purchaser undertakes on behalf of itself and each member of the Purchaser's Group (and without prejudice to the confidentiality agreement referred to in Clause 42.4) that, subject to Clause 42.2, each member of the Purchaser's Group will treat as strictly confidential and not disclose to any person (other than any employee, director, officer or adviser of the Purchaser, other members of the Purchaser's Group or any employee, director, officer or adviser of any other member of the Purchaser's Group on a confidential basis) any Unilever Confidential Information. The Purchaser acknowledges that, save as otherwise provided in this Agreement, any future use of Unilever Confidential Information is without representation, warranty or liability on the part of any member of the Unilever Group.

25.3
The Purchaser shall procure that, for a period of 12 months after Completion, each Company and the Business shall prepare, where reasonably requested to do so by the Unilever Parents and subject to reimbursement by the Unilever Parents of all reasonable expenses of the Companies or the Business incurred in connection with the preparation of the same, financial data in relation to all periods beginning prior to Completion and ending prior to, on or after Completion required for financial accounts, management accounts or statutory accounts and any data to the extent strictly required for compliance with any reporting requirements of any stock exchange or securities or other regulatory authority or under any applicable law, rule or regulation which shall each be delivered to the Unilever Parents as soon as reasonably practicable following the relevant request.

25.4	[RESERVED]

25.5	[RESERVED]

25.6
In addition to any liabilities assumed under Clause 14.2, the Purchaser hereby undertakes to the Unilever Parents that it will (on behalf of the relevant Designated Purchaser) indemnify the relevant Business Seller or Share Seller against all amounts payable by any member of the Unilever Group in respect of volume or turnover related customer rebates and any other customer rebates that relate in whole or in part to the period immediately after the Completion Time, as calculated in accordance with Clause 25.7.

25.7	The amount payable by the Purchaser pursuant to Clause 25.6 shall be calculated as follows:

(A)
in respect of volume or turnover related customer rebate arrangements, by calculating the volume of the sales or purchases or, as the case may be, turnover made in the period to which the rebate arrangement relates after the Completion Time and then multiplying the ratio of the volume of the sales or purchases or, as the case may be, turnover after Completion Time to the total volume of sales or purchases or, as the case may be, turnover in the relevant period by the total amount due; and

(B)
in respect of all other customer rebate arrangements, on time basis by calculating the number of days in the period to which the rebate arrangement relates after the Completion Time and then by multiplying the ratio of the number of days in the period after the Completion Time to the total number of days in the relevant period by the total amount due.

26.	UNILEVER PARENTS' UNDERTAKINGS

26.1
Each Unilever Parent undertakes that it shall not, and shall procure that each other member of the Unilever Group shall not for as long as it remains such a member within two years from the Completion Date, solicit or entice away from the employment of any member of the Purchaser's Group any Key Personnel without the prior written consent of the Purchaser, other than any Key Personnel whose employment with the relevant member of the Purchaser's Group has then ceased or who has received notice terminating such employment or intentionally assist any person to do any of the foregoing things.

26.2
The Unilever Parents undertake to carry out the Pre-Sale Reorganisation as soon as reasonably practicable following the signing of this Agreement and in any event so as to be completed prior to Completion.

27.	RESTRICTIONS ON PURCHASER

27.1
The Purchaser undertakes to each of the Unilever Parents that it shall not, and shall procure that each member of the Purchaser's Group shall not (for so long as it remains such a member), within 18 months of the Completion Date solicit or endeavour to entice away from the employment of any member of the Unilever Group any Senior Unilever Group Employee and shall not intentionally assist any person to do any of the foregoing things, other than:

(A)	any Senior Unilever Group Employee whose employment with the relevant member of the Unilever Group has then ceased or who has given (or received) notice terminating such employment;

(B)	any Senior Unilever Group Employee who has responded independently to a published general recruitment advertisement not specifically directed at such Senior Unilever Group Employee;

(C)
any Senior Unilever Group Employee who has, of his or her own accord, approached any member of the Seller Group in connection with such any Senior Unilever Group Employee being employed by a member of the Seller Group; or

(D)	as expressly provided for by the provisions of Clause 20 (Employees).

27.2
Each Unilever Parent undertakes to the Purchaser that it shall not, and shall procure that each member of the Unilever Group shall not (for so long as it remains such a member), within eighteen months of the Completion Date, solicit or endeavour to entice away from the employment of any member of the Purchaser’s Group any Senior Purchaser Group Employee and shall not intentionally assist any person to do any of the foregoing things, other than:

(A)	any Senior Purchaser Group Employee whose employment with the relevant member of the Purchaser’s Group has then ceased or who has given (or received) notice terminating such employment;

(B)	any Senior Purchaser Group Employee who has responded independently to a published general recruitment advertisement not specifically directed at such Senior Purchaser Group Employee;

(C)
any Senior Purchaser Group Employee who has, of his or her own accord, approached any member of the Unilever Group in connection with any such Senior Purchaser Group Employee being employed by a member of the Seller Group; or

(D)	as expressly provided for by the provisions of Clause 20 (Employees).

28.	PROVISION RELATING TO RESTRICTIONS

Each undertaking contained in Clauses 25, 26 and 27 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Unilever Parents and/or the Purchaser as the case may be.

29.	INTELLECTUAL PROPERTY

29.1
The Purchaser acknowledges and agrees on behalf of itself and each member of the Purchaser's Group that nothing in this Agreement shall operate as an agreement to transfer (nor shall transfer) any right, title or interest in or to, nor constitute any licence of, any of the Unilever Marks.

29.2	Subject to Clauses 29.3 and 29.4, the Purchaser shall not, and shall procure that members of the Purchaser's Group shall not, with effect from Completion:

(A)
carry out any advertising, marketing, promotional or sales activities which refer in any way whatsoever to the term “SARA LEE” (or any substantially or confusingly similar term) in relation to the Business; or

(B)
order any packaging, labels or advertising, marketing, promotional or sales literature or other materials (including finished goods) bearing the term “SARA LEE” (or any substantially or confusingly similar term) in relation to the Business.

29.3
Subject to Clause 29.4, the Purchaser shall and shall procure that all members of the Purchaser's Group shall, as soon as reasonably practicable after Completion (and in any event by the dates set out in, and in accordance with the provisions of, Schedule 15) cease all use of the term "Sara Lee" or "SL" (or any substantially or confusingly similar terms) in relation to the Business and shall remove any trade or service name or mark, business name, logo, symbol or domain name related to or incorporating the term "Sara Lee" or "SL" (or any substantially or confusingly similar term) from the properties and assets of any member of the Purchaser's Group or destroy any unused packaging, labels or advertising marketing, promotional or sales literature, other materials or products on which the term "Sara Lee" or "SL" (or any substantially or confusingly similar term) is used and certify to the Unilever Parents that such destruction has occurred.

29.4
To the extent that any run-off products or finished goods bearing the term “SARA LEE” or “SL” are manufactured or marketed by a member of the Sara Lee Group or a third party and provided to the Purchaser for sale or disposal:

(A)
the Purchaser shall and shall procure that all members of the Purchaser's Group shall use all commercially reasonable efforts to sell or dispose of such products or goods promptly (taking into account the Business Stocks to be acquired by the Purchaser at Completion and the stocks to be purchased following Completion under the Supply Agreement) after Completion (such sale or disposal to be completed in any event before the relevant dates set out in Schedule 15); and

(B)
the Purchaser shall not and shall procure that members of the Purchaser's Group shall not, with effect from Completion, make any changes to any such products or goods (including their advertising, marketing, promotional or sales literature and other materials bearing the term “SARA LEE” or “SL” or any trade or service name or mark, business name, logo or symbol incorporating the term “SARA LEE” or “SL”).

29.5
The Purchaser acknowledges that Zetra BV owns rights in the Zetra Sanex Marks. The Unilever Parents shall use reasonable endeavours to procure the transfer of the Zetra Sanex Marks from Zetra BV to the Unilever Parents as soon as reasonably practicable. In the event Zetra BV transfers any of its rights in the Zetra Sanex Marks to the Unilever Parents, the Unilever Parents undertake, as soon as reasonably practicable, to assign such rights to the Purchaser. In the event of any such assignment, the Purchaser shall be responsible for recording the assignment (and any associated costs) from the Unilever Parents to the Purchaser at the appropriate intellectual property registries.

29.6	The Purchaser shall, with effect from Completion, procure the grant to the Unilever Group of:

(A)
a non-exclusive, perpetual, world-wide, assignable (in whole or in part), irrevocable, royalty-free licence (with the right to sub-license) to use any (i) unregistered Intellectual Property included in the Company IP or Business IPR or (ii) know-how (including, without limitation, the Specifications and any other know-how relating to the Business Moulds but excluding trade marks) in each case owned by a member of the Purchaser's Group which has been used in the six months prior to Completion in relation to the business acquired by members of the Unilever Group from Sara Lee pursuant to the terms of the Sara Lee SPA, excluding for the avoidance of doubt any such rights which have been used exclusively in the six months prior to Completion in the Sanex Perimeter; and

(B)	a non-exclusive, perpetual, world-wide, assignable (in whole or in part), irrevocable, royalty-free licence (with the right to sub-license) to use the Specified IP.

29.7
The Purchaser shall not and shall procure that members of the Purchaser's Group shall not assign, transfer, charge or dispose in any way of any of their rights or benefits or obligations or burdens under the licence granted in Clause 29.6(B) without the prior written consent of the Unilever Parents.

29.8
Any improvements on, modifications of or enhancements to the Specified IP created or developed by or on behalf of a member of the Unilever Group following Completion shall vest in the relevant member of the Unilever Group and nothing in this Agreement shall operate to grant the Purchaser, and the Purchaser shall not obtain, any rights in or in relation to any such improvements, modifications or enhancements.

29.9

(A)
In the event that either party becomes aware that any infringement or unauthorised use of any of the Specified IP is occurring, threatened or likely, that party shall notify the other. The Purchaser may, in its sole discretion, take any legal action against the relevant infringer or unauthorized user, in which case the Unilever Group shall, at the Purchaser’s reasonable request, provide reasonable cooperation in providing information and making witnesses available in support of such legal action.

(B)
If for any reason the Purchaser's Group does not bring proceedings against any infringer or unauthorised user of any of the Specified IP within three (3) months of becoming aware of such infringement or unauthorised use, the Purchaser shall lend its name and provide such assistance to the Unilever Parents as they may reasonably request for the purposes of enabling the Unilever Parents or a member of the Unilever Group to bring proceedings if the Unilever Parents so wish against any such infringer or unauthorised user.

(C)	Any award of damages or costs obtained from any such action or proceedings or any sum obtained pursuant to a settlement of any such action or proceedings shall

(i)	in respect of Clause (A), accrue solely to the benefit of the Purchaser, less any reasonable costs incurred by the Unilever Parents in providing any assistance; and

(ii)	in respect of Clause (B), accrue solely to the benefit of the Unilever Parents, less any reasonable costs incurred by the Purchaser in providing any assistance.

29.10	The Purchaser shall, and shall procure that members of the Purchaser's Group shall, with effect from Completion:

(A)
pay all application and renewal fees in respect of any of the registrations or applications for registrations comprised in the Specified IP (save for any registrations that the parties agree to allow to lapse) within three (3) months before such fees are due;

(B)	promptly after payment of such fees, provide documentary evidence to the Unilever Parents showing that such fees have been paid; and

(C)	diligently prosecute any applications for Specified IP that are pending at Completion.

29.11
If, after Completion, a member of the Purchaser's Group owns any Intellectual Property or rights in Information which have, in the six months prior to Completion related exclusively to the Retained Business, the Purchaser shall procure that such Intellectual Property and/or rights in Information are transferred to the Unilever Parents or a company nominated by the Unilever Parents for nominal consideration as soon as practicable after becoming aware of the ownership of such rights.

29.12
If, after Completion, any of the Companies own any Information Technology which has, in the six months prior to Completion, been used in the Retained Business, the Purchaser shall procure that such Information Technology is transferred to the Unilever Parents or a company nominated by them, for nominal consideration, as soon as practicable after becoming aware of such Information Technology.

29.13
The Purchaser shall, with effect from Completion, grant or procure the grant to the Unilever Parents, for the benefit of all members of the Unilever Group, a non-exclusive licence, for a period of six months from Completion, to use "Sanex" as part of the trade mark "Satina von Sanex" in the countries in which a member of the Unilever Group has been using such trade mark in the six months prior to Completion. The Unilever Parents shall, at the expiry of such six month period, either cancel any trade mark registrations for "Satina von Sanex" owned by any member of the Unilever Group or amend any such registration to exclude the word "Sanex" and shall notify the Purchaser of such actions taken by the Unilever Parents.

29.14
The Unilever Parents shall, with effect from Completion, grant or procure the grant to the Purchaser, for the benefit of all members of the Purchaser’s Group, a non-exclusive licence, for a period of six months from Completion, to use the mark “Incosept” on Sanex branded products in Greece and Cyprus. At the end of such six month period the Purchaser shall procure that no member of the Purchaser’s Group uses the mark “Incosept” or any confusingly similar mark in relation to the Business.

29.15
After Completion, this Agreement and the Transitional Services Agreement shall constitute the only agreements relating to Intellectual Property between members of the Unilever Group on the one hand and any of the Companies on the other and any prior arrangements of any nature whatsoever, whether or not in writing, shall be superseded and the Unilever Parents and the Purchaser agree to co-operate to procure the termination of any such agreements after Completion, with effect from Completion.

29.16
The Purchaser shall, assuming appropriate chain of title to the Unilever Group has been established, within a period of six (6) months following Completion, apply to the appropriate intellectual property registries or offices to record the change in ownership of all registered Intellectual Property or applications for registration included within Business IPR and Dutch Transfer IPR.

30.	BOOKS AND RECORDS AND BUSINESS MOULDS

30.1
The Business Sellers shall as soon as is reasonably practicable after Completion transfer ownership of and deliver to the Purchaser originals of all the Books and Records relating exclusively to the Business or the Business Assets excluding:

(A)
any such Books and Records which relate to, or are required by any member of the Unilever Group in order to carry out their obligations in connection with the Transitional Services Agreement and/or the Sale of Products Agreements;

(B)	those Books and Records which any member of the Unilever Group is required by law to retain or which any Business Seller is permitted to retain in accordance with Clause 20;

(C)	all Books and Records of the Business Sellers which contain legally privileged information which is confidential to the Unilever Parents; and

(D)	any Books and Records (other than Books and Records relating exclusively to any of the Companies) relating to Taxation.

30.2
For a period of eight years from Completion (or such longer period as may be required by local law) the Purchaser shall maintain and make available the Books and Records delivered to the Purchaser under this Agreement for inspection and copying by representatives of any Business Seller and its professional advisers during Working Hours on reasonable advance notice and such undertaking as to confidentiality as the Purchaser may reasonably require being given, save that such period shall be 15 years (or such longer period as may be required by local law) in relation to Books and Records which contain any information relating to the occupational health of any Company Employees; provided that the Purchaser may destroy such Books and Records prior to such time periods if it offers such Books and Records to the Unilever Parents for at least 30 days prior to so destroying.

30.3	For the period from Completion until 6 December 2017:

(A)
subject to such undertaking as to confidentiality as the Purchaser may reasonably require being given, each member of the Purchaser's Group shall provide Sara Lee (at Sara Lee's expense) with reasonable access at reasonable times on reasonable advance notice to (and the right to take copies of) any books, accounts, customer lists and records held by it at such time as required to the extent the same relate to the conduct or performance of the Sanex Perimeter during the period prior to 6 December 2010; and

(B)
each member of the Purchaser's Group shall (at Sara Lee's expense) give reasonable assistance to any member of the Sara Lee Group as Sara Lee may reasonably request in relation to any third party proceedings by or against any member of the Sara Lee Group so far as they relate to the Sanex Perimeter, including proceedings relating to employees' claims or Taxation.

30.4
Subject to any provision contained in Schedule 10, for a period of eight years from Completion (or such longer period as may be required by local law), the Unilever Parents shall maintain and make available to the Purchaser any Books and Records (i) relating (but not exclusively relating) to the Sanex Perimeter and (ii) any Books and Records of the type described in Clause 30.1(A) to (D) (inclusive) which contain information which is required by the Purchaser for the purpose of the Business or any Tax or other return in connection with the Business for inspection and copying by representatives of the Purchaser during Working Hours on reasonable advance notice and such undertaking as to confidentiality as either Unilever Parents may reasonably require being given; provided that the Unilever Parents may destroy such Books and Records prior to such time periods if they offer such Books and Records to the Purchaser for at least 30 days prior to so destroying.

30.5
The Unilever Parents shall (at the Purchaser's expense) use all reasonable endeavours to exercise their rights under the Sara Lee SPA to take copies of any information held by Sara Lee in relation to the Sanex Perimeter as soon as reasonably practicable after they have received a request by the Purchaser (acting reasonably) in which the Purchaser specifies the information that it requires.

30.6	(A)
The Unilever Parents shall procure that each Business Seller shall, where reasonably requested to do so by the Purchaser and subject to the reimbursement by the Purchaser of the Business Sellers' reasonable out-of-pocket expenses, assist the Purchaser with the preparation of data reasonably required for compliance with any reporting requirements of any stock exchange or securities or other regulatory authority under any applicable law, rule or regulation and shall provide such reasonable assistance as soon as reasonably practicable and, in any event, within 30 Business Days of the relevant request.

(B)
The Purchaser shall and shall procure that any relevant member of the Purchaser's Group shall, where reasonably requested by the Unilever Parents or any Business Seller and subject to the reimbursement by the Unilever Parents of the reasonable out-of-pocket expenses of the Purchaser or relevant member of the Purchaser's Group, assist the Unilever Parents or, where relevant, the Business Sellers with the preparation of any data reasonably required for the preparation of any information request from any Tax Authority regarding the Taxation affairs of any of the Unilever Parents and/or any of the Business Sellers in respect of the Sanex Perimeter.

(C)
The Unilever Parents shall and shall procure that any relevant member of the Unilever Group shall, where reasonably requested by the Purchaser or any Designated Purchaser and subject to the reimbursement by the Purchaser of the reasonable out-of-pocket expenses of the Unilever Parents or the relevant member of the Unilever Group, assist the Purchaser or, where relevant, the Designated Purchasers with the preparation of any data reasonably required for the preparation of any information request from any Tax Authority regarding the Taxation affairs of the Purchaser and/or any of the Designated Purchasers in respect of the Sanex Perimeter.

30.7
The Purchaser shall, with effect from Completion, procure the grant to the Unilever Group of an irrevocable licence (with the right to sub-license) to use each Business Mould relating to a specific product (or products) from Completion until the date falling six months after the Supply Agreement is terminated in relation to supply of such specific product (or products) and the Purchaser shall not take any action (and shall procure that no member of the Purchaser's Group takes any action) which would reasonably be expected to adversely affect such right of use (including, without limitation, relocating the Business Moulds) without the prior consent of the Unilever Parents (which consent shall not be unreasonably withheld).

31.	MANUFACTURE AND SUPPLY

31.1
The Purchaser agrees to enter into an agreement at Completion which will effect the transfer by novation of the SA Manufacturing Agreement from a member of the Unilever Group to the Purchaser (or designated member of the Purchaser’s Group). If, for whatever reason, the SA Manufacturing Agreement is not transferred at Completion to the Purchaser (or designated member of the Purchaser’s Group), the Unilever Parents shall procure on a pass-through basis the manufacture, packaging and supply to the Purchaser (or any member of the Purchaser's Group) of products under the Sanex mark in South Africa on terms that are consistent with, and until the termination of, the SA Manufacturing Agreement, save that (unless the parties expressly agree otherwise in accordance with the relevant Sale of Products Agreement) the Purchaser (or relevant member of the Purchaser's Group) agrees to pay in cleared funds to the Unilever Parents at least three Business Days before any payment is due by a member of the Unilever Group to Sara Lee under the terms of the SA Manufacturing Agreement an amount equal to such payment plus a mark up of 3.5 per cent.

31.2
The Unilever Parents shall procure the manufacture, packaging and supply of products under the Sanex mark in Indonesia and for supply into Malaysia to the Purchaser (or any member of the Purchaser's Group) (excluding any products which at the date of this Agreement are supplied by a third party pursuant to any Assumed Business Contract or any agreement to which a Company is party) on terms that are terminable by either party on six months' notice in accordance with the terms of the Supply Agreement.

31.3
The Unilever Parents shall procure the manufacture, packaging and supply of products under the Sanex mark in each European Jurisdiction to the Purchaser (or any member of the Purchaser's Group) (excluding any products which at the date of this Agreement are supplied by a third party pursuant to any Assumed Business Contract or any agreement to which a Company is party) for a period of 24 months in accordance with the terms of the Supply Agreement.

31.4	Where any member of the Unilever Group supplies any products under the Sanex mark to the Purchaser (or any member of the Purchaser's Group) pursuant to the Supply Agreement or otherwise:

(A)	the Unilever Parents reserve the right to terminate the manufacture and packaging of any such products at the relevant production facility and to source production from elsewhere provided that:

(i)
subject to (ii), this does not cause a material increase in the price that would be payable by the Purchaser (or relevant member of the Purchaser's Group) for the manufacture, packaging and supply of such products (taken as a whole); and

(ii)
whilst the Purchaser acknowledges that the price payable for the manufacture, packaging and supply of certain products is likely to be higher if the Unilever Parents relocate the production of such products from the facility in Santiga to the facility in Compiegne, the Unilever Parents will use all reasonable endeavours to minimise the amount of any such increase.

(B)	as soon as reasonably practicable after the production of any product has terminated in accordance with the terms of the Supply Agreement:

(i)
the Unilever Parents shall transfer to the Purchaser (or designated member of the Purchaser's Group) all contracts (whether or not relating exclusively to the Sanex Perimeter) pursuant to which any third party supplies raw materials or packaging to the Unilever Group but only to the extent that the same relate to the manufacture and packaging of that product under the Supply Agreement, and the provisions of Clauses 13.3 and 13.4 shall apply mutatis mutandis to the transfer of contracts under this sub-clause save that references to Completion shall be deemed to be references to the date that the supply of that product terminates under the Supply Agreement; and

(ii)
where the product is the Sanex deodorant roll-on units, the Unilever Parents shall procure, at the Purchaser's cost, that the Deodorant Product Line for such units is dismantled (under the supervision of an authorised representative of the Purchaser’s Group) and transported to a location specified by the Purchaser whereupon it shall be owned by the Purchaser (and, for this purpose, the Purchaser shall specify such location to the Unilever Parents no later than five Business Days after the Unilever Parents have requested them to do so).

31.5
As soon as reasonably practicable after the Unilever Parents have acquired ownership of the Bath and Shower Product Line from Sara Lee, the Unilever Parents shall (at their own cost) dismantle (under the supervision of an authorised representative of the Purchaser’s Group) the production line for such units and shall procure, at the Purchaser's cost, that such production line is transported to a location specified by the Purchaser whereupon this production line shall be owned by the Purchaser (and, for this purpose, the Purchaser shall specify such location to the Unilever Parents no later than five Business Days after the Unilever Parents have requested them to do so).

32.	PURCHASER'S GUARANTEE

32.1
The Purchaser's Guarantor hereby unconditionally and irrevocably guarantees to each of the Unilever Parents and each member of the Unilever Group the full, due and punctual performance and observation by the Purchaser (or the relevant member of the Purchaser's Group) of all the Assurances given by the Purchaser or a member of the Purchaser's Group in or pursuant to the terms of this Agreement or any documents entered into hereunder, the Tax Covenant and each other Purchaser's Completion Document, and the Supply Agreement (together, the "Guaranteed Agreements"). The guarantee under this Clause 32 shall not be released or diminished by any variation of the terms of any Guaranteed Agreement (whether or not such variation is agreed to by the Purchaser's Guarantor) or by any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

32.2
If and whenever the Purchaser (or relevant member of the Purchaser's Group) defaults for any reason whatsoever in the performance of any Assurance given or expressed to be given in or pursuant to the terms of any Guaranteed Agreement the Purchaser's Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and/or satisfy (or procure satisfaction of) the relevant Assurance so that the same benefits shall be conferred on each of the Unilever Parents or the relevant one of them as would have been received if such Assurance had been duly performed and/or satisfied by the Purchaser (or relevant member of the Purchaser's Group).

32.3
This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Assurances of the Purchaser (or relevant member of the Purchaser's Group) referred to in Clause 32.1 above shall have been performed and/or satisfied regardless of the legality, validity or enforceability of any provisions of any Guaranteed Agreement and notwithstanding the winding up, liquidation, dissolution or other incapacity of the Purchaser (or relevant member of the Purchaser's Group) or any change in the status, control or ownership of the Purchaser (or relevant member of the Purchaser's Group). This guarantee is in addition to and without limiting and not in limitation of or substitution for any rights or security which either of the Unilever Parents may now or hereafter have or hold for the performance and observance of the Assurance of the Purchaser (or relevant member of the Purchaser's Group) given in or pursuant to any Guaranteed Agreement.

32.4
As a separate and independent stipulation, the Purchaser's Guarantor agrees that any Assurance expressed to be given by the Purchaser or relevant member of the Purchaser's Group (including, without limitation, any moneys expressed to be payable in respect of any Guaranteed Agreement) which may not be enforceable against or recoverable from the Purchaser (or relevant member of the Purchaser's Group) by reason of any legal limitation, disability or incapacity on or of the relevant Purchaser or any fact or circumstance (other than any limitation imposed by such Guaranteed Agreement) shall nevertheless be enforceable against the Purchaser's Guarantor as though the same had been incurred by the Purchaser's Guarantor and the Purchaser's Guarantor was the sole or principal obligor in respect thereof and/or shall be performed or paid by the Purchaser's Guarantor on demand.

32.5
All sums payable by the Purchaser's Guarantor to either of the Unilever Parents or to any member of the Unilever Group under this Clause 32 shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law, and the provisions of Clauses 33 shall apply mutatis mutandis to any payment made by the Purchaser's Guarantor as contemplated by this Agreement but with any modifications required to give effect to this Clause 32.5.

32.6
If any sum paid by the Purchasers' Guarantor to either of the Unilever Parents or to any member of the Unilever Group under this Clause 32 gives rise to a liability to Tax in the hands of the relevant Unilever Parent or any member of the Unilever Group in an amount which is greater than the liability to Tax that would have arisen in the hands of the relevant Unilever Parent if the Purchaser (or relevant member of the Purchaser's Group) had discharged in full the amount which has given rise to the payment by the Purchasers' Guarantor (the “Original Obligation”), then the Purchasers' Guarantor will pay to the relevant Unilever Parent or relevant member of the Unilever Group, in addition to its other obligations under this Clause, such amount as leaves the relevant Unilever Parent or relevant member of the Unilever Group in the same after Tax position as that in which it would have been if the relevant Purchaser had discharged the Original Obligation in full.

33.	PAYMENTS

33.1
Except to the extent otherwise set out in this Agreement, any payment to be made by any party (whether paid on its own behalf or on behalf of the Share Sellers, a Business Seller or a Designated Purchaser, as the case may be), in each case a “Payer”, under this Agreement to another party (whether to be received on its own behalf or on behalf of the Share Sellers, a Business Seller or a Designated Purchaser, as the case may be), in each case a “Recipient”, shall be made in full without any set-off, restriction or condition (whether for or on account of any counterclaim or otherwise) and without, and free and clear of, any deduction or withholding whatsoever (save only as required by law).

33.2
If any deductions or withholdings are required by the law of the jurisdiction of which a Payer is resident or from which it makes a payment under this Agreement to be made from any payment under this Agreement (other than any such deductions or withholdings required to be made as a result of the failure of a Recipient that would otherwise be entitled to an exemption from or reduction of such deductions or withholdings to complete any procedural formalities establishing such Recipient’s entitlement thereto), the Payer shall also be obliged to pay to the Recipient such sum as will, after such deductions or withholdings have been made, leave the Recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding (or any deduction or withholding from that further sum due).

33.3
This sub-Clause applies if a Payer makes a payment under Clause 32.5 or Clause 33.2 above (a "Tax Payment") in favour of a Recipient. In this case, the Unilever Parents and the Purchaser shall procure that:

(A)
the Recipient notifies the Payer if the Recipient obtains a refund of Tax or obtains and uses a credit against Tax on its overall net income (a "Tax Credit") which the Recipient is able to identify as attributable to that Tax Payment or the deduction or withholding to which it relates;

(B)
the Recipient reimburses to the Payer the amount determined by the Recipient to be the proportion of the refund of Tax or Tax Credit that, if it is paid back to the Payer, will leave the Recipient (after that reimbursement) in no better or worse position in respect of its Tax liabilities than it would have been in if no Tax Payment had been required; provided that there will only be an obligation under this paragraph to the extent the Recipient can make the reimbursement without there being, in the opinion of the Recipient, any adverse consequences to the Recipient (other than the reimbursement itself); and

(C)
the Recipient is under no obligation by virtue of this sub-Clause 33.3 to disclose any information regarding its Tax affairs and computations. This sub-Clause 33.3 does not affect the right of the Recipient to arrange its Tax affairs as it thinks fit.

33.4
If a Payer is required to make an increased payment under Clause 33.2 in circumstances where if that payment were made to either another member of the Purchaser’s Group, a Target Company or the Unilever Group (in each case incorporated and resident in the jurisdiction in which the relevant tax liability arose), either no payment or a smaller payment would be required to be made under this Agreement, the Payer shall, if it obtains the prior written consent of the Recipient (not, taking into account all the circumstances, to be unreasonably withheld), be permitted to pay such sum (if any) to either that Target Company or that other member of the Purchaser’s Group or the Unilever Group, as applicable.

33.5
The Unilever Parents (on behalf of itself, the Business Sellers, Share Sellers and all other members of the Unilever Group) and the Purchaser (on behalf of itself, the Designated Purchasers and all other members of the Purchaser’s Group) shall use all reasonable endeavours to evaluate before Completion whether any withholdings or deductions on account of Tax may be required by law to be made from any payments made under the Transitional Services Agreement, the Supply Agreement and the Sale of Products Agreement. If such withholdings and deductions may be required to be made, the parties shall use all reasonable endeavours to restructure the transactions set out in the Transitional Services Agreement, the Supply Agreement and the Sale of Products Agreement so that no, or reduced, withholdings or deductions would have to be made, provided that such restructuring would not prejudice the interests of any member of either the Unilever Group or the Purchaser’s Group.

34.	EFFECT OF COMPLETION

Save as otherwise provided herein, any provision of this Agreement or of any other document referred to herein which is capable of being performed after but which has not been performed at or before Completion and all Warranties contained in or entered into pursuant to this Agreement shall (subject to Schedule 3) remain in full force and effect notwithstanding Completion.

35.	JOINT AND SEVERAL LIABILITY AND CAPACITY OF THE UNILEVER PARENTS AND THE PURCHASER

35.1	The obligations of the Unilever Parents under this Agreement are joint and several.

35.2
If any liability of one of the Unilever Parents is, or becomes, illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other of the Unilever Parents under this Agreement.

35.3
Save as expressly provided in this Agreement, any obligation of the Unilever Parents under this Agreement to take any action shall be satisfied by any member of the Unilever Group taking such action. Any right of the Unilever Parents under this Agreement may be exercised by either of them.

35.4
The undertakings given by the Purchaser to, and agreements made by the Purchaser with, the Unilever Parents in this Agreement are given and made to and with the Unilever Parents for themselves and as trustees for the Share Sellers or the relevant Business Seller.

35.5
The undertakings given by the Unilever Parents to, and agreements made by the Unilever Parents with, the Purchaser in this Agreement are given and made to and with the Purchaser for itself and as trustee for the relevant Designated Purchaser.

36.	REMEDIES, WAIVERS AND INDEMNIFICATION

36.1
No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall impair such right, power or remedy or operate as a waiver thereof or preclude its exercise at any subsequent time.

36.2
The single or partial exercise of any right, power or remedy provided under this Agreement or any document referred to in it shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

36.3
The rights and remedies of each party under or pursuant to this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general law.

36.4
Upon any person (the "Indemnified Person") becoming aware of any assessment, claim, action or demand of a third party (a "Third Party Claim") against it which gives rise to any claim for indemnification under this Agreement (not including, for the avoidance of doubt, the Tax Covenant), the Indemnified Person shall:

(A)
as soon as practicable notify the person from whom indemnification is sought (the "Indemnifying Party") by written notice as soon as it appears to the Indemnified Person that any Third Party Claim received by or coming to the notice of the Indemnified Person may result in a claim for indemnification;

(B)
subject to the Indemnifying Party indemnifying the Indemnified Person against any liability, cost, damage or expense which may be incurred thereby, take such action and give such information and access to personnel, premises, chattels, documents and records to the Indemnifying Party and their professional advisers as the Indemnifying Party may reasonably request and the Indemnifying Party shall be entitled to require any relevant company (being a member of the Purchaser's Group where the Indemnified Person is a member of the Purchaser's Group or a member of the Unilever Group where the Indemnified Person is a member of the Unilever Group) to take such action and give such reasonable information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

(C)
allow the Indemnifying Party to take the sole conduct of such actions as the Indemnifying Party may reasonably deem appropriate in connection with any such assessment or claim in the name of the Indemnified Person or any such relevant company referred to above and in that connection the Indemnified Person shall give or cause to be given to the Indemnifying Party all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such legal or other professional advisors as the Indemnifying Party may nominate to act on behalf of the Indemnified Person or any relevant company, as appropriate, but to act in accordance with the Indemnifying Party's instructions PROVIDED THAT the Indemnified Person shall not be required to commence any legal proceedings where either:

(i)
the Indemnified Person has validly assigned all of its rights in relation to the relevant claim to the Indemnifying Party in a manner which entitles the Indemnifying Party to the same benefits in respect of such rights as the Indemnified Person had; or

(ii)
where Clause 36.4(C)(i) does not apply, the Indemnifying Party has not notified the relevant party against whom such proceedings are brought that such proceedings are being brought at the instruction of the Indemnifying Party;

(D)
be entitled to participate in the defence of any Third Party Claim and to employ separate counsel to represent it at its own expense PROVIDED THAT the Indemnifying Party shall control the defence of the Third Party Claim;

(E)
make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed); and

(F)	take all reasonable action to mitigate any loss suffered by it in respect of which a claim could be made for indemnification.

36.5
The Indemnifying Party shall be entitled at any stage and in its absolute discretion to settle any such Third Party Claim after giving reasonable advance written notice to the Indemnified Person and provided that the Indemnified Party is discharged in full of its liabilities under such Third Party Claim (for the avoidance of doubt, this Clause 36.5 shall not apply with respect to any claim under the Tax Covenant).

36.6
Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defence of any Third Party Claim (and shall be liable for the reasonable costs and expenses (including legal expenses) incurred by the Indemnified Person in defending such Third Party Claim) if the Third Party Claim seeks any relief other than damages (including any orders, injunctions or other equitable relief) against the Indemnified Person which the Indemnified Person reasonably determines cannot be separated from any related claim for damages. If such claim for other relief can be separated from the claim for damages, the Indemnifying Party shall be entitled to assume the defence of the claim for damages (for the avoidance of doubt, this Clause 36.5 shall not apply with respect to any claim under the Tax Covenant).

36.7
If any Indemnified Person has a claim for indemnification against any Indemnifying Party under this Agreement (not including, for the avoidance of doubt, the Tax Covenant) which does not involve a Third Party Claim being brought or alleged against such Indemnified Person, the Indemnified Person may give notice of such claim to the Indemnifying Party. The failure by any Indemnified Person so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Person. If the Indemnifying Party does not notify the Indemnified Person within 30 Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Person under this Agreement (not including, for the avoidance of doubt, the Tax Covenant) such claim specified by the Indemnified Person in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Agreement (not including, for the avoidance of doubt, the Tax Covenant) and the Indemnifying Party shall pay the amount of such liability to the Indemnified Person on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has disputed its liability with respect to such claim within the time period specified in this sub Clause, the Indemnifying Party and the Indemnified Person shall proceed in good faith to negotiate a resolution of such dispute.

37.	NO ASSIGNMENT

37.1	Obligations under this Agreement shall not be assignable.

37.2
Subject to Clauses 37.3 and 37.4 below, the benefits of this Agreement shall not be assignable except that any party may, upon giving written notice to the others, assign the benefit of this Agreement to a member of the Unilever Group or the Purchaser’s Group, as the case may be, (a "Permitted Assignee") provided that such assignment shall be without cost to, and shall not result in any increased liability, or any reduction in the rights, of, any of the other parties and further provided that if such Permitted Assignee shall subsequently cease to be a member of the Purchaser's Group or the Unilever Group, as the case may be, the original assigning party shall procure that prior to the Permitted Assignee ceasing to be a member of the Purchaser's Group or the Unilever Group, as the case may be, it shall assign so much of the benefit of this Agreement as has been assigned to it to the party by whom such rights were originally assigned or (upon giving further written notice to the other parties) to another member of the Purchaser's Group or the Unilever Group, as the case may be. Any purported assignment in contravention of this Clause shall be void.

37.3
Without prejudice to the provisions of Clause 37.2 above, the parties hereby agree that where the Purchaser assigns the benefit of this Agreement in whole or in part to any other person, the rights of all members of the Unilever Group under this Agreement against the Purchaser's Group shall be no less than such rights would have been had the assignment not occurred and the liabilities of all members of the Unilever Group under this Agreement to the Purchaser's Group shall be no greater than such liabilities would have been had the assignment not occurred.

37.4
Without prejudice to the provisions of Clause 37.2, the parties hereby agree that where the Unilever Parents assign the benefit of this Agreement in whole or in part to any other person, the rights of all members of the Purchaser's Group under this Agreement against the Unilever Group shall be no less than such rights would have been had the assignment not occurred and the liabilities of all members of the Purchaser’s Group under this Agreement to the Unilever Group shall be no greater than such liabilities would have been had the assignment not occurred.

38.	FURTHER ASSURANCE

38.1
In addition to the obligations set out in Clause 10, without prejudice to any restriction or limitation on the extent of any party's obligations under this Agreement and except in relation to Business IPR and Dutch Transfer IPR, each of the parties shall from time to time, so far as each is reasonably able, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the party concerned as they may reasonably consider necessary to transfer the Business Assets and/or the Shares to the Purchaser or effect the assumption of the Assumed Business Liabilities or otherwise to give any party the full benefit of this Agreement.

38.2
The Unilever Parents undertake that after Completion and at the request of the Purchaser they will execute or procure the execution of all such documents as may reasonably be necessary to secure the vesting in the Purchaser or a member of the Purchaser's Group of the Business IPR and Dutch Transfer IPR, and provide reasonable assistance to the Purchaser to secure the vesting of such Business IPR and Dutch Transfer IPR, provided that the Purchaser undertakes to the Unilever Parents that it will be responsible for:

(i)
handling and managing all aspects of the process of recording (or applying to record) at the appropriate intellectual property registries or offices the change in ownership of the Business IPR and Dutch Transfer IPR (including (but not limited to) the preparation of all documents required for this purpose);

(ii)	all costs reasonably and properly incurred by the Unilever Parents in complying with its obligations in this Clause 38.2; and

(iii)
all other costs and expenses in respect of such vesting, including (but not limited to) the costs of effecting and recording the Business Intellectual Property Assignments at the appropriate intellectual property registries or offices (including, but not limited to, the costs of notarising or legalising the Business Intellectual Property Assignments for such purpose).

38.3
The Purchaser undertakes that after Completion and at the request of the Unilever Parents, it will do or procure the doing of all such acts and/or execute or procure the execution of all such documents as may reasonably be necessary to secure the vesting in the Unilever Parents or a member of the Unilever Group of any asset the subject of Clause 29.11 or 29.12 or any asset that is to be transferred to the Unilever Parents or a member of the Unilever Group as part of the Pre-Sale Reorganisation.

38.4
The Unilever Parents undertake to use reasonable endeavours to file applications to record the change of title to the applicable Business IPR and Dutch Transfer IPR to the Unilever Group with relevant trade mark offices prior to Completion.

39.	ENTIRE AGREEMENT

39.1
This Agreement, the Disclosure Letter, the Tax Covenant, the Transitional Services Agreement, the Supply Agreement and the Sale of Products Agreements and any other documents entered into pursuant to this Agreement (the "Transaction Documents") constitute the whole and only agreement between the parties relating to the sale and purchase of the Business Assets and the Shares and, except to the extent expressly repeated in any of the Transaction Documents, any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating thereto are superseded and extinguished.

39.2
The Purchaser acknowledges and agrees (for itself and on behalf of each other member of the Purchaser's Group) with the Unilever Parents (on behalf of themselves and each other member of the Unilever Group) that:

(A)
it does not rely on and has not been induced to enter into any of the Transaction Documents on the basis of any Assurance (express or implied) made or given by or on behalf of any member of the Unilever Group or any of their respective directors, officers, employees or advisers other than those expressly set out in the Transaction Documents or, to the extent that it has been, it has (in the absence of fraud) no rights or remedies in relation thereto and shall make no claim in relation thereto or against such parties;

(B)
no member of the Unilever Group, or any of their respective directors, officers, employees or advisers, has given or made any Assurance other than those expressly set out in the Transaction Documents or, to the extent that they have, the Purchaser hereby (for itself and on behalf of each other member of the Purchaser's Group) unconditionally and irrevocably waives (in the absence of fraud) any claim which it might otherwise have had in relation thereto; and

(C)
any warranty or other rights which may be implied by law in any jurisdiction in relation to the sale of the Business Assets or the Shares in such jurisdiction shall be excluded or, if incapable of exclusion, irrevocably waived and the Purchaser (on behalf of itself and/or the relevant Designated Purchaser) agrees to indemnify the relevant Business Seller in respect of any liabilities, costs, claims and expenses arising or incurred by any member of the Unilever Group as a result of claims under any such implied warranties or other rights by the Purchaser or any other member of the Purchaser's Group or their respective successors in title (including, without limitation, any provider of finance to the Purchaser).

39.3
This Agreement may only be varied by a document signed by each of the parties and expressed to be a variation to this Agreement. For this purpose, a variation to this Agreement shall include any addition, deletion, supplement or replacement, howsoever effected.

39.4
To the extent that any provision of any agreement entered into for the purposes of transferring Business Assets located in a particular jurisdiction or country is inconsistent with any provision of this Agreement, the provision of this Agreement shall prevail.

39.5
Without prejudice to the foregoing, the Purchaser agrees that it shall not, and shall procure that no member of the Purchaser's Group shall, bring any claim against the Unilever Parents or any member of the Unilever Group under any agreement (other than the Principal Transaction Documents) entered into for the purposes of transferring any Business Asset and/or the Shares or under any agreement (other than the Principal Transaction Documents) which relate to the subject matter of the Principal Transaction Documents (each an "Ancillary Agreement").

39.6
If the Purchaser breaches its obligation under Clause 39.5 such that any member of the Unilever Group incurs any liability under any Ancillary Agreement, the Purchaser (on behalf of itself and/or the relevant Designated Purchaser) shall indemnify the relevant Business Seller and/or Share Seller against all liability incurred by the Unilever Parents and/or relevant members of the Unilever Group as a result of such breach, including the difference between:

(A)	the aggregate amount recovered by the Purchaser or relevant member of the Purchaser's Group in respect of a claim under any Ancillary Agreement and the relevant Principal Transaction Documents; and

(B)
the amount that the Purchaser or relevant member of the Purchaser's Group would have recovered if the Purchaser had complied with its obligation under Clause 39.5 and brought a claim or claims under the relevant Principal Transaction Documents (taking account of the limitations of liability set out in such agreements and the relevant principles of English law).

39.7
If any member of the Unilever Group incurs any liability under any Ancillary Agreement in respect of a claim or matter (an "Ancillary Agreement Liability") and such a liability would not have been incurred under the relevant Principal Transaction Documents in respect of the same claim or matter (taking account of the limitations of liability set out in such agreements and the relevant principles of English law), then the Purchaser shall (on behalf of itself and/or the relevant Designated Purchaser) indemnify the Unilever Parents (on behalf of themselves and the relevant Business Seller and/or Share Seller) for the amount of such Ancillary Agreement Liability.

40.	NOTICES

40.1
Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing and delivered personally, by registered post, using an internationally recognised courier company or by fax.

40.2	Any such notice or other communication shall be addressed as provided in Clause 40.3 and, if so addressed, shall be deemed to have been duly given or made as follows:

(A)	if sent by personal delivery, registered post or using an internationally recognised courier company, upon delivery at the address of the relevant party;

(B)	if sent by facsimile, at the time of transmission;

PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

40.3	The relevant addressee, address and facsimile number of each party for the purposes of this Agreement, subject to Clause 40.4, are:

Name of party	Address	Facsimile number

Unilever N.V.	Weena 455, 3013 AL Rotterdam, The Netherlands	+31 10 217 4287

For the attention of:	Chief Legal Officer

Unilever PLC	Unilever House, Blackfriars, London EC4P 4BQ, United Kingdom	+44 20 7822 6536

For the attention of:	Chief Legal Officer

Purchaser	Colgate-Palmolive Europe Sarl 13-15 Cours de Rive, Geneva, 1024, Switzerland

For the attention of:	Peter Graylin	+44 22 722 0707

With a copy to:	Wachtell, Lipton, Rosen and Katz, 51 West 52nd St., New York NY 10019 Attention: Joshua R. Cammaker	+212 403 2331

Purchaser's Guarantor	Colgate-Palmolive Company 300 Park Avenue, New York, NY 10022

For the attention of:	Mr. Andrew D. Hendry Senior Vice President, General Counsel and Secretary	+212 310 3754

With a copy to:	Wachtell, Lipton, Rosen and Katz, 51 West 52nd St., New York NY 10019 Attention: Joshua R. Cammaker	+212 403 2311

Where a notice is to be given to the Unilever Parents under this Agreement it shall be sufficient for it to be given to either of the Unilever Parents. Where a notice is to be given by the Unilever Parents under this Agreement it shall be sufficient for it to be given by either of the Unilever Parents.

40.4
A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of Clause 40.3 PROVIDED THAT such notification shall only be effective on:

(A)	the date specified in the notification as the date on which the change is to take place; or

(B)
if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

40.5
For the avoidance of doubt, the parties agree that the provisions of this Clause shall not apply in relation to the service of any writ, summons, order, judgment or other document relating to or in connection with any Proceedings.

41.	ANNOUNCEMENTS

41.1
Subject to Clause 41.2, no announcement concerning the sale or purchase of the Business Assets and/or the Shares or any connected matter (other than the Press Announcements and any other announcements consistent therewith), shall be made by any party without the prior written approval of the others, such approval not to be unreasonably withheld or delayed.

41.2	Any party may make an announcement concerning the sale or purchase of the Business Assets and/or the Shares or any ancillary matter if required by:

(A)	the law of any relevant jurisdiction;

(B)
any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated (including, without limitation, London Stock Exchange plc and Euronext Amsterdam), whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to consult with the other party in relation to the contents of such announcement before making such announcement and PROVIDED THAT any such announcement shall be made only after notice to the other party.

41.3	The restrictions contained in this Clause shall continue to apply after the termination of this Agreement without limit in time.

42.	CONFIDENTIALITY

42.1	Subject to Clauses 42.2, 42.3 and 42.4 and Clause 38:

(A)	each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(i)	the provisions or the subject matter of this Agreement or any document referred to herein; or

(ii)	the negotiations relating to this Agreement or any document referred to herein or any document or information disclosed pursuant to Clause 4.4;

(B)
the Purchaser shall treat, and shall procure that each other member of the Purchaser's Group treats as strictly confidential all information received or obtained in relation to any Retained Business of the Unilever Group; and

(C)
the Unilever Parents shall treat, and shall procure that each other member of the Unilever Group treats as strictly confidential all information which it has retained in relation to the Sanex Perimeter after Completion or has obtained in relation to the Purchaser's Group as a result of the negotiation and entering into of this Agreement.

42.2	Any party may disclose information which would otherwise be confidential if and to the extent:

(A)	that the information is in the public domain other than as a result of the breach or default of that party but only after it comes into the public domain;

(B)	required by the law of any relevant jurisdiction or for the purpose of any judicial proceedings;

(C)
required by any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated (including, without limitation, the European Commission, London Stock Exchange plc, the Euronext Amsterdam or any Tax Authority), whether or not the requirement for disclosure of such information has the force of law;

(D)	required by a Tax Authority;

(E)
that the information is disclosed on a strictly confidential basis to the professional advisers, auditors and bankers of such party PROVIDED THAT such party shall be liable for any failure by its professional advisers, auditors and bankers to keep such information strictly confidential;

(F)	that the other parties have given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed;

(G)
it does so to a member of the Unilever Group (in the case of the Unilever Parents) or to a member of the Purchaser's Group (in the case of the Purchaser) which accepts restrictions in the terms of this Clause; or

(H)	required to enable that party to enforce its rights under this Agreement,

PROVIDED THAT any such information disclosed pursuant to Clause 42.2(B) or Clause 42.2(C) shall be disclosed (where reasonably practicable) only after notice to the other party.

42.3	The restrictions contained in this Clause shall continue to apply after the termination of this Agreement for any reason whatsoever without limit in time.

42.4
The confidentiality agreement dated 14 December 2010 between the Unilever Parents and the Purchaser is hereby terminated with effect from the date of this Agreement without prejudice to rights and liabilities of the parties which have accrued thereunder prior to such date.

43.	COSTS AND EXPENSES

43.1
Save as otherwise stated in any other provision of this Agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Business Assets and the Shares and to the preparation, execution and carrying into effect of this Agreement and all other documents referred to in it.

43.2
Without prejudice to Clause 43.1 and except in relation to VAT (to which Clause 19 and Schedule 10 shall apply), all notarial fees, and stamp, transfer, registration, sales (including stamp duty, stamp duty land tax, stamp duty reserve tax and local sales taxes) and other similar taxes, duties and charges (“Transfer Taxes”) payable or assessed in connection with, or as a result of, the sale or purchase of the Business Assets and the Shares under this Agreement, together with any interest and/or penalties with respect thereto, shall be paid by the Purchaser (whether on behalf of itself or the Designated Purchasers). The Unilever Parents and the Purchaser each agree to take reasonable steps (as requested and the expense of the party who so requests) to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

44.	COUNTERPARTS

44.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

44.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

45.	INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

46.	THIRD PARTY RIGHTS

46.1
Save as contemplated by Clauses 46.2 and 46.3 the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

46.2
Certain Clauses in this Agreement confer a benefit on a member of the Unilever Group or, as the case may be, member of the Purchaser's Group (together, "Group Third Parties") and such Clauses are intended to be enforceable by each such Group Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

46.3	The provisions of Clause 23.7, Clause 25.1 and Clause 30.3 confer a benefit on and are intended to be enforceable by each such person by virtue of the Contracts (Rights of Third Parties) Act 1999.

46.4	This Agreement may be amended or varied in any way and at any time by the parties to this Agreement without the consent of any person referred to in Clause 46.2 and 46.3.

47.	GROUP COMPANY OBLIGATIONS

47.1	The Purchaser shall procure that any obligation which is expressed under this Agreement or any other Transaction Document to be an obligation of any member of the Purchaser's Group be performed.

47.2
The Purchaser hereby guarantees each liability of each member of the Purchaser's Group under this Agreement (including, without limitation, any liability to pay money) which the Purchaser agrees under the terms of this Agreement or any Transaction Document to discharge on behalf of that member of the Purchaser's Group.

47.3
If any sum paid by the Purchaser under sub-Clause 47.2 gives rise to a liability to Tax in the hands of the recipient in an amount which is greater than the liability to Tax that would have arisen in the hands of such recipient if the person with the primary liability (the “Primary Obligor”) to discharge the relevant amount had discharged in full the amount which has given rise to the payment by the Purchaser under sub-Clause 47.2 (the “Original Obligation”), then the Purchaser will pay to such recipient, in addition to its other obligations under this Clause, such amount as leaves such recipient in the same after Tax position as that in which it would have been if the Primary Obligor had discharged the Original Obligation in full.

47.4	The Unilever Parents shall procure that any obligation which is expressed under this Agreement or any Transaction Document to be an obligation of any member of the Unilever Group be performed.

47.5
The Unilever Parents hereby guarantee each liability of each member of the Unilever Group under this Agreement or any Transaction Document (including, without limitation, any liability to pay money) which the Unilever Parents agree under the terms of this Agreement to discharge on behalf of that member of the Unilever Group.

47.6
If any sum paid by the Unilever Parents under sub-Clause 47.5 gives rise to a liability to Tax in the hands of the recipient in an amount which is greater than the liability to Tax that would have arisen in the hands of such recipient if the person with the primary liability (the “Primary Obligor”) to discharge the relevant amount had discharged in full the amount which has given rise to the payment by the Unilever Parents under sub-Clause 47.5 (the “Original Obligation”), then the Unilever Parents will pay to such recipient, in addition to its other obligations under this Clause, such amount as leaves such recipient in the same after Tax position as that in which it would have been if the Primary Obligor had discharged the Original Obligation in full.

48.	GOVERNING LAW

This Agreement is governed by, and shall be construed in accordance with, English law.

49.	JURISDICTION

Each of the parties to this Agreement irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise out of or in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships created by this Agreement and that accordingly any Proceedings shall be brought in such courts.

50.	AGENTS FOR SERVICE OF PROCESS

50.1
Each of Unilever N.V. and the Purchaser and the Purchaser's Guarantor hereby appoints the agent set against its name below to be its agent for the receipt of service of process in England and agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent:

Name of Party	Agent

Unilever N.V.	Unilever PLC Unilever House Blackfriars London EC4P 4BQ United Kingdom

Attention:	Chief Legal Officer

Colgate-Palmolive Europe Sarl	Ashurst Broadwalk House 5 Appold St., London EC2A 2HA United Kingdom

Colgate-Palmolive Company	Ashurst Broadwalk House 5 Appold St., London EC2A 2HA United Kingdom

The agent for the receipt of service of process of a party is referred to in this Clause as that party's "Process Agent".

50.2
Any Service Document shall be deemed to have been duly served on a party if marked for the attention of that party's Process Agent at the address above or such other address within England or Wales as may be notified to the party wishing to serve the document and:

(A)	left at the specified address; or

(B)	sent to the specified address by first class post or air mail.

In the case of (i), the Service Document shall be deemed to have been duly served when it is left. In the case of (ii), the Service Document shall be deemed to have been served two clear Business Days after the date of posting.

50.3
If a Process Agent at any time ceases for any reason to act as such, the party for whom that Process Agent acted shall appoint a replacement Process Agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement Process Agent. Failing such appointment and notification, any other party shall be entitled by notice to the relevant party to appoint a replacement Process Agent to act on the relevant party's behalf. The provisions of this Clause applying to service on a Process Agent apply equally to service on a replacement Process Agent.

50.4
A copy of any Service Document served on a Process Agent shall be sent by post to the appointor of the Process Agent. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

51.	LANGUAGE

51.1	Each notice, demand, request, statement, instrument, certificate, or other communication given, delivered or made by any party to any other party under or in connection with this Agreement shall be:

(A)	in English; or

(B)	if not in English, accompanied by an English translation made by a translator, and certified by such translator to be accurate.

51.2	The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to sub-Clause 51.1(B).

IN WITNESS whereof the parties have entered into this Agreement the day and year first before written.

Schedule 1
(Completion Arrangements)

1.	GENERAL

(A)	Unilever Parents' obligations

At Completion the Unilever Parents shall deliver to the Purchaser:

(i)
a copy of the minutes of a duly held meeting of the directors of each of the Unilever Parents (or of a duly constituted committee thereof) authorising the execution of and the performance by the relevant Unilever Parent of this Agreement and of the other documents specified in this Schedule to be executed at Completion to which the relevant Unilever Parent is a party and, in the case where such execution is authorised by a committee of the board of directors of the relevant Unilever Parent, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof;

(ii)	original counterparts of the Business Intellectual Property Assignments duly executed by the Unilever Parents and/or the relevant members of the Unilever Group;

(iii)	an original counterpart of the Tax Covenant, duly executed by or on behalf of the Unilever Parents; and

(iv)
an original counterpart of the Transitional Services Agreement, the Supply Agreement and the Sale of Products Agreements duly executed on behalf of each of the Unilever Parents and/or the relevant members of the Unilever Group.

(B)	Purchaser's obligations

At Completion the Purchaser shall deliver to the Unilever Parents:

(i)
a copy of the resolution or resolutions adopted at a duly held meeting of the board of directors of the Purchaser and the Purchaser's Guarantor (in each case, or of a duly constituted committee thereof) authorising the execution of and the performance by the Purchaser and the Purchaser's Guarantor of this Agreement and the Purchaser's Completion Documents and, in the case where such execution is authorised by a committee of the board of directors of the Purchaser or the Purchaser's Guarantor, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof;

(ii)	original counterparts of the Business Intellectual Property Assignments duly executed by the Purchaser and/or the relevant members of the Purchaser's Group;

(iv)	an original counterpart of the Tax Covenant, duly executed by or on behalf of the Purchaser; and

(v)
an original counterpart of the Transitional Services Agreement, the Supply Agreement and the Sale of Products Agreements duly executed on behalf of the Purchaser and/or the relevant member of the Purchaser's Group.

2.	GENERAL PROVISION IN RELATION TO THE BUSINESS ASSETS

At Completion the Business Sellers shall (a) deliver or cause to be delivered or made available to the Purchaser (or as the Purchaser may direct) such appropriately executed instruments of sale, assignment, transfer and conveyance (including a bill of sale) or other documents in form and substance reasonably satisfactory to the Purchaser and its counsel evidencing and effecting the sale, assignment, transfer and purchase of the Business Assets (excluding the Business IPR and Dutch Transfer IPR) free and clear of all Liens (other than Permitted Encumbrances) and (b) deliver to, or hold to the order of, the Purchaser (or the relevant Designated Purchaser) all those Business Assets which are capable of transfer by delivery (other than any Books and Records which shall be delivered to the Purchaser in accordance with Clause 30), with the intent that title in such Business Assets shall pass at the Completion Time. The Business Sellers and the Purchaser shall cooperate with each other regarding, and shall use their commercially reasonable efforts to cause, the sale to the Purchaser of all of the Business Assets at Completion on the terms and conditions set forth in this Agreement.

3.	SPECIFIC PROVISIONS IN RELATION TO THE BUSINESS ASSETS

At Completion, the Unilever Parents shall procure that, if required in a particular jurisdiction, an agreement in respect of the sale and transfer of the relevant Business Assets located in that jurisdiction, and executed on behalf of the Unilever Parents or the relevant Business Sellers shall be delivered to the relevant Designated Purchaser with the intent that title shall not pass until the Completion Time.

4.	SPECIFIC PROVISIONS IN RELATION TO THE FRENCH COMPANY

At Completion the Unilever Parents shall:

(A)	deliver to, or hold to the order of, the Purchaser:

(i)
duly executed transfers in respect of the French Shares duly completed by or on behalf of all persons required to execute such transfers together with relevant updates of the share register and shareholders' accounts for such French Shares;

(ii)	the statutory books of the French Company (which, where applicable, shall be written up to but not including the Completion Date);

(B)	deliver to the Purchaser or relevant Designated Purchaser:

(i)	resignations of each relevant Resigning Director, such resignations to take effect from the Completion Time;

(ii)
shareholder meeting minutes required in order to effect the changes referred to above and the appointment (with effect from the Completion Time) of any director nominated as a director of the French Company by the Purchaser in accordance with the terms of this Agreement; and

(iii)	minutes of meetings held by the works council of the French Company during which the works council’s members rendered an opinion on the Agreement.

5.	SPECIFIC PROVISIONS IN RELATION TO THE DUTCH COMPANY

At Completion:

(A)
(i) the Unilever Parents shall cause Unilever Nederland Holdings B.V. ("UNH") to transfer the Dutch Shares to the Designated Purchaser, (ii) the Purchaser shall cause the Designated Purchaser to accept the Dutch Shares from UNH, and (iii) the Unilever Parents shall cause the Dutch Company to acknowledge the transfer of the Dutch Shares, the foregoing to be effected by execution by UNH, the Designated Purchaser and the Dutch Company, before the Dutch Notary, of a notarial deed of transfer;

(B)	the Unilever Parents shall deliver to the Purchaser or relevant Designated Purchaser:

(i)	resignations of each relevant Resigning Director, such resignations to take effect from the Completion Time;

(ii)
a shareholder resolution executed by UNH providing evidence of (a) the acceptance by UNH in its capacity as sole shareholder of the Dutch Company of the resignations referred to under (B)(i) above, (b) a full discharge in accordance with Dutch law by UNH in its capacity as sole shareholder of the Dutch Company of the relevant Resigning Directors in relation to their directorships and management of the Dutch Company until the Completion Date, and (c) the appointment (with effect from the Completion Time) of any director nominated as a director of the Dutch Company by the Purchaser in accordance with the terms of this Agreement; and

(iii)	in each case where the said information is not in the possession or under the control of the Dutch Company, the corporate books and records, including the shareholders' register, of the Dutch Company.

6.	SPECIFIC PROVISIONS IN RELATION TO THE DANISH COMPANY

At Completion the Unilever Parents shall:

(A)	deliver to, or hold to the order of, the Purchaser:

(i)
duly executed transfers in respect of the Danish Shares duly completed by or on behalf of all persons required to execute such transfers together with the share register (“ejerbog”) of the Danish Company with the relevant Designated Purchaser duly registered as the owner of the Danish Shares;

(ii)	the statutory books of the Danish Company (which, where applicable, shall be written up to but not including the Completion Date);

(B)	deliver to the Purchaser or relevant Designated Purchaser:

(i)	resignations of each relevant Resigning Director, such resignations to take effect from the Completion Time; and

(ii)
shareholder meeting minutes required in order to effect the changes referred to above and the appointment (with effect from the Completion Time) of any director nominated as a director of the Danish Company by the Purchaser in accordance with the terms of this Agreement.

7.	OTHER SPECIFIC PROVISIONS

The Unilever Parents shall use all reasonable endeavours to deliver at or prior to Completion such Tax Certificates as have been requested in writing by the Purchaser and that may be obtained pursuant to the laws of any relevant jurisdiction by any Business Seller, provided that there shall be no breach of this undertaking as a result of any delay or default of a Tax Authority.

Schedule 2
(The Warranties)

In this Schedule where a statement is made referring to a Business Seller or Business Sellers it shall be construed as including a reference, and applying, to the Business or Business Assets which a Business Seller is selling under this Agreement and not to any other business or business assets of a Business Seller.

Part A : Capacity / Solvency / Business Assets / Litigation

1.	THE UNILEVER GROUP, THE SHARES AND THE BUSINESS

1.1	Authorisations, valid obligations, filings and consents

(A)
Each relevant member of the Unilever Group has the requisite capacity, power and authority and has obtained all corporate authorisations and (other than to the extent relevant to the Conditions) all other governmental, statutory, regulatory or other consents, licences or authorisations required to empower it to enter into and perform its obligations under this Agreement and/or any Principal Transaction Document to which it is a party.

(B)
Each relevant member of the Unilever Group has the requisite capacity, power and authority and has obtained all corporate authorisations required to empower it to own, operate or lease the assets of the Sanex Perimeter and to conduct the business of the Sanex Perimeter as presently conducted.

(C)
Entry into and performance by each of the Unilever Parents and the other members of the Unilever Group of this Agreement and/or any Principal Transaction Document to which it is a party will not (i) result in the creation of any mortgage, charge, pledge, lien, debenture or other encumbrance (other than Permitted Encumbrances) on any asset of the Sanex Perimeter; (ii) violate, breach, conflict with, constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, payment or acceleration) under any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents; or (iii) result in a breach of any laws or regulations in its jurisdiction of incorporation or any order, decree or judgment of any court or any governmental or regulatory authority by which the Unilever Parents or any member of the Unilever Group is bound, where (in the case of clauses (i) or (iii)) the creation of any mortgage, charge, pledge, lien, debenture or other encumbrance or breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement.

1.2	The Companies

(A)
Each Company is (a) validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and (b) duly authorized to conduct business in each jurisdiction where such authorisation is required to conduct the business of the Sanex Perimeter as currently conducted by it.

(B)
All the Shares are duly authorized, issued without defects, fully paid or properly credited as fully paid and are not subject to and were not and will not be issued in violation of any preemptive or similar right, purchase, option, call or right of first refusal or similar right other than any such rights that will cease to apply as of and after Completion. Each Share Seller is or will at Completion be the sole legal and beneficial owner of all issued shares in the capital of the relevant Company free from all Third Party Rights. Each Share Seller is or will at Completion be entitled to transfer (or procure the transfer of) the Shares opposite that Share Seller’s name in column 3 of Schedule 12 on the terms of this Agreement.

(C)
No member of the Unilever Group has entered into any agreement whereby any person (other than a Company) has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital in any Company.

(D)
The French Shares constitute the whole of the issued and allotted share capital of the French Company. The Dutch Shares constitute the whole of the issued and allotted share capital of the Dutch Company. The Danish Shares constitute the whole of the issued and allotted share capital of the Danish Company.

(E)	The information on the French Company set out in Schedule 5 is true and accurate in all respects.

1.3	The Business

Each material Business Asset is owned both legally and beneficially by a Business Seller and the Business Sellers have or will at Completion have the right, title and authority to sell, transfer and convey to the relevant Designated Purchaser free and clear from all Liens (other than Permitted Encumbrances) over such Business Assets.

1.4	Other interests

None of the Companies owns or has any interest of any nature in any shares, debentures or other securities issued by any undertaking.

1.5
There is no outstanding agreement or commitment entered into by any member of the Unilever Group which calls for the allotment, issue or transfer, or accords to any person the right to call for the allotment or issue or transfer, of any shares or debentures in or other securities or other equity interests of any Company.

1.6	The Deodorant Product Line and Business Moulds

The Business Sellers have, or will at Completion have, good title to the Deodorant Product Line, free and clear of all mortgages, charges, pledges, liens, debentures or other encumbrances (other than Permitted Encumbrances).

2.	FINANCIAL MATTERS

2.1	The Accounts

(A)
The Accounts have been (i) properly and accurately prepared in all material respects using the methodology set out in Schedule 11 from the books and records regularly maintained by the Business Sellers and the Companies in accordance with GAAP, and (ii) accurately extracted in all material respects from the relevant underlying data.

(B)
The Half Year Accounts have been (i) properly and accurately prepared in all material respects using the methodology set out in Schedule 11 from the books and records regularly maintained by the Business Sellers and the Companies in accordance with GAAP and (ii) accurately extracted in all material respects from the relevant underlying data.

2.2	Position since Accounts Date

In the period between the Accounts Date and the date of this Agreement:

(A)	there has occurred no circumstance, change, development, condition or event that has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect;

(B)	each Business Seller and each Company has carried on business in the ordinary course consistent with past practice;

(C)	no Company has declared, authorised, paid or made any dividend or other distribution, nor has it reduced paid-up share capital (except for any dividends provided for in its accounts);

(D)	no Company has issued or agreed to issue any share or loan capital; and

(E)	other than in the ordinary course of business, no Company or Business Seller has repaid any borrowing or indebtedness in advance of its stated maturity.

2.3	Target Completion Stock Amount

The Target Completion Stock Amount has been properly and accurately prepared in all material respects on the basis of the methodology described in Schedule 11.

3.	REGULATORY MATTERS

3.1	Licences: So far as the Unilever Parents are aware:

(A)
all licences, consents, permissions, waivers, exceptions or approvals from any Governmental Entity, required for or in connection with the carrying on of the Sanex Perimeter (the absence of which would have a material adverse effect on the Sanex Perimeter) are in force;

(B)
for substances and products without a pre-market approval requirement (including cosmetics in the European Union, substances under the REACH regulation for which members of the Unilever Group are downstream users and otherwise currently exempt from registration requirements), the Companies and Business Sellers are in compliance in all material respects with all applicable laws and regulations;

(C)
no Company nor any Business Seller has received any written notice from a Governmental Entity in the 12 months prior to the date of this Agreement alleging that any Company or Business Seller has not obtained a material licence, permission, authorisation (public or private) or consent, or has otherwise failed to comply in all material respects with regulations applicable to ensure the safety or efficacy of the Products (a “Notice of Non-Compliance”), as required for carrying on the Sanex Perimeter effectively in the places and in the manner in which it is carried on at the date of this Agreement in accordance with all applicable laws and regulations. A licence, permission, authorisation, Notice of Non-Compliance or consent is material for this purpose if failure to obtain it would have a material adverse effect on the Sanex Perimeter taken as a whole.

(D)
no material consent, approval or authorisation of, or material registration or material filing with, any Governmental Entity, and no material consent or material approval from any third party, is required by or with respect to the Business Sellers and/or the Companies as a result of the execution of the Principal Transaction Documents or the consummation of the transactions contemplated thereby.

"Governmental Entity" means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority, including the European Union or any court, tribunal or judicial or arbitral body.

4.	THE BUSINESS ASSETS

4.1
Ownership. The Business Sellers in relation to the Business and/or the Companies own or are entitled to use all the material assets of the Sanex Perimeter, free and clear from all Liens other than Permitted Encumbrances.

4.2
Possession. So far as the Unilever Parents are aware, the material assets of the Sanex Perimeter are in the possession or under the control of the Companies or the Business Sellers, save where in the possession of third parties in the ordinary course of business.

4.3
Sufficiency of Assets. Except for: (A) the Excluded Business Assets, (B) the services to be provided pursuant to the Transitional Services Agreement and Sale of Products Agreement and the products to be sold pursuant to the Supply Agreement (including any exhibits, schedules, and annexes thereto), (C) employees who are not Business Employees and (D) Excluded Services (as defined in the Transitional Services Agreement), the assets of the Sanex Perimeter constitute all of the properties, assets and rights necessary to conduct the business of marketing, distributing and/or selling the Products, as conducted by the Unilever Group in all material respects as at the time of this Agreement and as at Completion.

4.4
Business Stocks. The Business Sellers and/or the Companies have full legal and beneficial title to the Business Stocks free and clear of all Liens other than Permitted Encumbrances. The Business Stocks which have been manufactured by a member of the Unilever Group have been, and will at Completion have been, in all material respects, manufactured in a manner consistent with past practice and the Unilever Group’s ordinary standards of care or those standards of care that have been applicable.

5.	CONTRACTUAL MATTERS

For the purposes of this paragraph 5, "material" shall mean any agreement which has a value per annum (being, for the purposes of this paragraph 5, the aggregate value of the payables or receivables under such contract or, if not fixed, the average of such payables or receivables over the period of one calendar year immediately preceding the Accounts Date, in each case in so far as such payables or receivables relate exclusively to the Sanex Perimeter), of more than €500,000.

5.1	Material contracts. No Business Seller is a party to any Assumed Business Contract and no Company is party to any contract:

(A)
which is material and under the terms of which, as a direct result of the entry into and performance of the Transaction Documents (i) any other party will be entitled to be relieved of any material obligation or become entitled to exercise any material right (including any termination or pre emption right or other option) or (ii) any Company or Business Seller will be in material default;

(B)	which is material and has an unexpired term of two years or more;

(C)	which is material and is not in the ordinary course of business;

(D)	which is material and is with any member of the Unilever Group;

(E)	which is a joint venture, consortium, partnership or profit (or loss) sharing agreement; or

(F)
which is material and would entitle the relevant counterparty to any compensation or termination payment upon expiration or termination of such agreement in accordance with its terms (and not in breach of the provisions of such agreement).

5.2
Assumed Business Contracts. The Unilever Parents have made available true, correct, current and complete copies of all of the material Assumed Business Contracts and all of the material contracts to which any Company is a party. Insofar as the Unilever Parents are aware, each of the material Assumed Business Contracts and the material contracts to which any Company is a party is legal, binding, enforceable and in full force and effect (except as enforcement thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equitable principles).

5.3
Defaults. So far as the Unilever Parents are aware, no Business Seller and no Company has received written notice in the 12 months prior to the date of this Agreement that it is in material default under any material contract to which it is a party.

5.4	There are no outstanding contracts under which any Company or Business Seller (in relation to the Business) has made any loan to any person in an amount in excess of:

(A)	an amount of €50,000 in the event that such loan is made to an Employee; or

(B)	€100,000 in the event that the loan is made to any other party, other than trade credit in the ordinary course of business.

6.	LITIGATION, INVESTIGATIONS AND COMPLIANCE WITH LAWS

6.1
Litigation. No Company nor any Business Seller is involved as a party in any litigation, arbitration or other dispute resolution process or administrative proceedings involving an amount in excess of €250,000 and no such proceedings have been threatened in writing by or against a Company or Business Seller. For this purpose, any proceedings for collection by a Company or Business Seller of debts arising in the ordinary course of business and any proceedings in respect of claims identified in the Disclosure Letter and/or Fairly Disclosed in the Data Room as insured claims are excluded.

6.2
Compliance with Law and Investigations. The Business Sellers and the Companies are in compliance with all applicable laws and Orders in all material respects. No Business Seller and no Company has received written notice in the 12 months prior to the date of this Agreement of any current or pending investigation by a Governmental Entity and, so far as the Unilever Parents are aware, no such investigation is threatened, concerning any Company or any Business Seller where the outcome of such investigation could reasonably be expected to have a material adverse effect on the Sanex Perimeter.

6.3
Criminal or Illegal Acts. No Company nor any Business Seller has during the 12 months prior to the date of this Agreement committed any criminal or illegal act which would have a material adverse effect on the Sanex Perimeter.

6.4
Corrupt Practices. During the period of 36 months prior to the date of this Agreement, none of the Companies, the Business Sellers or any of their respective directors, officers, employees or agents have corruptly made, promised, offered or authorized, or caused or authorized any consultants, joint venture partners or representatives corruptly to make, promise or offer, any payment or transfer of anything of value, directly or indirectly, to any official, employee or agent of any Governmental Entity for the purpose of (A) influencing such governmental official, employee or agent to take any action or to make any decision, in his or her official capacity, (B) inducing such official, employee or agent to use his or her influence with a Governmental Entity to affect any act or decision of a Governmental Entity or (C) securing any improper advantage.

7.	INSOLVENCY ETC.

7.1
Winding up. No Company nor any Business Seller has received any notice that an order has been made, resolution passed, petition presented or meeting convened for the winding up of any Company or any Business Seller or for the appointment of any provisional liquidator.

7.2
Administration and receivership. No Business Seller or any Company has received any notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any part of the property, assets and/or undertaking of the Sanex Perimeter.

7.3	Arrangement with creditors. No Business Seller nor any Company has made any voluntary arrangement with any of its creditors in the 12 months prior to the date of this Agreement.

7.4	No event analogous to any of the foregoing has occurred in relation to any Business Seller nor any Company.

Part B : IP/IT

For the purposes of this Part B, Business IPR shall not include the Zetra Sanex Marks but shall include the Dutch Transfer IPR and the Intellectual Property owned by the Companies.

1.	Details of all registered Business IPR (and applications for registration) are set out in Attachment 7. Such rights are not the subject of any security interest.

2.	All renewal and application fees required for the maintenance of the rights disclosed pursuant to paragraph 1 have been paid through Completion.

3.	Copies of all material licences of:

(A)	Intellectual Property granted to or by any of the Companies;

(B)	Business IPR granted to a third party; and

(C)	Intellectual Property granted to a Business Seller in relation to the Business (excluding licences of software not used exclusively in relation to the Business),

have been disclosed in the Data Room.

4.	So far as the Unilever Parents are aware no party to any of the licences referred to in paragraph 3 is in material breach of any such licences.

5.
So far as the Unilever Parents are aware the operations of the Sanex Perimeter do not infringe the Intellectual Property or know-how of any third party where such infringement would have a material adverse effect on the Business, and so far as the Unilever Parents are aware there are no potential material infringements against the Intellectual Property of third parties in relation to the Sanex Perimeter.

6.
So far as the Unilever Parents are aware no third party is infringing the Business IPR where such infringement would have a material adverse effect on the Business, and so far as the Unilever Parents are aware there are no potential material infringements by third parties of the Business IPR.

7.	Copies of all material agreements in relation to Information Technology:

(A)	entered into by any of the Companies; or

(B)	used exclusively in the Business to which a Business Seller is a party,

have been disclosed in the Data Room.

8.
Data protection. In relation to the Sanex Perimeter, no Company nor any Business Seller has, in the 12 months prior to the date of this Agreement, received a written notice alleging that a Company or Business Seller has not complied with applicable data protection laws.

9.
The Business IPR is owned legally and beneficially by a member of the Unilever Group. The Company IP is owned legally and beneficially by the Companies. Except as set forth in the Disclosure Letter, the Business IPR is free and clear of all mortgages, charges, pledges, liens, debentures or other encumbrances (other than licences), whether by written agreement or otherwise.

10.
So far as the Unilever Parents are aware the Business IPR the “Sara Lee” name and the Intellectual Property (i) licensed to a member of the Unilever Group by a third party; and (ii) licensed to the Purchaser pursuant to Clause 29.14 is all of the Intellectual Property (excluding rights in software) used in the operation of the Sanex Perimeter as conducted by the Unilever Group as at the date of this Agreement.

Part C : Employment

1.
Terms of employment. The employment agreements and other terms of employment of the Employees have all been entered into substantially on the basis of the applicable standard employment terms in the Data Room and/or the Disclosure Letter and none of the Companies or Business Sellers has in relation to its Employees incurred any liability for a material breach of any employment agreement with any Employee or of any applicable employment law or regulation which is outstanding. Information on bonus, staff incentives, redundancy or other benefits payable on termination of employment (whether voluntary or involuntary), ill-health or other benefits which are the material benefits available to the Employees are Fairly Disclosed in the Data Room and/or the Disclosure Letter. As far as the Unilever Parents are aware, document number 3.2.2 of the Data Room (as updated by the version of that document appended to the Disclosure Letter) provides a true and complete statement of total annual compensation costs for Employees expected to be borne by the Purchaser on an annual basis after Completion other than any costs payable pursuant to provisions of mandatory local law.

2.
Other than in the ordinary course of business, since the Accounts Date, no material change has been made in the emoluments or other terms of engagement of any Employee, and no such change, and no negotiation or request for such a change other than in the ordinary course of business, is due within the period of six months from the date of this Agreement.

3.	(A)	No trade union, works council, staff association or other body representing employees is recognised in any way for bargaining, information or consultation purposes in relation to the Employees.

(B)
There are no agreements (whether legally binding or not) with any such representative body in relation to the Employees and there is no dispute with any such representative body pending threatened or expected in relation to the Sanex Perimeter.

(C)	As far as the Unilever Parents are aware, no request has been made or is expected from Employees in respect of trade union recognition or information and consultation rights.

4.
As far as the Unilever Parents are aware, there are no material claims threatened or pending in relation to the Sanex Perimeter by or in respect of any Employee in respect of his employment or any other matter arising from his employment and the Unilever Parents have no reasonable grounds to believe that such a claim will be brought.

5.
As far as the Unilever Parents are aware, details of any material grievance procedure initiated by any Employee or any material disciplinary procedure commenced against any Employee in each case in the two years preceding the date of this Agreement have been disclosed.

6.
As far as the Unilever Parents are aware, each member of the Unilever Group and each Company has complied materially with the terms of all relevant contracts of employment and all applicable laws in relation to the employment of the Employees in the Sanex Perimeter.

7.
Notice on Terminations. There exists no written or unwritten contract of employment with any Employee that cannot be terminated by the relevant Company or Business Seller on six months notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal or the equivalent in any relevant jurisdiction).

8.	Key Personnel. As far as the Unilever Parents are aware, no Key Personnel has agreed to terminate, or has given notice of termination, of his employment agreement or is under notice of dismissal.

9.	As far as the Unilever Parents are aware, no Employee has been absent from work due to reasons of illness for more than 1 month as at the date of this Agreement.

10.
As at the date of this Agreement, neither the Unilever Parents nor any member of the Unilever Group, has made any commitment to any Employee or employee representative body concerning the sale and purchase of the Sanex Perimeter. None of the Employees has been offered or otherwise been given assurances as to the possibility of continued employment after Completion.

11.
Neither the execution nor performance of this Agreement or any other transaction contemplated by this Agreement, including any Principal Transaction Document, either alone or in conjunction with any other event, (i) will result in any payment becoming due to any Employee, (ii) increase any benefits payable to any Employee, or (iii) result in any acceleration of any benefits or the time of payment or vesting of any benefits payable to any Employee.

12.	The four Company Employees employed by the French Company who are temporary employees have no rights to severance upon termination of employment.

Part D : Retirement Benefits

1.
Retirement Benefits/Unilever Plans. Other than the Unilever Plans (and any statutory social security plans operated under public law, statute or regulation in the relevant jurisdiction), no Company or member of the Unilever Group provides or contributes to, or is or may become liable to provide or contribute to any scheme, fund, arrangement, plan or agreement (whether funded or unfunded) for the provision of Retirement Benefits for or in respect of any Employee or other person.

2.
No Proposals. No proposal has been announced and no agreement has been made to establish any other arrangement for providing any Retirement Benefits or to continue or increase any Retirement Benefits under any Unilever Plan for or in respect of any Employee, or to maintain any such Retirement Benefits or the level of any such Retirement Benefits generally for any period.

3.	Disclosure of Documents. In the Data Room and/or the Disclosure Letter there are:

(a)
all documents containing material provisions currently governing each Unilever Plan which are sufficient to establish each Employee's actual and contingent rights to Retirement Benefits and Retirement Benefit provision at Completion and Past Service (as defined in Schedule 7 (Pensions)) rights attributable to each Employee; and

(b)
material announcements that have not been incorporated into the documents referred to in paragraph 3(a) and copies of all current explanatory booklets or summary plan descriptions relating to each Unilever Plan.

4.	Payments in respect of the Unilever Plans. The rates at which contributions to each Unilever Plan are paid are Fairly Disclosed in the Data Room and/or the Disclosure Letter.

5.
Due Payment. All amounts which have fallen due to be paid to or in respect of the Unilever Plans by any Company or member of the Unilever Group on or before the date of this Agreement (including all insurance premiums, taxes and expenses) have been duly paid in full.

6.
Compliance. Each Company and each member of the Unilever Group, and as far as the Unilever Parents are aware, the trustees, administrators, managers, custodians and fiduciaries (as applicable) of each Unilever Plan currently comply and have complied in all material respects on the basis of the law as currently interpreted in accordance with prevailing market practice with their respective obligations under the Unilever Plans and each Unilever Plan is currently administered and operated in all material respects in accordance with all applicable laws, regulations guidelines and requirements and the provisions of the relevant Unilever Plan's governing documentation.

7.
Disputes and Investigations. Other than routine claims for benefits, there are no actions, suits, claims, disputes, complaints or proceedings outstanding, pending or threatened in writing against any Unilever Plan or, as far as the Unilever Parents are aware, against the trustees, managers, administrators, custodians or fiduciaries of any Unilever Plan or against any member of the Unilever Group or any Company in respect of any act, event, omission, or other matter arising out of or in connection with any Unilever Plan which are in each case material on the basis of the law as currently interpreted and as far as the Unilever Parents are aware there are no circumstances which could or might give rise to any such action, suit, claim, dispute, complaint or proceedings. In this paragraph 7, "proceedings" includes any litigation or arbitration and also includes any investigation or determination by any pension or investment authorities or any complaint under any internal dispute resolution procedure established in connection with any Unilever Plan.

Part E : Taxation

1.1	Company Residence.

So far as the Unilever Parents are aware:

(A)	Each Company is and has at all times in the last three years or since its formation, whichever is later, been resident in its country of incorporation for Taxation purposes~~.~~ ; and

(B)
No Company is liable to pay Tax outside of its country of incorporation or constitutes a permanent establishment of another person, business or enterprise for any Taxation purpose, or has received any written notice or written inquiry from a Tax Authority in any jurisdiction where such Company does not file Tax Returns to the effect that such Company may be required to make such filing or may be subject to Taxation by such jurisdiction.

1.2	Tax Payments, Returns, Information and Records.

So far as the Unilever Parents are aware:

(A)
Each Company and each Business Seller has timely made, or caused to be made, all Tax Returns required to be made, in the case of a Company, by such Company, and, in the case of a Business Seller, in connection with the Business, the Business Assets or the Assumed Business Liabilities (and all such Tax Returns were true, correct and complete in all material respects), and each Company and each Business Seller has supplied, or caused to be supplied, all material information required to be supplied by such Company or in connection with the Business, the Business Assets or the Assumed Business Liabilities (as applicable) to any Tax Authority;

(B)
The Companies each have sufficient records relating to past events, including any elections made, to calculate the liability to Tax or Relief which would arise on any disposal or on the realisation of any asset owned at 3 July 2010 by them or acquired by them since that date but before Completion;

(C)
All Taxes of or with respect to any Company, the Business, the Business Assets or the Assumed Liabilities (whether or not shown on such Tax returns) have been timely paid (or will be paid by the due date thereof);

(D)	Each Company is in possession of all of its material Tax records to the extent required by applicable Law; and

(E)
Each Company and each Business Seller has complied in all material respects with its respective withholding obligations for all Taxes required to have been withheld and paid, in the case of a Company, by such Company, and, in the case of a Business Seller, with respect to the Business, the Business Assets or the Assumed Business Liabilities, including, without limitation, in connection with amounts owing to any employee, independent contractor, creditor, shareholder or other third party.

1.3	Tax Disputes, Claims and Audits.

So far as the Unilever Parents are aware:

(A)
There is no material dispute, disagreement, audit or investigation outstanding nor is any contemplated at the date of this Agreement with any Tax Authority regarding liability or potential liability to any Tax (including in each case penalties or interest) recoverable from any Company and, so far as the Unilever Parents are aware, there are no circumstances which make it likely that any such dispute, disagreement, audit or investigation will commence;

(B)	No waiver or extension of any statute of limitation with respect to the assessment of any material Taxes or material Tax Returns of the Companies has been given;

(C)
There is no dispute, disagreement, audit or investigation outstanding at the date of this Agreement with any Tax Authority regarding (i) the proper method of computing the profits of the Business (or any part of it) for Tax purposes, (ii) the proper treatment for VAT purposes of any supplies of goods or services made (or treated as made) in the course of the Business, (iii) the proper method of assessing withholding Tax on payments of salaries, wages, directors fees, rental income, dividends, interest, royalties or other kinds of income, or (iv) the proper method of computing the prepayment Tax on account of the final corporate income tax of the Business in a given year, and, so far as the Unilever Parents are aware, there are no circumstances which make it likely that any such dispute, disagreement, audit or investigation will commence.

1.4	Capital Assets, Effect of Transactions.

(A)
Save as disclosed in writing to the Purchaser on or before Completion, no Company will become liable to pay any material amount of Taxation (or material increase in Taxation) or will suffer a material alteration in the manner in which it is assessed for Taxation (including, for the avoidance of doubt, as a result of a loss or termination of any holiday, incentive, subsidy, concession agreement or other arrangement with any Tax Authority) as a result of the Pre-Sale Reorganisation or Completion and the provisions of clause 2.1(D) (voluntary acts of Purchaser) of the Tax Covenant shall not apply to exclude any liability for breach of this representation.

(B)
The Dutch Company’s base cost in the assets acquired by the Dutch Company in connection with the Pre-Sale Reorganisation will be the fair market value of those assets at the time such assets are acquired by the Dutch Company and the provisions of clause 2.1(D) (voluntary acts of Purchaser) of the Tax Covenant shall not apply to exclude any liability for breach of this representation.

So far as the Unilever Parents are aware:

(C)
All documents in the possession or under the control of the Companies or the Business Sellers which establish or are necessary to establish the title of any Company to any material asset or any Business Seller to any Business Asset (as applicable) have been duly stamped and any applicable stamp duties or charges or any other similar documentary or Transfer Taxes or duties in respect of such documents have been duly accounted for and paid; and

(D)	There are no encumbrances for Taxes on any of the properties or assets of any Companies or any of the Business Assets other than Permitted Encumbrances.

1.5	Combined Groups.

So far as the Unilever Parents are aware:

(A)
Save in relation to any mandatory grouping of the Danish Company pursuant to the Danish Company Taxation Act, none of the Companies (i) is a party to or bound by any Tax sharing or allocation agreement or arrangement (other than any such agreement or arrangement that will be terminated prior to Completion), including without limitation, any arrangement under which Tax losses or Reliefs are surrendered or agreed to be surrendered or claimed, (ii) is or was a party to a profit pooling or profit sharing agreement or arrangement (other than any such agreement or arrangement that will be terminated and have no further effect after Completion), or (iii) has any material liability for Taxes of any other person (other than any current or former member of the Unilever Group) under any Law, as transferee or successor, by contract or otherwise;

(B)	None of the Companies is a member of a group of companies for the purposes of any relevant VAT laws (other than a group consisting solely of the Companies); and

(C)
Each Tax Filing Group of which any Company is or has purported to be a member is valid and each Company that purports or has purported to be a member of such Tax Filing Group has validly entered into such Tax Filing Group within the meaning of applicable Tax law.

1.6	Other Tax Matters.

So far as the Unilever Parents are aware:

(A)
No Company has entered into or been a party to or otherwise involved in any transaction the participation in which is required to be disclosed or reported to any Tax Authority on the basis that it is or may be a Tax avoidance or Tax abusive transaction, or which has been identified (either in writing to such Company or in an official written public announcement or publication) by any Tax Authority as a Tax avoidance transaction or as otherwise being Tax abusive;

(B)
Other than in relation to the Pre-Sale Reorganisation, no rulings from any Tax Authority have been received (or, if currently pending receipt, requested) by any Company or with respect to Taxes of any Company that will bind any Company after Completion; and

(C)
Save in relation to the French Company or as disclosed in the Data Room, no entity classification elections pursuant to U.S. Treasury Regulation Section 301.7701-3(c) have been made with respect to any Company.

Part F : Environmental

1.	Compliance with Environmental Laws. So far as the Unilever Parents are aware:

(A)
No Company or Business Seller is (nor has it been within the period of 36 months prior to the date of this Agreement) in material breach of any Environmental Laws relating to any activities or operations carried on at any Relevant Property in relation to the Sanex Perimeter;

(B)
There are no actions, investigations, material claims or proceedings commenced, pending or threatened against any Company or Business Seller with respect to any breach of or liability under Environmental Laws relating to the Sanex Perimeter; and

(C)
No Company or Business Seller has received any written complaints or notices alleging or specifying any material breach of or material liability under any Environmental Laws relating to the Sanex Perimeter.

2.
Environmental Consents. So far as the Unilever Parents are aware, all Environmental Consents required for any activities at any Relevant Property have been obtained, are in full force and effect and are being complied with in all material respects and no Company or Business Seller has received written notice from a Governmental Entity stating that any Environmental Consent is to be suspended or revoked.

For the purposes of this Part F of Schedule 2, the following words shall have the following meanings:

“Environmental Consents”
means any registration, permit, licence, authorisation, approval or consent required under Environmental Laws for the carrying on of the Sanex Perimeter or the use of, or any activities or operations carried out at, any Relevant Property;

“Environmental Laws”
means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil and criminal law) and binding statutory guidance which are in force and binding at the date of this Agreement, to the extent that they relate to Environmental Matters;

“Environmental Matters”
means all matters relating to the pollution, protection, maintenance, restoration or replacement of the Environment and all matters in relation to human health and safety (but excluding matters in relation to product liability);

“Relevant Property”
means any real property owned or occupied, or that was owned or occupied within the period of 36 months prior to the date of this Agreement, by (i) a Company or (ii) a member of the Unilever Group used in connection with the Business;

Schedule 3
(Limitations on Liability)

1.
Time Limits. Neither the Unilever Parents nor any member of the Unilever Group shall be liable for any Claim unless the Unilever Parents receive from the Purchaser written notice (in the case of a Non-Tax Claim, within 60 days of the Purchaser or any Designated Purchaser becoming aware of such Claim and, in the case of a Tax Claim or a claim under the Tax Covenant, in the form complying with the provisions of Clause 8.1 of the Tax Covenant, containing, so far as reasonably available to it, details of the matter which gives rise to the Claim including the Purchaser's estimate (on a without prejudice basis) of the amount of the Claim:

(a)	prior to the expiry of a period of 12 months after the Completion Date, in the case of a Non-Tax Claim; or

(b)	as provided in Clause 2.1(F) of the Tax Covenant, in the case of a Tax Claim or a claim under the Tax Covenant.

2.	Thresholds for Claims. Neither the Unilever Parents nor any member of the Unilever Group shall be liable for any single Claim (or series of related claims):

(a)
unless the amount of the liability pursuant to that single Claim (or series of related claims) exceeds an amount equal to €100,000 (in which case the Purchaser shall be able to claim for the full amount of such Claim (or a series of related claims) and not merely in respect of the excess over such amount); and

(b)
unless the aggregate amount of the liability of the Unilever Parents and members of the Unilever Group for all Claims not excluded by sub paragraph (a) exceeds an amount equal to €10,000,000 (in which case the Purchaser shall be entitled to claim only the excess over such amount).

2A.
Threshold for claims under the Tax Covenant. Neither the Unilever Parents nor any members of the Unilever Group shall be liable for any single claim (or series of related claims) under the Tax Covenant unless the amount of the liability pursuant to that single claim (or series of related claims) exceeds an amount equal to €100,000 (in which case the Purchaser shall be able to claim for the full amount of such claim not merely in respect of the excess over such amount).

3.	Maximum limit for all Claims. The aggregate amount of the liability of the Unilever Parents and the members of the Unilever Group:

(a)
for all Claims (other than those claims based on the provisions set forth in paragraphs 1 and 4 of Part A of Schedule 2 and paragraph 10 of Part B of Schedule 2 and the indemnity in Clause 16.1) shall not exceed an amount equal to 40% of the Initial Cash Consideration;

(b)	for all claims under the Tax Covenant shall not exceed an amount equal to 50% of the Initial Cash Consideration; and

(c)
for all claims under this Agreement or any of the Transaction Documents (including the claims referred to in paragraphs (a) and (b) above) shall not exceed an amount equal to 100% of the Initial Cash Consideration.

4.
Claim to be withdrawn unless litigation commenced. Any Claim shall (if it has not been previously satisfied, settled or withdrawn or unless the parties agree to extend the period referred to in this paragraph) be deemed to have been withdrawn 6 months after the notice is given pursuant to paragraph 1 of this Schedule, unless legal proceedings in respect of it have been commenced by being both issued and served; provided that, in the case of a Claim based upon a liability which is contingent, such 6 months period shall commence on the date that the contingent liability becomes an actual liability. No new Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Claim.

5.	Claims only to be brought under relevant Warranties. The Purchaser acknowledges and agrees that the only Warranties given in relation to:

(a)
Intellectual Property and Information Technology or any related claims, liabilities or other matters or agreements relating thereto (IPR Matters) are set out in Part B of Schedule 2 and no other Warranty is given in relation to IPR Matters;

(b)
the employment of any past or present employee of any Company or any member of the Unilever Group or any related claims, liabilities or other matters (Employee Matters) are set out in Part C of Schedule 2 and no other Warranty is given in relation to Employee Matters;

(c)
retirement benefits, pensions or superannuation or any related claims, liabilities or other matters (Retirement Benefits Matters) are set out in Part D of Schedule 2 and no other Warranty is given in relation to Retirement Benefits Matters; and

(d)	Taxation or any related claims, liabilities or other matters (Tax Matters) are those set out in the Tax Warranties and no other Warranty is given in relation to Tax Matters.

6.
Matters disclosed. Neither the Unilever Parents nor any member of the Unilever Group shall be liable for any Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is Fairly Disclosed by this Agreement, any other Transaction Document, the Disclosure Letter, any document referred to in the Disclosure Letter or any document delivered with the Disclosure Letter or any document Fairly Disclosed in the Data Room, provided, that the only disclosure permitted against the Warranties contained in paragraph 1 and 4 of Part A of Schedule 2 and paragraph 10 of Part B of Schedule 2 shall be set out in the Disclosure Letter.

7.
Matters provided for or taken into account in adjustments. Neither the Unilever Parents nor any member of the Unilever Group shall be liable for any Claim if and to the extent that the fact, matter, event or circumstance giving rise to the Claim is specifically disclosed, allowed or provided for (by way of a provision, allowance, reserve or otherwise) in the last Accounts, the Half Year Accounts, the Completion Stock Amount Statement or the Final Third Party Debt Amount, including where a specific allowance, provision or reserve has been included in calculating liabilities or deducted in calculating assets in the last Accounts, the Half Year Accounts, the Completion Stock Amount Statement or the Final Third Party Debt Amount.

8.
Contingent liabilities. If any Claim is based upon a liability which is contingent only, neither the Unilever Parents nor any member of the Unilever Group shall be liable to make any payment unless and until such contingent liability gives rise to an obligation to make a payment (but the Purchaser has the right under paragraph 1 of this Schedule 3 to give notice of that Claim before such time). So long as such Claim shall have been notified to the Unilever Parents in accordance with paragraph 1, as appropriate, then the proviso set out in paragraph 4 shall operate to govern the time limit within which legal proceedings must be commenced in respect thereof.

9.
No liability for Claims arising from acts or omissions of the Purchaser. Neither the Unilever Parents nor any member of the Unilever Group shall be liable for any Non-Tax Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of:

(a)
any voluntary act, omission, transaction or arrangement carried out after Completion by the Purchaser or a Designated Purchaser (or its respective directors, employees or agents or successors in title) outside the ordinary and usual course of business of a Company as at Completion, except to the extent arising out of the breach of any of the representations, warranties or other agreements of Purchaser pursuant to the Transaction Documents; or

(b)
any voluntary act, omission, transaction or arrangement carried out before Completion by any member of the Unilever Group or any Company at the written direction or request of or with the consent of the Purchaser or any member of the Purchaser's Group; or

(c)
any admission of liability made in breach of Clause 18(b)(ii) of this Schedule 3 of this Agreement after the date hereof by any Purchaser or on its behalf or by persons deriving title from the relevant Purchaser or by a member of the Purchaser's Group on or after Completion.

The Unilever Parents or any other member of the Unilever Group shall not be liable for any Claim which would not have arisen but for any reorganisation or change in ownership of any member of the Purchaser's Group or of any assets of any such member after, but not at, Completion or change in any accounting basis on which any member of the Purchaser's Group values its assets or any accounting basis, method, policy or practice of any member of the Purchaser's Group which is different from that adopted or used in the preparation of the financial information after Completion or the statutory accounts of any of the Companies.

10.
Purchaser's duty to mitigate. The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by the Unilever Parents or any member of the Unilever Group of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Claim, provided that the costs of taking such steps to avoid or mitigate any loss or damage shall be taken into account in determining the quantum of any Claim.

11.	Recovery from Insurers and other Third Parties.

(a)
If, in respect of any matter which would give rise to a Claim, any member of the Purchaser's Group is entitled to claim under any policy of insurance, then no such matter shall be the subject of a Claim other than to notify the Unilever Parents of such Claim unless and until the appropriate member of the Purchaser's Group shall have made a claim in respect of such policies and used all reasonable endeavours to pursue such claim and any such insurance claim shall then reduce by the amount recovered or extinguish any such Claims (in each case net of any out-of-pocket expenses (including any deductible or legal expenses)).

(b)
Where the relevant Purchaser or any member of the Purchaser's Group is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a Claim, the relevant Purchaser shall, and shall procure that the member of the Purchaser's Group concerned shall, take all reasonable steps to enforce such recovery prior to taking action against the Unilever Parents (other than to notify the Unilever Parents of such claim) or any other member of the Unilever Group and, in the event that the relevant Purchaser or any member of the Purchaser's Group shall recover any amount from such other person, the amount of the claim against the Unilever Parents or any other member of the Unilever Group shall be reduced by the amount so recovered provided that the relevant Purchaser shall not be required to commence any legal proceedings where either:

(i)
the relevant member of the Purchaser's Group has validly assigned all of its rights in relation to the relevant claim to the relevant Unilever Parent in a manner which entitles the relevant Unilever Parent to the same benefits in respect of such rights as the relevant member of the Purchaser's Group had; or

(ii)
where sub paragraph (b)(i) does not apply or any Unilever Parent otherwise requests, the relevant Unilever Parent has not notified the relevant party against whom such proceedings are brought that such proceedings are being brought at the instruction of the relevant Unilever Parent.

(c)
If the Unilever Parents or any other member of the Unilever Group or any of them pays at any time to the Purchaser or any member of the Purchaser's Group an amount pursuant to a Claim which has been admitted by the Unilever Parents or proven by a final judgment in a court of competent jurisdiction and the Purchaser or relevant member of the Purchaser's Group subsequently recovers from some other person any sum in respect of any matter giving rise to such Claim, the Purchaser shall, and shall procure that the relevant member of the Purchaser's Group shall, repay to the relevant Unilever Parent the lesser of (i) the amount paid by the Unilever Parents (or the relevant one of them) to the Purchaser or other member of the Purchaser's Group and (ii) the sum (including interest (if any) less any Tax chargeable in respect of the sum recovered or the interest) recovered from such other person, taking account of all costs, charges, expenses and Tax incurred thereon by the Purchaser or any other member of the Purchaser's Group recovering that sum.

12.
No liability for changes in legislation or rates of Tax. Neither the Unilever Parents nor any member of the Unilever Group shall be liable for any Claim if and to the extent it is attributable to or the amount of such Claim is increased as a result of any (i) legislation enacted after Completion or (ii) change in the rate of Taxation in force as at the date of this Agreement.

13.
No double recovery. The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one Claim or other claim under this Agreement or claim under the Tax Covenant, and for this purpose recovery by the Purchaser or any Designated Purchaser shall be deemed to be a recovery by each of them.

14.
Consequential loss. Neither the Purchaser nor any member of the Purchaser's Group shall be entitled to claim for any punitive, special, indirect or consequential loss or loss of profit or for any loss of goodwill or possible business after Completion, whether actual or prospective, it being agreed, however, that any amount paid pursuant to a Third Party Claim shall not be considered a consequential loss.

15.
Purchaser's knowledge. Neither the Unilever Parents nor any member of the Unilever Group shall be liable for any Claim if and to the extent that the Purchaser or any member of the Purchaser's Group is aware at the date of this Agreement (i) of the fact, matter, event or circumstance which is the subject matter of the Claim and (ii) that the fact, matter, event or circumstance could reasonably be expected to amount to a Claim. For the purposes of this paragraph 15, the knowledge of the Purchaser shall be deemed to be the actual knowledge of any of LeeAnn Easterlin, Alec DeGutillen-schmidt, Massimo Poli and Roland Heincke.

16.
Waiver of right of set off. The Purchaser (for itself and as agent for each Designated Purchaser) waives and relinquishes any right of set off or counterclaim, deduction or retention which the Purchaser or any Designated Purchaser might otherwise have in respect of any Claim against or out of any payments which the Purchaser may be obliged to make (or procure to be made) to the Unilever Parents pursuant to this Agreement or any of the Transaction Documents.

17.
Unilever to have opportunity to remedy breaches. If any matter giving rise to a Claim is capable of remedy, the Unilever Parents shall have a period of 45 days from the date on which it received written notice of the relevant Claim from the Purchaser in accordance with paragraph 1 in which to remedy such breach (and the Purchaser shall, upon the request and at the cost of the Unilever Parents, provide all reasonable assistance to the Unilever Parents to remedy any such breach) and, to the extent that it remedies such breach, shall not be liable under such Claim.

18.
Conduct of litigation. If the Purchaser or any Designated Purchaser receives written notice of any claim or potential claim by a third party (a Third Party Claim), which might reasonably result in a Non-Tax Claim being made, the Purchaser shall promptly (and in any event within 20 Business Days of it or a Designated Purchaser receiving such notice) give notice of the Third Party Claim to the Unilever Parents and ensure that the Unilever Parents and its representatives are given all reasonable information and access to facilities to investigate it, provided that any failure by the Purchaser to give such notice to the Unilever Parents under this paragraph 18 shall not prevent any Claim by the Purchaser or extinguish any liability of the Unilever Parents under this Agreement but may be taken into account in calculating any such liability of the Unilever Parents to the extent that the Unilever Parents establish that such liability is increased by such failure.

Furthermore, if:

(a)
the Unilever Parents have confirmed to the Purchaser in writing that the subject matter of the Third Party Claim shall give rise to a Claim (without prejudice to the restrictions and limitations set out in Schedule 3), the Purchaser shall:

(i)
not (and procure that each member of the Purchaser's Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Unilever Parents such approval not to be unreasonably withheld or delayed or conditioned;

(ii)
(subject to the Purchaser (on behalf of the relevant Designated Purchaser) being indemnified by the Unilever Parents (on behalf of themselves and/or the relevant Business Seller) against all reasonable out of pocket costs and expenses incurred in respect of that Third Party Claim) ensure that it and each member of the Purchaser's Group shall:

(A)	take such action as the Unilever Parents may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(B)
allow the Unilever Parents (if it elects to do so) to take over the conduct of all proceedings and/or negotiations as the Unilever Parents may reasonably deem appropriate in connection with the Third Party Claim; and

(C)
provide such information and assistance as the Unilever Parents may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim.

(b)	the Unilever Parents have notified the Purchaser in writing that the subject matter of the Third Party Claim, in their view, does not give rise to a Claim, the following shall apply:

(i)
the Unilever Parents shall not (and shall procure that each member of the Unilever Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

(ii)
the Purchaser shall not (and shall procure that each member of the Purchaser's Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Unilever Parents, such approval not to be unreasonably withheld or delayed;

(iii)
(subject to each party bearing their own costs) both the Unilever Parents (with respect to themselves and the other members of the Unilever Group) and the Purchaser (with respect to itself and the other members of the Purchaser's Group) shall:

(A)	take such action as may be reasonably necessary and as requested by the other to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(B)	shall jointly and in consultation with each other conduct the proceedings and/or negotiations as may reasonably be deemed appropriate in connection with the Third Party Claim; and

(C)
provide such information and assistance to each other as the other may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim;

(c)
the Purchaser has notified the Unilever Parents in writing that the Purchaser shall not, and therefore irrevocably waives any right to, institute a Claim in relation to the subject matter of the relevant Third Party Claim, Parties agree that paragraphs 19(a) and 19(b) of Schedule 3 shall not apply.

19.
Determination of consideration. For the avoidance of doubt, it is understood and agreed that neither the Unilever Parents nor any Business Seller nor the Share Sellers shall be liable for the accuracy of the valuations of assets and liabilities in Schedule 6.

20.	Tax.

(a)
The provisions of this Schedule shall not operate to limit the liability of the Unilever Parents and each other member of the Unilever Group under the Tax Covenant, except in so far as any provision in this Schedule is expressed to be applicable to the Tax Covenant (in which case it should).

(b)	The provisions of the Tax Covenant shall operate to limit the liability of the Unilever Parents and each other member of the Unilever Group in respect of any claim made under the Tax Covenant.

(c)
The provisions of the Tax Covenant shall operate to limit the liability of the Unilever Parents and each other member of the Unilever Group in respect of any Tax Claim as if such liability had been treated as a Tax Liability (as defined therein). In particular, and without prejudice to the foregoing, the Unilever Parents and each other member of the Unilever Group shall not be liable in respect of any Tax Claim if such liability would have been excluded under the provisions of clause 2 of the Tax Covenant had such liability been treated as a Tax Liability (as defined therein) for the purposes of the Tax Covenant. Notwithstanding anything in this sub-clause (c) to the contrary, the provisions of clause 2.1(D) (voluntary acts of Purchaser) of the Tax Deed shall not apply to exclude any liability for breach of the representations contained in paragraph 1.4(A) or paragraph 1.4(B) of Part E of Schedule 2 to the Agreement.

Schedule 4
(Completion Stock Amount Statement)

Part A

Preparation of the Completion Stock Amount Statement

1.	The Completion Stock Amount Statement shall be prepared in accordance with this Schedule 4 and shall be produced in the format set out in Part B.

2.	Subject to paragraphs 3 to 5 (inclusive), the Completion Stock Amount Statement shall:

(i)	be based on the books and records of the relevant Business Sellers and of each Company;

(ii)	consist of a statement in the format set out in Part B as at the Completion Time;

(iii)	subject to sub-paragraphs 2(ii), be prepared on the basis and in accordance with the Unilever Accounting Policy Manual; and

(iv)	subject to sub-paragraphs 2(ii) and 2(iii), be prepared in accordance with the International Financial Reporting Standards as adopted for use by the Unilever Group.

3.
The provisions set out in paragraphs 4 and 5 override the provisions of paragraph 2 and, in particular, the provisions of paragraphs 4 and 5 are intended to apply, and it is intended that the Completion Stock Amount Statement should be prepared in accordance with, such paragraphs whether or not this is consistent with the requirements of paragraph 2 and whether or not this is consistent with the way in which the Accounts or any accounts of any member of the Unilever Group or Sara Lee Group have been prepared in the past.

4.	The Completion Stock Amount Statement shall be prepared on the basis that it:

(i)	relates to each Company and the Business as going concerns;

(ii)	should be treated as a year-end full "closure" of the books of the Company; and

(iii)	subject to sub-paragraph 4(ii), excludes any effects of the change of control or ownership of each Company and the Business contemplated by this Agreement or any other effect of this Agreement.

5.	In the Completion Stock Amount Statement no account shall be taken of:

(i)	any fixed assets (including capital work in progress), goodwill or any other intangible asset;

(ii)	provisions of any nature whatsoever other than specific provisions for stock; or

(iii)	events falling after the Completion Time or any new information arising on or after the date of delivery of the Draft Completion Stock Amount Statement.

6.
In the preparation of the Completion Stock Amount Statement, the Completion Stock Amount shall be expressed in the currencies in which said Completion Stock Amount is reported as at the date of this Agreement in the books of the relevant Company or Business Seller. In determining the Completion Stock Amount, the aggregate amounts for each relevant Company or Business Sellers expressed in currencies other than Euros shall be converted into Euros at the Exchange Rate on the Completion Date.

7.
The Unilever Parents shall deliver to the Purchaser, or procure the delivery to the Purchaser of, a draft Completion Stock Amount Statement (the "Draft Completion Stock Amount Statement") as soon as reasonably practicable following Completion, and, in any event, within 30 Business Days from (and including) the Completion Date. The fees, costs and expenses of the Unilever Parent's Accountants shall be paid by the Unilever Parents.

8.
For the purposes of preparing the Draft Completion Stock Amount Statement, following Completion the Purchaser shall ensure that the Unilever Parents and the Unilever Parent's Accountants have access at reasonable times to all relevant books and records and generally shall provide the Unilever Parents with such other information and assistance as the Unilever Parents or the Unilever Parent's Accountants may reasonably request (including the reasonable assistance of financial personnel employed in the Sanex Perimeter referred to above) for the purposes of preparing the Draft Completion Stock Amount Statement. The Purchaser shall procure that management of the Sanex Perimeter shall act in good faith in connection with the preparation of the Completion Stock Amount Statement.

9.
The Purchaser shall have a period of 15 Business Days (the "Review Period") following the date of delivery to it by or on behalf of the Unilever Parents of the Draft Completion Stock Amount Statement to review, in conjunction with the Purchaser's Accountants, the Draft Completion Stock Amount Statement and to present to the Unilever Parents in writing any objections (stating in reasonable detail, including specific amounts, the matters in dispute) it may have to such Draft Completion Stock Amount Statement. The only grounds upon which the Purchaser shall be entitled to object to the Draft Completion Stock Amount Statement are mathematical errors in the computation of the Completion Stock Amount or that it has not been prepared in accordance with this Schedule 4 and no objection shall be raised which would not, if successful, lead to an amendment to the Completion Stock Amount in accordance with paragraph 12. Any such objections must be accompanied by a recalculation of each amount in the Draft Completion Stock Amount Statement based upon such objections and shall be accompanied by reasonable evidence supporting each objection. The fees, costs and expenses of the Purchaser's Accountant shall be paid by the Purchaser.

10.
For the purposes of enabling the Purchaser and the Purchaser's Accountants to present any such written objections as are referred to in paragraph 9, the Unilever Parents shall, following the presentation of the Draft Completion Stock Amount Statement, give the Purchaser and the Purchaser's Accountants reasonable access at reasonable times to all books and records in its possession or control on or prior to the Completion Date relating to the Sanex Perimeter and generally shall provide the Purchaser with such other information (including working papers) as the Purchaser may reasonably request, PROVIDED THAT the Purchaser and the Purchaser's Accountants shall not be entitled to any such access or information which goes beyond that reasonably necessary to determine whether the Draft Completion Stock Amount Statement has been prepared in accordance with the provisions of this Schedule 4.

11.
If no such written objections as are referred to in paragraph 9 are properly presented to the Unilever Parents by the end of the Review Period then the Draft Completion Stock Amount Statement shall, as between the Unilever Parents and the Purchaser, be deemed to have been accepted and approved by the Unilever Parents and the Purchaser and the Draft Completion Stock Amount Statement shall be final and binding on the Unilever Parents and the Purchaser and shall constitute the "Completion Stock Amount Statement", or the relevant part of the Completion Stock Amount Statement, for all purposes of this Agreement.

12.
If any such written objections as are referred to in paragraph 9 are properly presented to the Unilever Parents by the end of the Review Period then the Purchaser and the Unilever Parents shall attempt to resolve the matters in dispute between the Purchaser and the Unilever Parents in good faith negotiations. To facilitate the Unilever Parents' review of any such written request, the Purchaser shall provide the Unilever Parents and the Unilever Parents' Accountants with such information (including working papers) as the Unilever Parents may reasonably require for the purpose of the review. If there are any such matters in dispute between the Unilever Parents and the Purchaser which have not been resolved in good faith negotiations within a period of 10 Business Days following the end of the Review Period, then the specific matters in dispute shall be referred for determination to an Expert who shall be instructed to notify the Purchaser and the Unilever Parents of his determination within 20 Business Days of such referral. If the Unilever Parents and the Purchaser resolve all matters in dispute in relation to the Draft Completion Stock Amount Statement, then the Draft Completion Stock Amount Statement shall, as between the Unilever Parents and the Purchaser, be deemed to have been accepted and approved by the Unilever Parents and the Purchaser and the Draft Completion Stock Amount Statement shall be final and binding on the Unilever Parents and the Purchaser and shall constitute the "Completion Stock Amount Statement" for all purposes of this Agreement.

13.
The Unilever Parents shall, and shall procure that each other member of the Unilever Group shall, and the Purchaser shall, and shall procure that each Company and each member of the Purchaser's Group shall, give the Expert reasonable access at reasonable times to all books and records in their respective possession or control relating to the Sanex Perimeter on or prior to the Completion Date and generally shall provide the Expert with such other information and assistance as the Expert may reasonably require. In making his determination, the Expert shall act as expert and not as arbitrator and shall provide a reasoned opinion for his determination and the Draft Completion Stock Amount Statement as amended by the Expert shall, as between the Unilever Parents and the Purchaser and in the absence of manifest error by the Expert, be deemed to have been accepted and approved by the Unilever Parents and the Purchaser, shall be final and binding on the Unilever Parents and the Purchaser and shall, subject to paragraph 12, constitute the "Completion Stock Amount Statement" for all purposes of this Agreement. In the event of any manifest error in the determination of the Expert, the parties shall as soon as reasonably practicable request the Expert to rectify such manifest error and the previous sentence shall apply mutatis mutandis in respect of the Expert's determination as amended. Notwithstanding the foregoing, any amendment by the Expert of any amount set out in the Completion Stock Amount Statement shall be within the range for such amount indicated by the Draft Completion Stock Amount Statement and any amendment to the Draft Completion Stock Amount Statement made by the Purchaser pursuant to paragraph 12. The fees and costs of the Expert shall be paid as to one-half by the Purchaser and as to one-half by the Unilever Parents unless otherwise directed by the Expert (who shall have the authority to make such direction if he deems it equitable). The Expert may, if he decides it is necessary or desirable to do so in his absolute discretion, refer any interpretational matter which relates to any dispute to a leading counsel approved by the Unilever Parents and the Purchaser and the terms of appointment of the Expert shall allow him to make such reference.

Part B

Format of the Completion Stock Amount Statement

1.	Asset Sale Countries

Date		Completion Time
	Local currency	€'000
Finished products		0

2.	Share Sale Countries

Date		Completion Time
	Local currency	€'000
Finished products		0

3.	Total

Date		Completion Time
	Local currency	€'000
Completion Stock Amounts		0

Schedule 5
(Basic information concerning the French Company)

Sara Lee Household and Body Care France SAS

Registered number:	708 202 718 RCS BOBIGNY

Date of incorporation:	26 May 1970

Address of registered office:	Paris Nord II - Le Rimbaud 22 Avenue des Nations 93420 Villepinte France

Class of company:	Société par Actions Simplifiée (Simplified Stock Company)

Registered share capital	Euro 40,238,644.44

Directors:

Full name	Nationality

Mr. Pascal LECHANOINE	French

Secretary:	None

Accounting reference date:	30 June

Auditors:	Mr. Christophe MAURIN 6, rue Crevaux 75116 Paris France

Schedule 6
(Consideration)

Omitted

Omitted

Schedule 7
(Pensions)

1.	PRINCIPAL TERMS

1.1
In relation to each Employee, the Purchaser shall provide or procure to be provided Retirement Benefits in respect of Past Service which are of the same or greater value to the Retirement Benefits that such Employee would have been entitled to but for Completion in respect of that Employee's Past Service and which shall be at least equal to the Retirement Benefits required to be provided under the provisions governing the Relevant Plan immediately before Completion. For the avoidance of doubt, in calculating (for the purposes of this paragraph 1.1) the Retirement Benefits which are required under the Relevant Plan, it shall be assumed that where the Relevant Plan provides a Defined Benefit which is a Retirement Benefit calculated by reference to pay at retirement, that Retirement Benefit shall continue to be paid by reference to pay at the earlier of (i) each Employee's retirement and (ii) the date on which the Employee ceases to be in pensionable service under the Relevant Plan. Such Retirement Benefit shall be paid at the same time as the time that the Retirement Benefit would have been paid but for Completion. The obligations of the Purchaser under this paragraph 1.1 shall continue to apply notwithstanding the expiry of the Protection Period.

1.2	(A)
In relation to each Employee who, immediately prior to the Completion Date, is accruing Retirement Benefits under a Relevant Plan which are not Defined Benefits, the Purchaser shall provide or procure to be provided, in respect of service during the Protection Period, employer contributions as required under the provisions governing the Relevant Plan and which are on the same or more favourable basis and at the same or more favourable rate as the contributions due and payable in respect of the Relevant Plan for the benefit of that Employee immediately prior to the Completion Date.

(B)
In relation to each Employee who, immediately prior to the Completion Date, is accruing Defined Benefits under a Relevant Plan, the Purchaser shall provide or procure to be provided Retirement Benefits to be paid in respect of service during the Protection Period which are of the same or greater value to the Retirement Benefits that such Employee would have been entitled to but for Completion.

(C)
In any case, the rate of employee contributions in respect of the Purchaser's Plan required during and in respect of the Protection Period under the provisions governing the Purchaser's Plan shall not be higher than the rate of employee contributions due and payable immediately prior to the Completion Date.

1.3
Without prejudice to paragraph 1.1, in relation to each Employee who would, had Completion not taken place, have become entitled to a Retirement Benefit under a Jubilee Plan during the Protection Period, the Purchaser shall provide or procure to be provided, the same Retirement Benefit that such Employee would have been entitled to but for Completion. That Retirement Benefit shall be paid or provided to the relevant Employee at the same time, or earlier, as the time that the Retirement Benefit would have become payable but for Completion.

2.	ADDITIONAL TERMS

2.1	[RESERVED]

2.2
Where Retirement Benefits (whether contractual or otherwise) are provided under a Relevant Plan or Jubilee Plan on the death, disability or involuntary termination of employment during the Protection Period of an Employee or his spouse, child or dependant, Retirement Benefits must be provided on such events which occur during the Protection Period which are not materially less favourable and which are payable in circumstances and under conditions which are not materially less favourable to the beneficiary concerned than those which would have applied had the death, disability or involuntary termination of employment occurred whilst the beneficiary was a beneficiary of the Relevant Plan or Jubilee Plan in question under the provisions of that plan in force immediately prior to the Completion Date.

2.3
The Unilever Parents shall provide or shall cause to be provided to any member of the Purchaser’s Group such information reasonably requested in writing by such member of the Purchaser’s Group to enable the Purchaser to comply with its obligations in this Schedule 7.

2.4
The Unilever Parents shall use reasonable endeavours to procure that those Employees of the Dutch Company who participate in the Stichting Pensioenfonds Sara Lee Nederland at Completion will continue to participate in that Relevant Plan in accordance with the provisions that Relevant Plan immediately before Completion until 31 December 2011.

2.5
Nothing in this Schedule 7 shall constitute a guarantee that the Employees will continue to be employed following Completion and any benefits contribution or accrual provided pursuant to this Schedule 7 immediately shall cease with respect to an Employee upon the termination of such Employee’s employment.

3.	STATUS OF ANNEX I / OVERRIDING PROVISIONS

3.1
Annex I to this Schedule 7 contains a summary of certain information relevant to each Relevant Plan. That summary is a summary only of certain information relevant to each Relevant Plan and does not affect the extent of the Purchaser's obligations under this Schedule 7.

4.	DEFINITIONS

For the purposes of this Schedule 7, the following terms shall have the following meanings:

"Defined Benefit"
means any Retirement Benefit calculated by reference to pensionable salary other than those which are calculated by reference to contributions paid (whether or not with an investment return and whether or not the investment return is guaranteed);

"Jubilee Plan"	means a Plan under which a Retirement Benefit is awarded or payable on the completion of a specified period of service;

"Past Service"	means in relation to the following categories of Relevant Plan, the following respective periods of service of the Employee in question:

• Total Service Transferring - all service prior to the Completion Date, including for the avoidance of doubt all service prior to the Sara Lee Completion Date;

• Unilever ex. Sara Lee Service Transferring - all service on and after the Sara Lee Completion Date and prior to the Completion Date;

•              Service Non-Transferring - all service on and after the Sara Lee Completion Date and prior to the Completion Date provided that for the purpose of paragraph 1.1 the Purchaser's obligation shall be reduced to the extent a benefit remains to be provided by the Relevant Plan;

• Dutch Assumed Liabilities - all service prior to the Completion Date, including for the avoidance of doubt all service prior to the Sara Lee Completion Date; and

• Welfare Plan - no period applies, because, for the avoidance of doubt, all benefits provided by the Relevant Plan are considered to be in respect of ongoing service;

"Plan"	means any scheme, plan, promise or other written arrangement, whether funded or unfunded, and whether established under trust or otherwise;

"Protection Period"	means the period of three years from (and including) the Completion Date;

"Purchaser's Plan"	means a Plan provided by a member of the Purchaser's Group whether or not a Relevant Plan;

"Relevant Plan"
means any Plan providing Retirement Benefits which is listed in Annex I and which is identified as a Relevant Plan or, if the context so requires, the trustees or managers of any such Plan. For the avoidance of doubt, this includes Jubilee Plans; the Relevant Plans are listed in Annex I under the following categories:

"Total Service Transferring": a Plan sponsored by a member of the Unilever Group which provides benefits which relate to service with (i) a member of the Sara Lee Group and (ii) a member of the Unilever Group, and where the liabilities under the Plan do transfer to a Plan sponsored by a member of the Purchaser's Group;

"Unilever ex. Sara Lee Service Transferring": a Plan sponsored by a member of the Unilever Group which provides benefits which relate to service with a member of the Unilever Group but which does not provide any benefits which relate to service with a member of the Sara Lee Group, and where the liabilities under the Plan do transfer to a Plan sponsored by a member of the Purchaser's Group;

"Service Non-Transferring": a Plan sponsored by a member of the Unilever Group which provides benefits that relate to service with a member of the Unilever Group but which does not provide any benefits which relate to service with a member of the Sara Lee Group, and where the liabilities under the Plan do not transfer to a Plan sponsored by a member of the Purchaser's Group;

"Dutch Assumed Liabilities": the liability to provide, in respect of the Employees who are members of any plan or plans which are part of the Stichting Pensioenfonds Sara Lee Nederland immediately before the Completion Date, benefits in respect of service prior to the Completion Date by reference to unconditional wage indexation, to the extent such benefits exceed those payable under such plan or plans; and

"Welfare Plan": a Plan which provides benefits that relate to death or disability;

"Retirement Benefits"	means all or any pension, lump sum, gratuity, payment of costs (including medical, dental or other healthcare costs), award or other like benefit provided or to be provided:

• on or after retirement;

• on death;

• on or after termination of employment;

• on or in connection with disability; or

• on the completion of a specified period of service; and

"Sara Lee Completion Date"	means 6 December 2010.

Schedule 7, ANNEX I

Name of plan	Current sponsoring company	Funded/Unfunded/Insured	Category of Relevant Plan
Belgium
Unilever Belgium Pension Fund “Union” OFP - Reglement van het Vaste Bijdragen plan (DC)	Unilever Belgium N.V.	Funded	Service Non-Transferring
Sara Lee Jubilee Plan (DB)	Unilever Belgium N.V.	Unfunded	Total Service Transferring
Denmark
BlumØller ApS section of Unilever Danmark A/S pension insurance with Nordea Liv & Pension (DC)	BlumØller ApS	Funded	Service Non-Transferring
Sara Lee Jubilee Plan (DB)	BlumØller ApS	Unfunded	Total Service Transferring
Kollektiv ulykkesforsikring (udvidet) (Injury Insurance Plan)	BlumØller ApS	Insured	Welfare Plan
Gruppelivsaftale nr. 98429 Unilever Danmark A/S & a/s blumoller (Life Insurance Plan)	BlumØller ApS	Insured	Welfare Plan
France
French Retirement Indemnities, “Indemnitiés de fin de carrière” (IFC) (DB)	Sara Lee Household and Body Care France SAS	Unfunded	Total Service Transferring
Collective plans, including: (a) IRREP & IRPVRP for Sales employees (VRP) (DC); and (b) ARRCO & AGIRC for all other employees (DC)	Sara Lee Household and Body Care France SAS	Funded	Service Non-Transferring
Sara Lee Jubilee Plan (DB)	Sara Lee Household and Body Care France SAS	Unfunded	Total Service Transferring
Régime de prévoyance décès incapacité invalidité	Sara Lee Household and Body Care France SAS	Insured	Welfare Plan
Germany
Versorgungsordnung Sara Lee Household and Body Care Deutschland GmbH (DB)	Unilever Deutschland GmbH or Unilever Deutschland Supply Chain Services GmbH	Unfunded	Total Service Transferring
Sara Lee Jubilee Plan (DB)	Unilever Deutschland GmbH or Unilever Deutschland Supply Chain Services GmbH	Unfunded	Total Service Transferring
Greece
Unilever SPS (DB)	Sara Lee Hellas M.E.P.E.	Funded	Unilever ex. Sara Lee Service Transferring
Sara Lee Jubilee Plan (DB)	Sara Lee Hellas M.E.P.E.	Unfunded	Total Service Transferring

Name of plan	Current sponsoring company	Funded/Unfunded/Insured	Category of Relevant Plan
Termination Indemnities under Greek Labour Law (Laws 2112/1920 and 3198/1955) (DB)	Sara Lee Hellas M.E.P.E.	Unfunded	Total Service Transferring
Death and Disability	Sara Lee Hellas M.E.P.E.	Insured	Welfare Plan
Hungary
Pension Plan (VMBF) (DC)	Unilever Magyarorszag Kereskedelmi Kft	Funded	Service Non-Transferring
Unilever Jubilee Plan (DB)	Unilever Magyarorszag Kereskedelmi Kft	Unfunded	Unilever ex. Sara Lee Service Transferring
Life Insurance	Unilever Magyarorszag Kereskedelmi Kft	Insured	Welfare Plan
Italy
Italian Termination Indemnities, “Trattamento di Fine Rapporto” (TFR) (past service) (DB)	Sara Lee Household and Body Care Italy S.r.l.	Unfunded	Total Service Transferring
Italian Termination Indemnities, “Trattamento di Fine Rapporto” (TFR) (current service) (DC)	Sara Lee Household and Body Care Italy S.r.l.	Funded	Service Non-Transferring
Previndai Pension Plan (industry wide) (DC)	Sara Lee Household and Body Care Italy S.r.l.	Funded	Service Non-Transferring
3% additional contribution to Previndai for “old” Dirigenti (DC)	Sara Lee Household and Body Care Italy S.r.l.	Funded	Service Non-Transferring
€2,500 Convenzione Fondaria (DC)	Sara Lee Household and Body Care Italy S.r.l.	Funded	Service Non-Transferring
Fonchim Pension Plan (industry wide) (DC)	Sara Lee Household and Body Care Italy S.r.l.	Funded	Service Non-Transferring
Long Term Service Award (Company Policy for Retirement and Death) (DB)	Sara Lee Household and Body Care Italy S.r.l.	Unfunded	Total Service Transferring
Assicurazione infortuni professionali ed extraprofessionali	Sara Lee Household and Body Care Italy S.r.l.	Insured	Welfare Plan
Assicurazione Temporanea Caso Morte (with Cattolica)	Sara Lee Household and Body Care Italy S.r.l.	Insured	Welfare Plan
Assicurazione Temporanea Monoannuale di Gruppo per il Caso di Morte (with Alico)	Sara Lee Household and Body Care Italy S.r.l.	Insured	Welfare Plan
Assicurazione Temporanea Caso Morte e Invalidità Totale e Permanente (for Executives per CLA)	Sara Lee Household and Body Care Italy S.r.l.	Insured	Welfare Plan
The Netherlands
Stichting Pensioenfonds Sara Lee Nederland, including:
(a) Pensioenreglement A for employees born after 1/1/1950 (Pension Plan A > 65 years) (DB); and
(b) Beschikbare premie regeling for salary > €88,098 (2010) (DC)
	Sara Lee Household and Body Care International B.V. or Sara Lee Household and Body Care Nederland B.V.	Funded	Dutch Assumed Liabilities

Name of plan	Current sponsoring company	Funded/Unfunded/Insured	Category of Relevant Plan
Sara Lee Jubilee Plan (DB)	Sara Lee Household and Body Care International B.V. or Sara Lee Household and Body Care Nederland B.V.	Unfunded	Total Service Transferring
Poland
Unilever Pension Plan (DC)	Unilever Poland sp z o.o.	Unfunded	Service Non-Transferring
Death and Disability Plan	Unilever Poland sp z o.o.	Unfunded	Welfare Plan
Spain
Plan de Pensiones de Unilever España, S.A. (DC)	Unilever España, S.A.	Funded	Service Non-Transferring
Programa adicional de Prestaciones y Régimen de aportaciones extraordinarias (DC)	Unilever España, S.A.	Funded	Service Non-Transferring
Sara Lee Jubilee Plan (DB)	Unilever España, S.A.	Unfunded	Total Service Transferring
UK
UUKPF, including: (a) Career Average Plan (DB); and (b) Investing Plan (DC)	Unilever UK Limited	Funded	Service Non-Transferring
Sara Lee Long Service Awards (DB)	Unilever UK Limited	Unfunded	Total Service Transferring

Schedule 8
(Employees)

To the extent that in the Netherlands, France, Belgium or any other jurisdiction there is a legally binding obligation imposed on any member of the Unilever Group which requires it to inform and consult with any recognised works council or other appointed employee representatives in that country before implementing the terms of this Agreement, a failure of which may render this Agreement in its current form void or inoperable, the Unilever Parents and the Purchaser agree that:

(i)	the entering into of this Agreement is without prejudice to any legal requirement to comply with such informing and consulting obligations before implementing the terms of this Agreement;

(ii)	they will cooperate with each other in good faith in order to ensure compliance with such informing and consulting obligations before implementing the terms of this Agreement; and

(iii)
the Unilever Parents have not taken any binding decision concerning the implementation of the terms of this Agreement, such binding decision being subject to the information and consultation obligation.

Schedule 9
(Awareness)

1.	Wout A. de Gier (in respect of all matters)

2.	Robin Wood (in respect of all matters)

3.	Carlos Pastor (in respect of all matters)

4.	Lorcan Woods (in respect of all matters)

5.	Robert Leek (in respect of legal matters)

6.	Joe Sullivan (in respect of intellectual property matters)

7.	Paul Lynch (in respect of employment matters)

8.	Stuart Jarrold (in respect of tax matters)

9.	Louise Henbest (in respect of employment matters)

10.	Noel Mulvihill (in respect of pension matters)

Schedule 10
(VAT)

(A)
The Unilever Parents and the Purchaser shall use all reasonable endeavours to procure that the supply of those Business Assets under this Agreement which would otherwise be chargeable to VAT (but for the sale being treated, for the purposes of applicable VAT Legislation, as a transfer of all or part of the assets of a business as a going concern as hereinafter mentioned) and which the Unilever Parents and the Purchaser consider should qualify as a transfer of all or part of the assets of a business as a going concern for the purposes of applicable VAT Legislation is so treated by the relevant Tax Authority except that the Unilever Parents shall not be required by virtue of this sub Clause to make any appeal to any court against any determination of the relevant Tax Authority that that sale does not fall to be so treated.

(B)	The Purchaser:

(i)
represents that the Designated Purchasers that are to purchase Business Assets under this Agreement (for the purposes of this Schedule, each being a “Designated Business Purchaser”) are, or will as a result of such acquisition of Business Assets under this Agreement become, taxable persons for the purposes of VAT;

(ii)
undertakes to procure that each Designated Business Purchaser is either duly registered for VAT purposes in the relevant jurisdiction or jurisdictions or a member of a group of companies for VAT purposes of which the representative member is duly registered for those purposes in the relevant jurisdiction or jurisdictions, in either case by Completion; and

(iii)
undertakes to inform the Unilever Parents in writing on or prior to Completion which of the Designated Business Purchasers shall (and which shall not) upon and immediately after Completion use the Business Assets it acquires under this Agreement to carry on the same kind of business (whether or not as part of any existing business of the Purchaser or such other person) as that carried on by the relevant Business Seller or Business Sellers in relation to those Business Assets owned by such Business Seller or Business Sellers before Completion.

(C)
The Unilever Parents, and Purchaser, do not intend to procure that the Business Sellers, and the Designated Purchasers, make a joint application to the relevant Tax Authority for any Designated Purchaser to be registered for VAT under the VAT registration number of any Business Seller pursuant to regulation 6(1)(d) of the Value Added Tax Regulations 1995 and the Unilever Parents shall request any other relevant Tax Authority to direct in accordance with applicable VAT Legislation that it shall be entitled to retain the VAT Records associated with such VAT registration number. The Purchaser shall render all reasonable assistance to the Unilever Parents in connection with such a request. Accordingly, the Unilever Parent shall be entitled to and shall retain the VAT Records.

(D)
The Unilever Parents shall for such period as may be required by applicable law preserve the VAT records of the Business that it is entitled to retain pursuant to paragraph (C) and, upon being given reasonable notice by the Purchaser or its agents, the Unilever Parents shall make those records available to the Purchaser or its agents for inspection (during working hours) or copying (at the Purchaser's expense).

(E)
If, notwithstanding the provisions of paragraph (A), the relevant Tax Authority shall determine that VAT is chargeable in respect of the supply of all or any of the Business Assets referred to in paragraph (A) under this Agreement, the Unilever Parents shall notify the Purchaser of that determination within 10 Business Days of its being so advised and the Purchaser shall (on behalf of the relevant Designated Purchaser) pay to the Unilever Parents (to hold on behalf of the relevant Business Seller or Business Sellers) by way of additional consideration a sum equal to the amount of VAT (together with any interest and/or penalties relating thereto) determined by the relevant Tax Authority to be so chargeable on the later of five Business Days after the Unilever Parents' notifying the Purchaser of that determination and the delivery by the Unilever Parents on behalf of the relevant Business Seller or Business Sellers of an appropriate tax invoice for VAT purposes.

(F)
Other than where paragraph (E) of this Schedule applies to such a supply, if anything done under this Agreement is a supply on which VAT is chargeable, the recipient of that supply (the “VAT Payor”) shall pay to the maker of it (the “VAT Payee”) (in addition to any other amounts payable under this Agreement) an amount equal to any VAT so chargeable for which the VAT Payee is liable to account.

(G)	The VAT Payor shall pay that sum referred to in paragraph (F) on the later of:

(a)
the date which is five Business Days before the last day (as notified to the VAT Payor in writing) on which the VAT Payee can account to the relevant Tax Authority for that VAT without incurring any interest or penalties; and

(b)	receipt by the VAT Payor of a valid tax invoice issued by the VAT Payee for VAT purposes in respect of that supply.

(H)	[RESERVED]

(I)
The Unilever Parents will procure that any Company which, prior to Completion, is treated (for the purposes of applicable VAT Legislation) as constituting, together with one or more other persons, a single taxable person in any jurisdiction (a “VAT Group”) will be excluded from that VAT Group with effect from Completion.

(J)
The Purchaser shall procure that each of the Companies shall promptly upon the written request of any Unilever Parent or its agent provide such information (including copies of documents, where relevant) reasonably requested by any Business Seller to enable it to make full replies to any enquiries raised by any relevant Tax Authority in respect of VAT returns made up to Completion.

Schedule 11
(Basis of preparation of the Accounts, the Half Year Accounts and Target Completion Stock Amount)

The Accounts and the Half Year Accounts

The Accounts and the Half Year Accounts were extracted from the Hyperion system (Sara Lee's financial consolidation system which consolidates each relevant country's general ledger systems). This system was also the basis for Sara Lee's audited financial statements for the financial periods ended 3 July 2010, 27 June 2009 and 28 June 2008. Within the Hyperion consolidation reporting system Net Sales and Contribution Margin for the Sanex Perimeter are identified separately. Distribution expenses included in calculating Contribution Margin have been allocated to the Sanex Perimeter in each relevant country's general ledger systems. This allocation has been done based on different key drivers such as volume, weight or sales.

Target Completion Stock Amount

The Target Completion Stock Amount has been calculated as the gross inventory value for the 4 quarters ending 31 December 2010 extracted from each relevant country's general ledger systems less a SLOBS (slow moving and obsoletes) provision. The gross inventory value and the SLOBS provision are analyses performed by each country based on the Sara Lee Accounting Principles. Target Completion Stock Amount, for the avoidance of doubt, does not include any mark-ups to standard cost. Where relevant, the exchange rate used for conversion into Euros is the Sara Lee peg rate for the 2011 financial year.

Schedule 12
(Designated Sellers)

Part A: Shares/Target Companies

1 Jurisdiction	2 Share Seller	3 Shares/Target Companies
France	Body Care France Holdings SAS	100% of the shares of the French Company
Netherlands	Unilever Nederland Holdings BV	100% of the shares of the Dutch Company
Denmark	Unilever Danmark Holding ApS	100% of the shares of the Danish Company

Part B: Business Sellers

1 Jurisdiction	2 Business Seller	3 Business
Belgium	Unilever Belgium N.V.	The part of the Business held by this Business Seller
Greece	Sara Lee Hellas M.E.P.E.	The part of the Business held by this Business Seller
Hungary	Unilever Magyarország Kereskedelmi Kft	The part of the Business held by this Business Seller
Indonesia	PT. Sara Lee Body Care Indonesia Tbk	The part of the Business held by this Business Seller
Italy	Sara Lee Body Care Italy S.r.l.	The part of the Business held by this Business Seller
Kenya	Unilever Kenya Limited	The part of the Business held by this Business Seller
Malaysia	Unilever (Malaysia) Holdings Sdn Bhd	The part of the Business held by this Business Seller
Netherlands	Unilever NV	The part of the Business held by this Business Seller
Netherlands	Unilever Nederland BV	The part of the Business held by this Business Seller
South Africa	Unilever South Africa (Proprietary) Limited	The part of the Business held by this Business Seller
Spain	Unilever HPC Industrial Espana	The part of the Business held by this Business Seller
Spain	Unilever Espana SA	The part of the Business held by this Business Seller
UK	Unilever UK Limited	The part of the Business held by this Business Seller

1 Jurisdiction	2 Business Seller	3 Business
UK	Unilever PLC	The part of the Business held by this Business Seller
Zambia	Unilever South East Africa Zambia Limited	The part of the Business held by this Business Seller

Schedule 13
(Key Personnel)

For the purposes of this Agreement, “Key Personnel” shall comprise the employees listed as "Key Personnel" in Attachment 4.

Schedule 14
(Pre-Sale Reorganisation)

The Unilever Parents shall procure that the Pre-Sale Reorganisation is effectuated at or prior to Completion in accordance with this Schedule 14.

Notwithstanding the steps set out in this Schedule 14, the Purchaser agrees that the Unilever Parents, may, with the prior written consent of the Purchaser, waive some or all of the envisaged steps, take such other steps or implement such alternative structure as reasonably deemed necessary by the Unilever Parents in order to facilitate the sale and purchase of the Companies (including but not limited to other steps or alternative structures that are deemed necessary or desirable by the Unilever Parents). The Purchaser shall not withhold its consent where it is not, and would not reasonably be expected to be, adversely affected by the change. Where the Purchaser has granted such consent, it shall (at the Unilever Parents' cost) if so required or contemplated hereby reasonably cooperate with the Unilever Parents to implement such waiver, other steps or alternative structure.

The Unilever Parents shall keep the Purchaser reasonably informed (including by providing supporting documents) with respect to the Pre-Sale Reorganization.

A.	France

1.	Sale of intellectual property rights owned by the French Company relating to the Retained Business to Unilever N.V.

2.	Payment of a dividend by the French Company to Body Care France Holdings SAS (previously named Kiwi Holdings SAS) on the basis of the French Company's interim accounts.

3.	Sale of the business assets (including goodwill and contracts) owned by the French Company relating to the Retained Business to Unilever Body Care France SAS.

B.	Netherlands

1.	Incorporation of the Dutch Company.

2.
Transfer of assets that relate to the Sanex business in the Netherlands in consideration for a combination of equity funds (shares issued to Unilever Nederland Holding B.V.) and interest bearing debt (borrowed from Unilever Finance International B.V. and/or Unilever Nederland B.V., as the case may be).

3.
Notification to the Central Works Council (“CWC”) of the intended transfer of employees from the relevant members of the Unilever Group to the Dutch Company, and request for advice from the CWC for (a) the transfer of shares to the Purchaser and consequences for personnel and (b) the transfer of employees to the Dutch Company.

4.	Entry into a business lease agreement under which Unilever Nederland B.V. agrees, until Completion, to:

(A)	run the business of the Dutch Company;

(B)	compensate the Dutch Company for the profits made on marketing the products of the Dutch Company; and

(C)	license its trademarks (to the extent it owns trademarks in any other jurisdictions) to the Dutch Company.

5.	Any extraction of profits from the Dutch Company before Completion to be by way of payment of interim dividend.

6.	Transfer of employees from the relevant members of the Unilever Group to the Dutch Company.

C.	Denmark

1.
Establishment of a new company in Denmark (“Danish HoldCo”) by contribution in kind of the shares in Blumoller ApS (“BM ApS”). Unilever Finland Oy (“UL-FI OY”) will receive all of the issued shares in Danish HoldCo.

2.
Demerger of BM ApS whereby the Danish HoldCo receives shares in Unilever Produktion ApS (“ULP ApS”), Unilever Danmark A/S (“UL-DK A/S”) and 100 per cent. of the shares in the Danish Company, and all assets relating to the Sanex business which are held by BM ApS are transferred from BM ApS to the Danish Company.

3.	The shares in the Danish Company may subsequently be sold tax exempt.

4.	The Danish HoldCo may be considered liquidated.

Schedule 15
(Use of the SARA LEE name)

For the purposes of this Schedule 15, the following words shall have the following meanings:

“Other Jurisdiction”	means any jurisdiction other than one which is set out in the table in Schedule 15 of this Agreement;

“Repacking”	means, in respect of a Run-Off Product, the benefit of a third party repacking service;

“Run-Off Product”
means any run-off product or finished good bearing the term “SARA LEE” or “SL” that is manufactured or marketed by a member of the Sara Lee Group or a third party and provided to the Purchaser for sale or disposal; and

“SU”	means a sourcing unit or factory; and

“Third Party”
is a supplier of run-off products or finished goods bearing the term “SARA LEE” or “SL” that are manufactured or marketed by a person other than a member of the Sara Lee Group and provided to the Purchaser for sale or disposal.

1.	The dates referred to in Clause 29.3 and 29.4 of this Agreement are as follows:

(A)
in respect of a Run-off Product that is sold in a jurisdiction set out in the table in paragraph 2 below and that has not received the benefit of Repacking, the highlighted date in that table identified according to both that jurisdiction and the sourcing arrangements (excluding Repacking) that apply to such Run-Off Product (in each case as set out in the table in paragraph 2 below);

(B)
in respect of a Run-off Product that is sold in a jurisdiction set out in the table in paragraph 2 below and that has received the benefit of Repacking, the highlighted date in that table identified according to both that jurisdiction and the relevant Repacking sourcing arrangement (in each case as set out in the table in paragraph 2 below); and

(C)	in respect of a Run-off Product that is sold in any of the Other Jurisdictions, the 5th December 2011.

2.	Table of dates

Country	Sourcing	6 Dec 2011	28 Feb 2012	30 March 2012	30 April 2012	30 May 2012
UK/IR	SU Slough
SU Santiga
3rd Party
Repacking
FR	SU Slough
SU Santiga
3rd Party
Repacking
SP/PT	SU Slough
SU Santiga
3rd Party
Repacking
BNLX	SU Slough
SU Santiga
3rd Party
Repacking
IT	3rd Party
GR	SU Slough
SU Santiga
DK	SU Slough
SU Santiga
SU Odense
3rd Party
Repacking
HU	SU Santiga
3rd Party
Repacking
IND	SU Jakarta
MY	SU Jakarta
3rd Party
SA	SU Jakarta
3rd Party

Signed by as duly authorised attorney for and on behalf of	) ) )
UNILEVER N.V.	)	/s/ Lorcan Woods

Signed by as duly authorised attorney for and on behalf of	) ) )
UNILEVER PLC	)	/s/ Lorcan Woods

Signed by as duly authorised attorney for and on behalf of	) ) )
COLGATE-PALMOLIVE EUROPE	)	/s/ Alexandre de Guillenchmidt
SÀRL

Signed by as duly authorised attorney for and on behalf of	) ) )
COLGATE-PALMOLIVE COMPANY	)	/s/ Dennis J. Hickey